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Exhibit 2.01

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent professional adviser duly authorised under the Financial Services and Markets Act 2000 if you are resident in the UK or, if not, from another appropriately authorised independent financial adviser in your own jurisdiction.

If you sell or have sold or otherwise transferred all of your Superscape Shares, please forward this document and reply-paid envelope, but not the personalised Form of Acceptance, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into or from any jurisdiction in which such act would constitute (or cause the Offer to constitute) a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred only part of your holding of Superscape Shares, you should retain these documents and consult the stockbroker, bank or other agent through which the sale or transfer was effected.

The distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by the laws of those jurisdictions and therefore any person into whose possession this document and/or the accompanying Form of Acceptance comes should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Recommended Cash Offer

by

Glu Mobile Inc.

for

Superscape Group plc

Your attention is drawn to the letter of recommendation from the Non-Executive Chairman of Superscape, set out on pages 5 to 9 of this document, which explains why the Superscape Directors are unanimously recommending acceptance of the Offer.

To accept the Offer, if you hold your Superscape Shares in certificated form (that is, not in CREST), the Form of Acceptance should be completed, signed and returned by post or (during usual business hours only) by hand to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK in accordance with the instructions printed on it as soon as possible and, in any event, so as to be received by Capita Registrars no later than 3.00 p.m. (London time) on 15 February 2008. The procedure for acceptance of the Offer is set out on pages 15 to 17 of this document and in the Form of Acceptance.

If you hold your Superscape Shares in uncertificated form (that is, in CREST), to accept the Offer you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, no later than 3.00 p.m. (London time) on 15 February 2008. If you hold your Superscape Shares as a CREST sponsored member, you should refer to your CREST sponsor, as only your CREST sponsor will be able to send the TTE instruction to CREST.

This document should be read in conjunction with the Form of Acceptance.

Lazard is acting exclusively for Glu and no one else in connection with the Offer and the matters referred to in this document. Lazard will not be responsible to any person other than Glu for providing the protections afforded to customers of Lazard, or for providing advice in relation to the Offer or any other matters referred to in this document.

Close Brothers, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Superscape and no one else in connection with the Offer and the matters referred to in this document. Close Brothers will not be responsible to any person other than Superscape for providing the protections afforded to customers of Close Brothers, or for providing advice in relation to the Offer or any other matters referred to in this document.

The Offer will be subject to the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange and the Code and the applicable requirements of the United States federal and state securities laws.

IMPORTANT NOTICE

This document and the accompanying documents have been prepared in connection with an offer to and for the purpose of complying with English law, the Code and the Listing Rules and information disclosed in this document may not be the same as that which would have been prepared in accordance with laws of jurisdictions outside England. Nothing in this document or the accompanying documents should be relied upon for any other purpose.

The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Glu or Superscape except where otherwise stated.

No person should construe the contents of this document as legal, financial or tax advice but should consult their own advisors in connection with the matters contained herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the plans, objectives and expected performance of Superscape and Glu. Such statements relate to events and depend on circumstances that will occur in the future and are subject to risks, uncertainties and assumptions. There are a number of factors which could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements including, among others, the risk that the Offer is not consummated in a timely manner (if at all); the risk that the anticipated benefits of the combination of the Glu and Superscape businesses will not materialise; the enactment of legislation or regulation that may impose costs or restrict activities; the renegotiation of contracts or licences; risks regarding the loss of key wireless carrier customers or subscribers; risks relating to the integration of the businesses of Glu and Superscape including that such integration efforts may result in unforeseen operating difficulties and expenditures; risks related to the diversion of management's attention from ongoing business operations as a result of the Offer process; risks relating to employee retention; fluctuations in demand and pricing in the mobile industry; fluctuations in exchange controls; changes in government policy and taxations; industrial disputes; war and terrorism. This list is not exhaustive of the factors that may affect the forward-looking information. These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking information. Although this document has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ materially from those anticipated, estimated or intended and therefore there can be no assurance that forward-looking statements will prove accurate. Forward-looking statements contained in this document in respect of Superscape and/or Glu are made as of the date of this document based on the opinions and estimates of management. Subject to requirements to update under any applicable regulation or law, Superscape and/or Glu disclaim any obligation to update any forward-looking statements, whether as a result of new information, estimates or opinions, future events, results or otherwise. Information on some risks and uncertainties are described in the "Risk Factors" section of Glu's Form 10-Q for the quarter ended 30 September 2007, filed with the United States Securities and Exchange Commission on 14 November 2007. Copies of the Form 10-Q are available from Glu's web page at www.glu.com.

US SHAREHOLDERS

This Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign company that are different from those of the United States. Financial statements which may be included in the document, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since some or all of Glu's officers and directors may be residents of a foreign country.

You should be aware that Glu and its officers, directors and "affiliates" as defined under Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (Affiliates), Lazard and its Affiliates, any advisor to Glu and its officers, directors or Affiliates or to Lazard or its Affiliates (including those whose compensation is dependent on the completion of the Offer) and any person acting, directly or indirectly, in concert with any of the aforementioned persons, in connection with any purchase or arrangement to purchase any Superscape securities or any related securities, may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Any such purchases will be reported in the United Kingdom via a Regulatory Information Service.

US SHAREHOLDERS AND OTHER PERSONS SUBJECT TO TAXATION IN THE UNITED STATES ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL OR OTHER INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE OFFER.

ADDITIONAL INFORMATION ABOUT THE OFFER AND WHERE TO FIND IT

Glu has filed a Form 8-K with the United States Securities and Exchange Commission (the "SEC") containing this document and other relevant materials related to the proposed acquisition of Superscape by Glu. The Form 8-K and any other documents filed by Glu with the SEC may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by Glu with the SEC by contacting Nicole Kennedy, Glu's Senior Director of Global Public Relations at +1 (650) 532-2488. Superscape Shareholders are urged to read this document and the other relevant materials before making any voting or investment decision with respect to the Offer because they contain important information about Glu, Superscape and the Offer.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Code, if any person is or becomes "interested" (directly or indirectly) in one per cent. or more of any class of "relevant securities" of Superscape, all "dealings" in any "relevant securities" of Superscape (including by means of an option in respect of or a derivative referenced to any such "relevant securities") must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes or is declared unconditional as to acceptances, lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an "interest" in "relevant securities" of Superscape, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Under the provisions of Rule 8.1 of the Code, all "dealings" in "relevant securities" of Superscape by Glu or Superscape or by any of their respective "associates" must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed and the number of such securities in issue can be found on the Panel's website at www.thetakeoverpanel.org.uk.

"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities or by virtue of any option in respect of or derivative referenced to securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel's website. If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8 of the Code, you should consult the Panel.

PART I

LETTER FROM THE NON-EXECUTIVE CHAIRMAN OF SUPERSCAPE GROUP PLC

(Incorporated in England and Wales under the Companies Act 1985 with registered number 02869780)

Directors of Superscape Group plc:	Registered office:
Laurence A Quinn (known as Larry A Quinn) (Non-Executive Chairman)	12 Plumtree Court
Kevin J Roberts (Chief Executive Officer)	London
Dave Goodman (Chief Financial Officer & Company Secretary)	EC4A 4HT
Michael Inglis (Non-Executive Director)	UK
David G Lee (Non-Executive Director)
Peter Magowan (Non-Executive Director)
Tom Frangione (Non-Executive Director)

25 January 2008

To: Superscape Shareholders and, for information only, to Superscape Option Holders

Dear Superscape Shareholder,

RECOMMENDED CASH OFFER FOR SUPERSCAPE BY GLU

1.     Introduction

On 23 January 2008, the Boards of Glu and Superscape announced that they had reached agreement on the terms of a recommended cash offer to be made by Glu for the entire issued share capital of Superscape at a price of 10 pence per Superscape Share.

The purpose of this letter is to set out the background to the Offer and the reasons why the Superscape Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable and unanimously recommend that you accept the Offer as they have irrevocably undertaken to do (or to procure to be done) in respect of their entire beneficial shareholdings comprising, in aggregate 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape. In providing advice to the Superscape Directors, Close Brothers has taken into account the commercial assessments of the Superscape Directors.

2.     The terms of the Offer

The Offer, which is being made on the terms and the conditions set out in Appendix I to this document and in the Form of Acceptance, is for the entire issued share capital of Superscape on the following basis:

      for each Superscape Share 10 pence in cash

The Offer values the existing issued share capital of Superscape at approximately £18.3 million and represents a premium of approximately:

•
29.0 per cent. to the Closing Price of 7.75 pence per Superscape Share on 22 January 2008, being the last Business Day prior to the date of the Announcement;

•
51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period; and

•
73.7 per cent. to the average Closing Price of 5.76 pence per Superscape Share for the one month ended 28 November 2007, being the last Business Day prior to the commencement of the Offer Period.

The Superscape Shares to be acquired pursuant to the Offer will be acquired fully paid and free from all liens, equities, charges, mortgages, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights attaching thereto on or after the date of the Announcement, including voting rights and, without limitation, the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement.

3.     Background to and reasons for recommending the Offer

Superscape was formed in 1993 and was admitted to the Official List in 1994. Since then, Superscape's focus has been to build on its core strengths of technical expertise, creativity and innovation in the 3D technology and tools arena. Over the past decade, this marketplace has evolved rapidly and a growing opportunity in mobile gaming has developed. In response to this opportunity, Superscape has adapted its business model. In recent years, Superscape's strategy has de-emphasised its technology and tools business and focused instead on building and publishing a portfolio of successful mobile gaming titles and increasing the proportion of titles which are based on Superscape's own intellectual property.

In recent months, the Superscape Directors have been mindful that Superscape's share price performance has been impaired, in their view, by a number of factors, including the company's relatively small scale and resultant illiquidity. Consequently, the Superscape Board has had cause to weigh both the costs and benefits of maintaining an independent London listing, with the potential (but uncertain) future growth in equity value for investors, against the certainty of the immediate and significant premium for Superscape being offered by a potential offeror such as Glu.

Accordingly, following an approach by Glu, the Superscape Directors have held detailed discussions regarding the terms of a potential acquisition of Superscape by Glu. The Superscape Directors believe that the strategic rationale for a combination with Glu is attractive. The Offer represents a significant premium of 51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007 (being the last Business Day prior to the commencement of the Offer Period) and the Superscape Directors believe that the Offer is in the best interests of Superscape Shareholders.

4.     Current trading

The following extracts have been taken from Superscape's trading update which was released on 18 January 2008:

"Ahead of Superscape's financial year end of 31 January 2008, the Board of Superscape is pleased to announce that trading to date in the fourth quarter has been in line with the Board's expectations.

Superscape has been notified by one of its handset manufacturer customers that the volume of handset sales embedding Superscape licensed games reported by the manufacturer to Superscape may require adjustment. To the extent that this does require adjustment, it will have an effect on the revenues and gross margins for the third quarter. Superscape is taking steps to clarify the situation."

5.     Irrevocable undertakings

Glu has received irrevocable undertakings to accept, or procure the acceptance of, the Offer from the Superscape Directors in respect of their entire beneficial shareholdings amounting to, in aggregate, 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape.

Glu has also received irrevocable undertakings to accept, or procure the acceptance of, the Offer from certain other Superscape Shareholders in respect of, in aggregate, 42,386,054 Superscape Shares, representing approximately 23.15 per cent. of the entire issued share capital of Superscape. Furthermore, Glu has received a letter of intent to accept the Offer in respect of 17,470,478 Superscape Shares, representing approximately 9.54 per cent. of the entire issued share capital of Superscape.

Accordingly, Glu has received irrevocable undertakings and a letter of intent to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 62,186,230 Superscape Shares, representing approximately 33.96 per cent. of the entire issued share capital of Superscape.

Further details of the irrevocable undertakings and the letter of intent are set out in paragraph 6 of Appendix IV to this document.

6.     Intentions regarding Superscape and employees of Superscape

Glu attaches great importance to the skills and experience of the current management team and employees of Superscape and is optimistic that they will make a valuable contribution to the future of the combined business.

Accordingly, Glu intends to continue to maintain Superscape's strong market position in the United States and its position as one of the leading white label publishers. In order to ensure a successful combination, Glu will assess all aspects of the combined business, including the benefits of maintaining or modifying the location of certain business functions and/or whether it is beneficial to re-allocate certain fixed assets. Glu has, however, given assurances to the Superscape Directors that, upon the Offer becoming or being declared unconditional in all respects, the existing employment rights of Superscape Group management, including Kevin J Roberts (Chief Executive Officer) and Dave Goodman (Chief Financial Officer) and employees will continue to be safeguarded and pension obligations complied with.

The non-executive Superscape Directors have agreed to resign from the Superscape Board following the Offer becoming or being declared unconditional in all respects and will be paid in full in respect of their notice periods.

7.     Superscape Share Option Schemes

The Offer extends to any Superscape Shares unconditionally allotted or issued and fully paid whilst the Offer remains open for acceptance (or by such earlier time and/or date as Glu may, subject to the Code, determine) including any such shares allotted or issued and fully paid as a result of the exercise of options under the Superscape Share Option Schemes.

Glu will make appropriate proposals in due course to Superscape Option Holders.

8.     Mutual break fees

In consideration of Glu committing time and personnel to due diligence in connection with the Offer and as an inducement to Glu to make the Offer, Superscape has agreed to pay to Glu a break fee of £179,997.50 (inclusive of any VAT unless recoverable), on the first to occur of any of the following events:

(a)
after the date of the Announcement all or a majority of Superscape's Directors withdraw or modify their recommendation of the Offer in a manner adverse to Glu and thereafter the Offer is not made or is made but lapses or is withdrawn in accordance with its terms; or

(b)
after the date of the Announcement but before the Offer lapses or is withdrawn in accordance with its terms: (i) a Competing Offer is recommended by the Superscape Directors or (ii) a definitive agreement is executed with a third party (other than Glu or any of its Associates or any person acting in concert with Glu) which is consummated and results in the sale of all or substantially all of the assets of Superscape and as a result the Offer is not made or is made but lapses or is withdrawn in accordance with its terms.

The break fee will not be payable if, prior to the occurrence of any of the trigger events set out above, either Glu is no longer willing or able to proceed with the Offer or the reverse break fee (detailed below) is payable.

For the purpose of this paragraph 8, Competing Offer means a takeover offer pursuant to section 974 of the Companies Act 2006 by or on behalf of a third party (other than Glu or any of its Associates or any person acting in concert with Glu) or a scheme of arrangement pursuant to section 425 of the Companies Act 1985 between Superscape and all or some of its members where the effect of such scheme is to vest the entire issued share capital of Superscape in a third party (other than Glu or any of its Associates or any person acting in concert with Glu).

Glu has also agreed to pay Superscape a reverse break fee of a sum equal to one per cent. of the Offer value if, following the making of the Announcement, the Offer lapses or is withdrawn as a result of a failure to satisfy any of the conditions of the Offer which are substantially in the control of Glu or the shareholders of Glu.

Nothing in the break fee letter shall oblige Superscape to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

Pursuant to Rule 21.2 of the Code, Close Brothers and Superscape have confirmed to the Panel that they consider the terms of the break fee to be in the best interests of Superscape Shareholders.

9.     Compulsory acquisition, delisting and cancellation of trading

Your attention is drawn to paragraph 12 of Part II of this document in relation to Glu's intentions regarding the compulsory acquisition of Superscape Shares, the cancellation of listing of Superscape Shares on the Official List and the cancellation of admission to trading of Superscape Shares on the London Stock Exchange's market for listed securities and the re-registration of Superscape as a private limited company under the relevant provisions of the Companies Act 2006.

10.   United Kingdom taxation

Your attention is drawn to paragraph 13 of Part II of this document. If you are in any doubt about your own tax position or the action you should take, you should consult an appropriately qualified independent financial adviser immediately.

11.   Overseas shareholders

Your attention is drawn to paragraphs 14 and 15 of Part II of this document. If you are in any doubt about your own position or the action you should take, you should consult an appropriately independent financial adviser.

12.   Further information

Your attention is drawn to the conditions and further terms of the Offer set out in Appendices I to V to this document and in the Form of Acceptance and to the other information set out in the Appendices which form part of this document.

13.   Action to be taken

The procedure for acceptance of the Offer is set out in paragraph 15 of Part II of this document, the Appendices to this document and, if you hold your Superscape Shares in certificated form, the accompanying Form of Acceptance.

In order to accept the Offer, Superscape Shareholders who hold their Superscape Shares in certificated form (that is, not in CREST) should complete the personalised Form of Acceptance which should be returned, signed and witnessed, by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK together with the relevant share certificate(s) and/or other document(s) of title as soon as possible and, in any event, so as to arrive no later than 3.00 p.m. (London time) on 15 February 2008. A pre-paid envelope for use in the UK is enclosed for your convenience.

If you hold your Superscape Shares in uncertificated form (that is, in CREST), to accept the Offer you should follow the procedure for Electronic Acceptance through CREST set out in paragraph 15(d) of Part II of this document, so that the TTE instruction settles as soon as possible and, in any event, no later than 3.00 p.m. (London time) on 15 February 2008. If you hold your Superscape Shares as a CREST sponsored member, you should refer to your CREST sponsor, as only your CREST sponsor will be able to send the TTE instruction to CREST.

If you are in any doubt as to the procedure for acceptance of the Offer, please contact Capita Registrars by telephone on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399). Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider's network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. You are reminded that, if you are a CREST sponsored member in respect of your Superscape Shares, you should contact your CREST sponsor before taking any action.

14.   Recommendation

The Superscape Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable. In providing advice to the Superscape Directors, Close Brothers has taken into account the commercial assessments of the Superscape Directors.

Accordingly, the Superscape Directors unanimously recommend that Superscape Shareholders accept the Offer, as they have irrevocably undertaken to do (or to procure to be done) in respect of their entire beneficial shareholdings comprising, in aggregate, 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of Superscape's existing issued share capital.

Yours faithfully

Larry A Quinn
 Non-Executive Chairman
Superscape Group plc

PART II

LETTER FROM THE PRESIDENT AND CEO OF GLU MOBILE INC.

Directors of Glu Mobile Inc.	Registered office:
L Gregory Ballard (President, Chief Executive Officer and Director)	1800 Gateway Drive
Daniel L Skaff (Director)	Second Floor
Ann Mather (Director)	San Mateo
William J Miller (Director)	California, 94404
Richard A Moran (Director)	USA
Hany M Nada (Director)
A Brooke Seawell (Director)
Sharon L Wienbar (Director)

25 January 2008

To: Superscape Shareholders and, for information only, to Superscape Option Holders

Dear Superscape Shareholder,

RECOMMENDED CASH OFFER FOR SUPERSCAPE

1.     Introduction

On 23 January 2008 the Boards of Glu and Superscape announced that they had reached agreement on the terms of a recommended cash offer to be made by Glu for the entire issued share capital of Superscape.

Your attention is drawn to the letter from Larry A Quinn, the Non-Executive Chairman of Superscape, set out in Part I of this document, which sets out the reasons why the Superscape Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and unanimously recommend that Superscape Shareholders accept the Offer as they have irrevocably undertaken to do (or to procure to be done) in respect of their own beneficial shareholdings comprising, in aggregate 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape. In providing advice to the Superscape Directors, Close Brothers has taken into account the commercial assessments of the Superscape Directors.

2.     The terms of the Offer

The Offer, which is being made on the terms and the conditions set out in Appendix I of this document and in the Form of Acceptance, is for the entire issued share capital of Superscape on the following basis:

for each Superscape Share	10 pence in cash

The Offer values the entire issued share capital of Superscape at approximately £18.3 million. The Offer represents a premium of approximately:

•
29.0 per cent. to the Closing Price of 7.75 pence per Superscape Share on 22 January 2008, being the last Business Day prior to the date of the Announcement;

•
51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period; and

•
73.7 per cent. to the average Closing Price of 5.76 pence per Superscape Share for the one month ended 28 November 2007, being the last Business Day prior to the commencement of the Offer Period.

The Superscape Shares to be acquired pursuant to the Offer will be acquired fully-paid and free from all liens, equities, charges, mortgages, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights attaching thereto on or after the date of the Announcement, including voting rights and, without limitation, the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement.

The conditions and further terms of the Offer are set out in Appendix I to this document and in the enclosed Form of Acceptance.

3.     Irrevocable undertakings

Glu has received irrevocable undertakings to accept, or procure the acceptance of, the Offer from the Superscape Directors in respect of their entire beneficial shareholdings amounting to, in aggregate, 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape.

Glu has also received irrevocable undertakings to accept, or procure the acceptance of, the Offer from certain other Superscape Shareholders in respect of, in aggregate, 42,386,054 Superscape Shares, representing approximately 23.15 per cent. of the entire issued share capital of Superscape. Furthermore, Glu has received a letter of intent to accept the Offer in respect of 17,470,478 Superscape Shares, representing approximately 9.54 per cent. of the entire issued share capital of Superscape.

Accordingly, Glu has received irrevocable undertakings and a letter of intent to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 62,186,230 Superscape Shares, representing approximately 33.96 per cent. of the entire issued share capital of Superscape.

Further details of the irrevocable undertakings and the letter of intent are set out in paragraph 6 of Appendix IV to this document.

4.     Information on Glu

Glu is a company incorporated under the laws of the State of Nevada, USA. Glu is a leading global publisher of mobile games. Glu has developed and published a portfolio of more than 100 casual and traditional games to appeal to a broad cross-section of over one billion subscribers served by over 150 wireless carriers and other distributors. Glu creates games and related applications based on third-party licensed brands and other intellectual property, as well as on its own original brands and intellectual property. Glu's games based on licensed intellectual property include Deer Hunter, Diner Dash, Monopoly, Sonic the Hedgehog, Transformers, World Series of Poker and Zuma. Glu's games based on original intellectual property include Alpha Wing, Ancient Empires, Blackjack Hustler, Brain Genius, My Hangman, Stranded and Super K.O. Boxing.

For the nine months ended 30 September 2007, Glu reported revenue of US$48.7 million (for the nine months ended 30 September 2006: US$31.9 million) and loss before taxation of US$1.6 million (for the nine months ended 30 September 2006: a loss before taxation of US$9.6 million). As at 30 September 2007, Glu had total assets of US$152.3 million.

The Glu Shares are listed on The Nasdaq Stock Market. Based on the closing price of Glu Shares on The Nasdaq Stock Market on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period, Glu's market capitalisation was approximately US$149.2 million.

5.     Financing of the Offer

The consideration payable under the Offer will be financed from Glu's existing cash resources.

Lazard, which is acting as financial adviser to Glu, is satisfied that Glu has the necessary financial resources available to satisfy full acceptance of the Offer. Full acceptance of the Offer, based on 183,098,860 Superscape Shares in issue at the date of this document would involve a maximum cash payment of approximately £18.3 million.

6.     Background to and reasons for the Offer

Glu believes the acquisition of Superscape will provide Glu with a number of benefits, including adding meaningful scale to its existing business in the United States, demonstrated leadership in 3D games and technology, and a talented and enthusiastic team with experience in mobile games.

7.     Information on Superscape

Superscape was founded in 1993 and has since become a leading publisher of 3D games for use on mobile phones. The company combines highly creative teams of game developers with in-depth technical knowledge of game creation and a dedicated R&D team specialising in 3D graphics tools and technology.

These characteristics have led to Superscape being selected to deliver 3D games to market for a number of network operators, including Verizon, Alltel, AT&T, T-Mobile and Sprint.

Superscape is now ranked among the top 5 North American mobile games publishers according to the Nielsen Mobile Research Report for Q3 2007. It has risen to this position in the rankings just 5 months after entering the top 10 in April 2007.

Superscape develops games based on its own original ideas as well as on brands and other intellectual property it licenses from third parties such as 20th Century Fox, Universal Studios, Sony Pictures Mobile and Global Wireless Entertainment. Games developed based on Superscape's own original ideas include Gum Blox, Capone Casino, Sudoku, Paintball Challenge and Classic Mini Golf. Games developed based on licensed brands or other intellectual property include Alien versus Predator, Fox Motocross, AMF Extreme Bowling, Dodgeball, Fight Club, Harlem Globetrotters and Independence Day.

Superscape has implemented several innovative programs to drive revenue and profitability. These programs include a white label partnership with Verizon Wireless, a mobile gaming community initiative with Alltel and, as a result of Superscape's heritage and expertise with 3D tools and technology, long-standing collaboration with many of the leading handset manufacturers such as Motorola and Nokia.

Superscape has approximately 135 employees and has its headquarters in San Clemente, California, USA as well as offices in Fleet, Hampshire, UK, and Moscow, Russia. Its shares started trading on the Official List of the London Stock Exchange on 27 April 1994.

For the year ended 31 January 2007, Superscape had revenues of £8.3 million (2006: £4.0 million) and operating loss before exceptional items of £3.6 million (2006: £9.8 million loss). As at 31 July 2007, the total assets of Superscape were US$22.9 million (2006: US$30.8 million), net assets were US$18.4 million (2006: US$22.1 million) and net cash was US$10.7 million (2006: US$16.0 million).

8.     Intentions regarding Superscape and employees of Superscape

Glu attaches great importance to the skills and experience of the current management team and employees of Superscape and is optimistic that they will make a valuable contribution to the future of the combined business.

Accordingly, Glu intends to continue to maintain Superscape's strong market position in the United States and its position as one of the leading white label publishers. In order to ensure a successful combination, Glu will assess all aspects of the combined business, including the benefits of maintaining or modifying the location of certain business functions and/or whether it is beneficial to re-allocate certain fixed assets. Glu has, however, given assurances to the Superscape Directors that, upon the Offer becoming or being declared unconditional in all respects, the existing employment rights of Superscape Group management, including Kevin J Roberts (Chief Executive Officer) and Dave Goodman (Chief Financial Officer) and employees will continue to be safeguarded and pension obligations complied with.

The non-executive Superscape Directors have agreed to resign from the Superscape Board following the Offer becoming or being declared unconditional in all respects and will be paid in full in respect of their notice periods.

9.     Superscape Share Option Schemes

The Offer extends to any Superscape Shares unconditionally allotted or issued and fully paid whilst the Offer remains open for acceptance (or by such earlier time and/or date as Glu may, subject to the Code, determine) including any such shares allotted or issued and fully paid as a result of the exercise of options under the Superscape Share Option Schemes.

Glu will make appropriate proposals in due course to Superscape Option Holders.

10.   Interests in Superscape Shares

As at 24 January 2008, being the last Business Day prior to the date of this document and save for the irrevocable undertakings and letter of intent referred to in paragraph 6 of Appendix IV of this document, neither Glu nor, so far as Glu is aware, any person deemed to be acting in concert (as defined in the Code) with Glu owned, controlled or held any Superscape Shares or any securities convertible or exchangeable into, or rights to subscribe for or purchase, or held any options to purchase any Superscape Shares or had entered into any derivative referenced to Superscape Shares which remained outstanding. In the interests of confidentiality prior to the publication of this document, Glu has not yet made any enquiries in this respect of certain parties who may be presumed for the purposes of the Code to be acting in concert with Glu in relation to the Offer.

11.   Mutual break fee

In consideration of Glu committing time and personnel to due diligence in connection with the Offer and as an inducement to Glu to make the Offer, Superscape has agreed to pay to Glu a break fee of £179,997.50 (inclusive of any VAT unless recoverable), on the first to occur of any of the following events:

(a)
after the date of the Announcement all or a majority of Superscape's Directors withdraw or modify their recommendation of the Offer in a manner adverse to Glu and thereafter the Offer is not made or is made but lapses or is withdrawn in accordance with its terms; or

(b)
after the date of the Announcement but before the Offer lapses or is withdrawn in accordance with its terms: (i) a Competing Offer is recommended by the Superscape Directors or (ii) a definitive agreement is executed with a third party (other than Glu or any of its Associates or any person acting in concert with Glu) which is consummated and results in the sale of all or substantially all of the assets of Superscape and as a result the Offer is not made or is made but lapses or is withdrawn in accordance with its terms.

The break fee will not be payable if prior to the occurrence of any of the trigger events set out above, either Glu is no longer willing or able to proceed with the Offer or the reverse break fee (detailed below) is payable.

For the purpose of this paragraph 11, Competing Offer means a takeover offer pursuant to section 974 of the Companies Act 2006 by or on behalf of a third party (other than Glu or any of its Associates or any person acting in concert with Glu) or a scheme of arrangement pursuant to section 425 of the Companies Act 1985 between Superscape and all or some of its members where the effect of such scheme is to vest the entire issued share capital of Superscape in a third party (other than Glu or any of its Associates or any person acting in concert with Glu).

Glu has also agreed to pay Superscape a reverse break fee of a sum equal to one per cent. of the offer value if, following the date of this document the Offer lapses or is withdrawn as a result of a failure to satisfy any of the conditions of the Offer which are substantially in the control of Glu or the shareholders of Glu.

Nothing in the break fee letter shall oblige Superscape to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

Pursuant to Rule 21.2 of the Code, Close Brothers and Superscape have confirmed to the Panel that they consider the terms of the break fee to be in the best interests of Superscape Shareholders.

12.   Compulsory acquisition, delisting and cancellation of trading

Upon the Offer becoming or being declared unconditional in all respects, Glu intends to apply the provisions of sections 979 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily all remaining Superscape Shares on the same terms as the Offer.

It is Glu's intention that, following the Offer becoming or being declared unconditional in all respects, Glu will procure that Superscape applies to the UK Listing Authority for the cancellation of listing of Superscape Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Superscape Shares on its market for listed securities. Such cancellation of listing and admission to trading will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects.

The cancellation of listing and admission to trading of Superscape Shares would significantly reduce the liquidity and marketability of any Superscape Shares not assented to the Offer and their value may be affected as a consequence.

It is also proposed that, following the Offer becoming or being declared unconditional in all respects, Glu will seek to procure the re-registration of Superscape as a private limited company under the relevant provisions of the Companies Act 2006.

13.   United Kingdom taxation

The following paragraphs, which are intended as a general guide only, are based on current legislation and HMRC practice at the date of this document and summarise certain limited aspects of the United Kingdom taxation treatment of acceptance of the Offer. They relate only to the position of Superscape Shareholders who are resident or ordinarily resident in the United Kingdom for tax purposes, who hold their Superscape Shares as an investment and who are absolute beneficial owners of their Superscape Shares. The statements may not apply to certain classes of Superscape Shareholders, such as market makers, brokers, dealers in securities, intermediaries, persons connected with depositary arrangements or clearance services, persons regarded as having obtained their Superscape Shares by reason of their employment, or Superscape Option Holders. This section is not intended to be, and should not be construed to be, legal or taxation advice to any particular Superscape Shareholder. Any Superscape Shareholders who are in doubt as to their tax position or who are subject to taxation in any jurisdiction other than the United Kingdom should consult their own independent financial advisers immediately.

(a)
United Kingdom taxation of chargeable gains

Liability to United Kingdom taxation on chargeable gains will depend on the individual circumstances of Superscape Shareholders.

To the extent that a Superscape Shareholder accepts the Offer in respect of that Superscape Shareholder's Superscape Shares, in the event that the Offer becomes or is declared wholly unconditional, the subsequent sale of those shares for cash consideration will be treated as a disposal or part disposal of those shares for the purposes of United Kingdom taxation on chargeable gains. Such a disposal could, depending on the base cost of the relevant Superscape Shares, give rise to a chargeable gain or an allowable loss. To the extent that a chargeable gain is realised, a liability to tax may arise depending on the Superscape Shareholder's individual circumstances (including the availability of exemptions, reliefs and allowable losses). To the extent that an allowable loss is realised, it may be possible to offset that loss against other chargeable gains accruing to the Superscape Shareholder in the current year of assessment or in future years of assessment.

A Superscape Shareholder who is an individual, who has, on or after 17 March 1998, ceased to be resident or ordinarily resident in the United Kingdom for tax purposes for a period of less than five complete tax years and who disposes of his or her Superscape Shares during that period may be liable on his or her return to the United Kingdom to United Kingdom tax on any chargeable gain realised (subject to any available exemption or relief). This rule also applies to individuals who have not ceased to be resident or ordinarily resident in the UK but who, on or after 16 March 2005, have become non-UK resident pursuant to the application of a double taxation treaty.

Shareholders should note that in the Pre-Budget Report on 9 October 2007, proposed changes to the capital gains tax (CGT) rules were announced. If enacted, these changes will affect non-corporate Superscape Shareholders who dispose of Superscape Shares after 5 April 2008. Under the proposals, for disposals made after that date, the current rates of CGT will be replaced by a single flat-rate (18% for tax year 2008-09) and certain reliefs, including taper relief, will cease to be available. Any Superscape Shareholder who is in any doubt about his tax position as a result of these changes should consult an appropriate independent professional adviser immediately.

(b)
Stamp duty and stamp duty reserve tax (SDRT)

No stamp duty or SDRT will generally be payable by Superscape Shareholders as a result of accepting the Offer.

(c)
Share options

Superscape Shareholders such as Superscape Option Holders who have acquired or who acquire their Superscape Shares by exercising options or through awards granted under the Superscape Share Option Schemes are reminded that special tax provisions may apply to them, including provisions imposing a charge to income tax and employees' national insurance contributions.

14.   Overseas shareholders

The attention of all Superscape Shareholders who are citizens, nationals or residents of jurisdictions outside the United Kingdom or the United States and any persons (including, without limitation, any custodians, nominees or trustees) who would, or otherwise intend to, forward this document or the Form of Acceptance outside the United Kingdom or the United States is drawn to paragraph 5 of Part B of Appendix I, as well as to the relevant provisions of the Form of Acceptance.

The availability of the Offer to Superscape Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of those jurisdictions. If you are in any doubt about your position or the action you should take, you should consult an appropriate financial adviser.

15.   Procedure for acceptance of the Offer

Different procedures for acceptance apply depending upon whether Superscape Shares are held in certificated or uncertificated form.

To accept the Offer, for certificated shareholders (not in CREST) complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. This section should be read together with the notes and instructions on the Form of Acceptance and the provisions of Part C of Appendix I to this document.

If you hold your Superscape Shares in uncertificated form, (that is, in CREST), read the notes and instructions and the provisions of Part D of Appendix I to this document or contact your CREST sponsor.

(a)
Completion of the Form of Acceptance

If you hold Superscape Shares in certificated form (that is to say, not in CREST), you should complete a Form of Acceptance for each holding and different designations. Additional Forms of Acceptance can be obtained by contacting Capita Registrars at the address set out in paragraph (b) below or by telephoning them on 0871 664 0321 or, if calling from outside the UK, on +44 20 8639 3399. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider's network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

To accept the Offer, you must complete Box 1 on the Form of Acceptance. In all cases you must sign Box 3 on the Form of Acceptance in the presence of a witness, who must also sign in accordance with the instructions printed on the Form of Acceptance.

If you do not insert a number in Box 1 or you insert a number greater than your total holding, your acceptance will be deemed to be in respect of all certificated Superscape Shares held by you.

(b)
Returning the Form of Acceptance

To accept the Offer, the completed Form of Acceptance should be returned, signed and witnessed, by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK together with the relevant share certificate(s) and/or other documents(s) of title as soon as possible, but in any event so as to arrive no later than 3.00 p.m. (London time) on 15 February 2008.

A pre-paid envelope (for use in the UK only) is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Glu. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.

(c)
Documents of title

If your Superscape Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form of Acceptance, as stated above, so as to be received by Capita Registrars by no later than 3.00 p.m. (London time) on 15 February 2008. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you have available at that time together with a letter stating that the remaining document(s) will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title.

No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should, as soon as possible, contact Superscape's registrars, Capita Registrars, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post to Capita Registrars at the address set out in paragraph (b) above.

(d)
Procedure for acceptance of the Offer for Superscape Shares in uncertificated form (that is, in CREST)

If your Superscape Shares are in uncertificated form, you should take (or procure the taking of) the action set out below to transfer the Superscape Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying Capita Registrars (in its capacity as a CREST participant under its participant ID referred to below) as the Escrow Agent as soon as possible and, in any event, so that the transfer to escrow settles no later than 3.00 p.m. (London time) on 15 February 2008.

If you are a CREST sponsored member, you must refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Superscape Shares are held. In addition, only your CREST sponsor will be able to send the required TTE instruction to Euroclear in relation to your Superscape Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to Euroclear which must be properly authenticated in accordance with Euroclear's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

•
the number of Superscape Shares to be transferred to an escrow balance;

•
your member account ID;

•
your participant ID;

•
the member account ID of the Escrow Agent. This is GLUSUP01;

•
the participant ID of the Escrow Agent. This is RA10;

•
the Corporate Action ISIN number for the offer. This is GB0008636127;

•
the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) on 15 February 2008;

•
the Corporate Action Number for the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporation action details in CREST;

•
the contact name and telephone number inserted in the shared note field; and

•
the standard TTE instruction of priority 80.

After settlement of the TTE instruction, you will not be able to access the Superscape Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Superscape Shares concerned to itself in accordance with paragraphs (d) and (e) of Part C of Appendix I to this document.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined above.

You should note that Euroclear does not make available procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Superscape Shares to settle prior to 3.00 p.m. (London time) on 15 February 2008. In this regard, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Glu will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason in any respect that is, in the view of Glu, material to Superscape Shareholders.

(e)
Deposits of Superscape Shares into, and withdrawals of Superscape Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Superscape Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Superscape Shares or otherwise). Holders of Superscape Shares who are proposing so to convert any such Superscape Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Superscape Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time) on 15 February 2008.

(f)
Validity of acceptance

A form of acceptance which is received in respect of Superscape Shares held in uncertificated form will not constitute a valid acceptance and will be disregarded. Holders of Superscape Shares in uncertificated form who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before that date.

If you are in any doubt as to the procedure for acceptance, please contact Capita Registrars by telephone on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399). Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider's network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. You are reminded that, if you are a CREST sponsored member in respect of your Superscape Shares, you should contact your CREST sponsor before taking any action.

16.   Settlement

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Superscape Shareholder is entitled under the Offer (except as provided in paragraphs 5 and 6 of Part B of Appendix I to this document in the case of certain overseas shareholders and save to the extent that the Panel permits any extension of such period), will be effected: (a) in the case of acceptances of the Offer received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or (b) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)
Superscape Shares in certificated form (that is, not in CREST)

Where an acceptance relates to Superscape Shares in certificated form, settlement for any cash due will be despatched by first class post (or by such other method as may be approved by the Panel) to accepting Superscape Shareholders or their appointed agents (but not in or into Canada, Australia, Japan or any other jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction). All such cash payments will be made in Pounds Sterling by cheque drawn on a branch of a UK clearing bank.

In the case of joint holders of Superscape Shares, relevant cheques will be despatched to the joint holder whose name appears first in the register of members.

(b)
Superscape Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Superscape Shares in uncertificated form, the cash consideration to which the accepting Superscape Shareholder is entitled will, except in limited circumstances, be paid in Pounds Sterling by means of CREST by Glu procuring the creation of an assured payment obligation in favour of the accepting Superscape Shareholder's payment bank in respect of the cash consideration due, in accordance with CREST assured payment arrangements.

Glu reserves the right to settle all or any part of the consideration, for all or any accepting Superscape Shareholder(s), in the manner referred to in paragraph (a) above, if for any reason it wishes to do so.

(c)
General

If the Offer does not become or is not declared unconditional in all respects (a) in the case of Superscape Shares held in certificated form, share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address (outside Canada, Australia, Japan or any other jurisdiction in which it would be unlawful to make the Offer) is set out in Box 1, Box 2 or, if different, Box 5 of the Form of Acceptance or, if none is set out, to the first named or sole holder at his or her registered address; and (b) in the case of Superscape Shares held in uncertificated form, Capita Registrars will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer has lapsed, as the Panel may approve), give TFE instructions to Euroclear to transfer all relevant Superscape Shares held in escrow balance and in relation to which Capita Registrars is the Escrow Agent for the purpose of the Offer to the original available balances of the Superscape Shareholders concerned.

All documents and remittances delivered or sent by, to or from Superscape Shareholders or their appointed agents will be delivered or sent at their own risk and may be sent by post.

17.   Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Code, if any person is or becomes "interested" (directly or indirectly) in one per cent. or more of any class of "relevant securities" of Superscape, all "dealings" in any "relevant securities" of Superscape (including by means of an option in respect of or a derivative referenced to any such "relevant securities") must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes or is declared unconditional as to acceptances, lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an "interest" in "relevant securities" of Superscape, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Under the provisions of Rule 8.1 of the Code, all "dealings" in "relevant securities" of Superscape by Glu or Superscape or by any of their respective "associates" must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed and the number of such securities in issue can be found on the Panel's website at www.thetakeoverpanel.org.uk.

"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities or by virtue of any option in respect of or derivative referenced to securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel's website. If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8 of the Code, you should consult the Panel.

18.   Further information

Your attention is drawn to the conditions and further terms of the Offer set out in Appendices I to V of this document and in the Form of Acceptance and to the other information set out in the Appendices which form part of this document.

19.   Action to be taken

The procedure for acceptance of the Offer is set out in paragraph 15 above, in the Appendices to this document and, if you hold your Superscape Shares in certificated form, the accompanying Form of Acceptance.

In order to accept the Offer, Superscape Shareholders who hold their Superscape Shares in certificated form (that is, not in CREST) should complete the personalised Form of Acceptance which should be returned, signed and witnessed, by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK together with the relevant share certificate(s) and/or other document(s) of title as soon as possible and, in any event, so as to arrive no later than 3.00 p.m. (London time) on 15 February 2008. A pre-paid envelope for use in the UK is enclosed for your convenience.

If you hold your Superscape Shares in uncertificated form (that is, in CREST), to accept the Offer you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, no later than 3.00 p.m. (London time) on 15 February 2008. If you hold your Superscape Shares as a CREST sponsored member, you should refer to your CREST sponsor, as only your CREST sponsor will be able to send the TTE instruction to CREST.

If you are in any doubt as to the procedure for acceptance of the Offer, please contact Capita Registrars by telephone on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399). Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider's network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. You are reminded that, if you are a CREST sponsored member in respect of your Superscape Shares, you should contact your CREST sponsor before taking any action.

Yours faithfully

L Gregory Ballard
 President and Chief Executive Officer

Glu Mobile Inc.

APPENDIX I

CONDITIONS TO AND FURTHER TERMS OF THE OFFER

PART A: CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a)
valid acceptances being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time) on the first closing date of the Offer (the First Closing Date) or such later time(s) and/or date(s) as Glu may, with the consent of the Panel or in accordance with the Code, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as Glu may, subject to the Code, decide) of the Superscape Shares to which the Offer relates, provided that this condition will not be satisfied unless Glu shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Superscape Shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Superscape, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Superscape Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

(i)
Superscape Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue;

(ii)
the expression Superscape Shares to which the Offer relates shall be construed in accordance with sections 974 to 991 of the Companies Act 2006; and

(iii)
valid acceptances shall be treated as having been received in respect of any Superscape Shares which Glu shall, pursuant to section 979(8) of the Companies Act 2006, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer;

(b)
no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in the UK, the USA, Japan or Russia, save for any competition, anti-trust or such similar body, (each a Relevant Authority) having decided to take, instituted or threatened (by notice in writing) any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same) or enacted, made or proposed (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, order or decision that would or is reasonably likely to:

(i)
make the Offer or the acquisition or the proposed acquisition of any shares in, or control of, Superscape by Glu void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect thereto, or require material amendment thereof, or otherwise challenge or materially interfere with, the Offer or the acquisition of any shares in, or control of, Superscape by Glu;

(ii)
require, prevent or materially delay the divestiture (or adversely alter the terms of any proposed divestiture) by the Wider Glu Group or the Wider Superscape Group of all or any material part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective material assets or properties;

(iii)
impose any material limitation on, or result in any material delay in, the ability of any member of the Wider Glu Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in or to exercise management control over any member of the Wider Superscape Group or on the ability of any member of the Wider Glu Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over any other member of the Wider Superscape Group;

(iv)
require any member of the Wider Glu Group or of the Wider Superscape Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Superscape Group or any member of the Wider Glu Group;

  (v)
  impose any material limitation on the ability of any member of the Wider Glu Group or the Wider Superscape Group to integrate or co-ordinate its business, or any material part of it, with the businesses or any material part of the businesses of any other member of the Wider Glu Group and/or the Wider Superscape Group; or

  (vi)
  otherwise materially and adversely affect the business, assets, financial or trading position or profits or long-term prospects (where such long-term prospects do not relate to a change in general economic conditions and which could not reasonably have been foreseen on the date of the Announcement) of any member of the Wider Glu Group or of the Wider Superscape Group,

  and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(c)
all necessary notifications and filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares in, or control of, Superscape by Glu and all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (authorisations) which are reasonably deemed necessary in the UK, the USA, Japan or Russia for or in respect of the Offer and the proposed acquisition of any shares in, or control of, Superscape by Glu being obtained on terms and in a form reasonably satisfactory to Glu from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider Glu Group or the Wider Superscape Group has entered into contractual arrangements that are material in the context of the Wider Superscape Group taken as a whole and such authorisations together with all necessary material authorisations for any member of the Wider Superscape Group to carry on its business remaining in full force and effect at the time at which the Offer becomes unconditional in all respects and no intimation of any intention to revoke, suspend, materially restrict or materially modify any of the same or not to renew any of the same having been made and all necessary statutory or regulatory obligations in the UK, the USA, Japan or Russia having been complied with in all material respects;

(d)
except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of the Announcement, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider Superscape Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Offer or the acquisition or proposed acquisition by Glu of any shares in, or change in the control or management of, Superscape or otherwise, would or might reasonably be expected to result in (in any case to an extent which is materially adverse in the context of the Wider Superscape Group taken as a whole):

(i)
any monies borrowed by or any other indebtedness (actual or contingent) of any such member of the Wider Superscape Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any such member of the Wider Superscape Group or any such security interest (whenever arising or having arisen) becoming enforceable;

(iii)
any assets or interest of any such member of the Wider Superscape Group being or falling to be disposed of or charged other than in the ordinary course of business, or any right arising under which any such asset or interest could be required to be disposed of or charged other than in the ordinary course;

(iv)
any material interest or business of any such member of the Wider Superscape Group in or with any other person, firm or company (or any agreements or arrangements relating to such material interest or business) being terminated or adversely modified or affected;

(v)
any such member of the Wider Superscape Group ceasing to be able to carry on any material part of its business under any name under which it presently does so;

(vi)
the financial or trading position of any member of the Wider Superscape Group being materially prejudiced or materially adversely affected; or

  (vii)
  the creation of any liability (actual or contingent) by any such member other than in the ordinary course of business,

  and no event having occurred which, under any provision of any agreement, arrangement, licence or other instrument to which any member of the Wider Superscape Group is a party or by or to which any such member or any of its assets may be bound or be subject, would result in any events or circumstances as are referred to in subparagraphs (i) to (vii) of this paragraph (d) in any case where such result would be material in the context of the Wider Superscape Group taken as a whole;

(e)
except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of the Announcement, no member of the Wider Superscape Group having since 31 January 2007:

(i)
issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Superscape and wholly-owned subsidiaries of Superscape or upon the exercise of rights to subscribe for Superscape Shares pursuant to options granted under the Superscape Share Option Schemes before the date of the Announcement) or redeemed, purchased or reduced any part of its share capital;

(ii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Superscape;

(iii)
save as between Superscape and any subsidiary of Superscape, implemented or authorised any merger or demerger or acquired or disposed of or transferred, mortgaged or charged, or created any other security interest value over, any asset or any right, title or interest in any asset (including shares and investments) (other than in the ordinary course of business) which, in each case, is material in the context of the Wider Superscape Group taken as a whole;

(iv)
implemented or authorised any reconstruction, amalgamation, scheme or other transaction or arrangement (otherwise than in the ordinary course of business) which in each case is material in the context of the Wider Superscape Group taken as a whole;

(v)
save as between Superscape and any subsidiary of Superscape, made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability which in each case is material in the context of the Wider Superscape Group taken as a whole;

(vi)
entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Wider Superscape Group taken as a whole;

(vii)
entered into any contract, commitment or arrangement which is reasonably likely to be materially restrictive on the business of any member of the Wider Superscape Group;

(viii)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(ix)
taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues;

(x)
waived, compromised or settled any claim otherwise than in the ordinary course of business or in a manner or on terms that are material in the context of the Wider Superscape Group taken as a whole;

  (xi)
  save in respect of normal annual salary increases in an amount not to exceed 10 per cent. in the ordinary course of business, entered into or varied in any material respect the terms of any service agreement or arrangement with any director or senior executive of Superscape;

  (xii)
  entered into any trust deeds constituting pension schemes established for its directors and/or employees and/or their dependants; or

  (xiii)
  entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition in any case which is material in the context of the Wider Superscape Group taken as a whole;

(f)
since 31 January 2007, except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of the Announcement:

(i)
no adverse change having occurred in the business, assets, financial or trading position or profits or long-term prospects (where such long-term prospects do not relate to a change in general economic conditions and which could not reasonably have been foreseen on the date of the Announcement) of any member of the Wider Superscape Group, which is material in the context of the Wider Superscape Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Superscape Group or to which any member of the Wider Superscape Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Wider Superscape Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Superscape Group to an extent that is material in the context of the Wider Superscape Group taken as a whole; and

(iii)
no contingent or other liability having arisen which would or might reasonably be expected to adversely affect any member of the Wider Superscape Group in a way which is material in the context of the Wider Superscape Group taken as a whole;

(g)
Glu not having discovered that, except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of the Announcement:

(i)
any financial, business or other information publicly disclosed at any time by any member of the Wider Superscape Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which in any case is materially adverse to the financial or trading position of the Wider Superscape Group taken as a whole;

(ii)
any member of the Wider Superscape Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Superscape for the year ended 31 January 2007 or in the interim report for the six months to 31 July 2007 and which is material in the context of the Wider Superscape Group taken as a whole;

(iii)
any past or present member of the Wider Superscape Group has failed to comply in all material respects with any applicable legislation or regulations of the UK, the USA, Japan or Russia or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has otherwise been any such storage, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Superscape Group and which is material in the context of the Wider Superscape Group taken as a whole; or

  (iv)
  there is or is reasonably likely to be any obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Superscape Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction and which is material in the context of the Wider Superscape Group taken as a whole.

Subject to the requirements of the Panel, Glu reserves the right at its absolute discretion to waive, in whole or in part, all or any of the above conditions, except condition (a).

The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by Glu in its reasonable opinion to have been or remain satisfied by midnight on the day which is 21 days after the later of the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances (or such later date as Glu may, with the consent of the Panel or in accordance with the Code, decide). Glu shall be under no obligation to waive or treat as satisfied any of conditions (b) to (g) inclusive by a date earlier than the date specified above for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Glu is required by the Panel to make an offer for any Superscape Shares under Rule 9 of the Code, Glu may make such alterations to the above conditions as are necessary to comply with that Rule.

The Offer will lapse (unless the Panel otherwise consents) if, before the First Closing Date or the date when the Offer becomes or is declared unconditional as to acceptances (whichever is the later), the Offer, or any aspect of it, is referred to the Competition Commission.

If the Offer lapses, the Offer will cease to be capable of further acceptance and those Superscape Shareholders who have, as at the time of such lapse, accepted the Offer shall then cease to be bound by their acceptances of the Offer submitted at or before the time when the Offer lapses.

The Offer will be governed by the applicable requirements of the United States federal and state securities laws, English law, the rules and regulations of the Financial Services Authority, the Panel and the Code and be subject to the jurisdiction of the English Courts.

The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the jurisdiction in which such persons are resident. Persons who are not resident in the United Kingdom or the United States should inform themselves about, and observe, all applicable requirements.

PART B: FURTHER TERMS OF THE OFFER

Except where the context requires otherwise, any reference in Parts B and C of this Appendix I and in the Form of Acceptance:

(a)
to the Offer becoming unconditional will include the Offer becoming or being declared unconditional;

(b)
to the Offer being or becoming or being declared unconditional will be construed as the Offer being or becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled;

(c)
to the acceptance condition means the condition as to acceptances of the Offer set out in paragraph (a) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances will be construed accordingly; and

(d)
to the Offer Document will mean this document and any other document containing the Offer.

The following further terms apply, unless the context requires otherwise, to the Offer.

1.     Acceptance Period

(a)
The Offer will initially be open for acceptance until 3.00 p.m. (London time) on 15 February 2008. Glu reserves the right (but will not be obliged, other than as required by the Panel) at any time and from time to time to extend the Offer after such time.

(b)
Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel) following the date written notice of the revision is despatched to Superscape Shareholders. Except with the consent of the Panel, no revision of the Offer may be made after 11 March 2008 or, if later, the date 14 calendar days before the last date on which the Offer can become unconditional.

(c)
The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after midnight (London time) on 25 March 2008 (or any other time and/or date beyond which Glu has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement), nor of being kept open for acceptances after that time and/or date unless the Offer has previously become unconditional, provided that Glu reserves the right, with the permission of the Panel, to extend the Offer to any later time(s) and/or date(s). Except with the consent of the Panel, Glu may not, for the purposes of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Superscape Shares made after 3.00 p.m. (London time) on 25 March 2008 (or any other time(s) and/or date(s) beyond which Glu has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as Glu, with the permission of the Panel, may determine.

(d)
If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 calendar days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 calendar days notice in writing will be given prior to the closing of the Offer by or on behalf of Glu to those Superscape Shareholders who have not accepted the Offer.

(e)
If a competitive situation arises after Glu has made a "no extension" statement and/or a "no increase" statement (as referred to in the Code) in connection with the Offer, Glu may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and be free to revise and/or extend the Offer provided it complies with the requirements of the Code and in particular that:

(i)
it announces the withdrawal as soon as possible and in any event within four Business Days of the firm announcement of the competing offer;

(ii)
it notifies Superscape Shareholders to that effect in writing at the earliest opportunity or, in the case of Superscape Shareholders with registered addresses outside the United Kingdom or the United States or whom Glu knows to be nominees, custodians or trustees holding Superscape Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and

  (iii)
  any Superscape Shareholder who accepted the Offer after the date of the "no extension" or "no increase" statement is given a right of withdrawal in accordance with paragraph 3(c) below.

  Glu may choose not to be bound by a "no increase" or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer (either as to the value or form of the consideration or otherwise) which is recommended for acceptance by the board of directors of Superscape, or in other circumstances permitted by the Panel.

(f)
For the purposes of determining whether the acceptance condition has been satisfied, Glu will not be bound (unless otherwise required by the Panel) to take into account any Superscape Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of subscription or conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue, subscription or conversion has been received from Superscape or its agents before that time by Glu or Capita Registrars on behalf of Glu at the address specified in paragraph 3(a) of this Part B. Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient.

2.     Announcements

(a)
Without prejudice to paragraph 3(a) below, by 8.00 a.m. (London time) on the Business Day (the relevant day) following the day on which the Offer is due to expire, or becomes unconditional, or is revised or is extended, as the case may be, (or such later time or date as the Panel may agree), Glu will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Superscape Shares and rights over Superscape Shares (as nearly as practicable):

(i)
for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert (for the purposes of the Code and in relation to the Offer) with Glu);

(ii)
acquired or agreed to be acquired by or on behalf of Glu or any person acting or deemed to be in concert with Glu during the Offer Period; and

(iii)
held by or on behalf of Glu or any person deemed to be acting in concert with Glu prior to the Offer Period,

  and will specify the percentage of Superscape's share capital represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than 8.00 a.m. (London time) in the UK on, the relevant day (or such later time and/or date as the Panel may agree). The announcement will also state the next expiry date unless the Offer is unconditional, in which case it may instead state that the Offer will remain open until further notice. In computing the number of Superscape Shares represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraph 7(e) below, acceptances and purchases not in all respects in order or subject to verification.

(b)
In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Glu include the release of an announcement by public relations consultants or by Lazard on behalf of Glu to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service will be notified simultaneously to a Regulatory Information Service (unless the Panel otherwise agrees).

(c)
Without limiting the manner in which Glu may choose to make any public statement and subject to Glu's obligations under applicable law, Glu will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

3.     Rights of withdrawal

(a)
If Glu, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time) on the relevant day (or such later time and/or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2(a) above, an accepting certificated Superscape Shareholder may (unless the Panel otherwise agrees) immediately after that time withdraw his acceptance of the Offer by written notice signed by the accepting Superscape Shareholder (or his agent duly appointed in writing and evidence of whose appointment, in a form reasonably satisfactory to Glu, is produced with the notice) given by post or by hand (by hand during normal business hours only) to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK on behalf of Glu. Subject to paragraph 1(c) above, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Glu confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1(d) above will run from the date of that confirmation and compliance.

(b)
If by 3.00 p.m. (London time) on 7 March 2008 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Superscape Shareholder may withdraw his acceptance at any time thereafter in the manner referred to in paragraph 3(a) above, before the earlier of:

(i)
the time that the Offer becomes unconditional; and

(ii)
the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(c) above.

(c)
If a "no extension" and/or "no increase" statement is withdrawn in accordance with paragraph 1(e) above, any acceptance made by a Superscape Shareholder after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(a) above for a period of eight calendar days following the date on which the notice of the withdrawal of such statement is posted to Superscape Shareholders.

(d)
Except as provided by this paragraph 3 acceptances of the Offer will be irrevocable.

(e)
In this paragraph 3, written notice (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Superscape Shareholder or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Glu is produced with the notice). Telex, e-mail, facsimile or other electronic transmissions or copies will not be sufficient.

(f)
In the case of Superscape Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraphs 3(a), (b) or (c) above, an accepting Superscape Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•
the number of Shares to be withdrawn, together with their ISIN number, which is GB0008636127;

•
the member account ID of the accepting shareholder, together with his participant ID;

•
the member account ID of the Escrow Agent included in the relevant Electronic Acceptance, which is GLUSUP01, together with the Escrow Agent's participant ID, which is RA10;

•
the CREST transaction ID of the Electronic Acceptance to be withdrawn to be inserted at the beginning of the shared note field;

•
the intended settlement date for the withdrawal;

•
the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

•
input with standard delivery instruction priority of 80.

  Any such withdrawal will be conditional upon Capita Registrars verifying that the withdrawal request is validly made. Accordingly, Capita Registrars will, on behalf of Glu, reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

4.     Revised Offer

(a)
Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as Glu may consider appropriate) an improvement (or no diminution) in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, or in the overall value received by a Superscape Shareholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(c), 4(d), 4(e) and 5 of this Part B, be made available to any Superscape Shareholder who has validly accepted the Offer in its original or any previously revised form(s) and who has not validly withdrawn such acceptance (a Previous Acceptor). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject to paragraphs 4(c), 4(d), 4(e) and 5 of this Part B, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to Glu or any of its respective directors, authorised representatives and agents as his attorney and/or agent (attorney):

  (i)
  to accept any such revised Offer on behalf of such Previous Acceptor;

  (ii)
  if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney in his absolute discretion thinks fit; and

  (iii)
  to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections.

  In making any such acceptance or making any such election, the attorney will take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b)
Glu reserves the right (subject to paragraph 4(a) above) to treat an executed Form of Acceptance relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer (and, where applicable, a valid election for the alternative form(s) of consideration). Such acceptance will constitute an authority in the terms of paragraph 4(a) above, mutatis mutandis, on behalf of the relevant Superscape Shareholder.

(c)
The deemed acceptances and elections referred to in this paragraph 4 shall not apply and the authorities conferred by this paragraph 4 shall not be exercised by Glu or any of its directors, authorised representatives and agents if, as a result thereof, the Previous Acceptor would (on such basis as Glu may consider appropriate) thereby receive, under or in consequence of the Offer and/or any alternative pursuant thereto as revised or otherwise, less in aggregate consideration under the revised Offer than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf, having regard to any previous acceptance or election originally made by him, unless the Previous Acceptor has previously otherwise agreed in writing.

(d)
The deemed acceptances and elections referred to in this paragraph 4 will not apply and the authorities conferred by this paragraph will be ineffective in the case of a Previous Acceptor who lodges with Capita Registrars in the manner specified in paragraph 3(a) of this Part B, within 14 calendar days of the posting of the document pursuant to which the revision of the Offer is made available to Superscape Shareholders, a Form of Acceptance or some other form issued by or on behalf of Glu in which the Superscape Shareholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original acceptance.

(e)
The deemed acceptances and/or elections referred to in paragraph 4(a) above shall not apply and the authorities conferred by paragraph 4(a) above shall be ineffective to the extent that a Previous Acceptor (i) in respect of Superscape Shares in certificated form, shall lodge, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraph 4(a) above is made available to the Superscape Shareholders (or such later date as Glu may determine), a form in which he validly elects to receive the consideration receivable by him under that revised Offer in some other manner than that set out in his original acceptance or (ii) in respect of Superscape Shares in uncertificated form, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:

  •
  the number of Superscape Shares in respect of which the changed election is made, together with their ISIN number, which is GB0008636127;

  •
  the member account ID of the Previous Acceptor, together with his participant ID;

  •
  the member account ID of the Escrow Agent included in the relevant Electronic Acceptance, which is GLUSUP01, together with the Escrow Agent's participant ID, which is RA10;

  •
  the CREST transaction ID of the Electronic Acceptance in respect of which the election is to be changed to be inserted at the beginning of the shared note field;

  •
  the intended settlement date for the changed election;

  •
  the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

  •
  input with standard delivery instruction priority of 80;

  and, in order that the desired change of election can be effected, must include:

  •
  the member account ID of the Escrow Agent relevant to the new election;

  •
  the participant ID of the Escrow Agent, which is RA10; and

  •
  input with standard delivery instruction priority 80.

5.     Overseas shareholders

(a)
The making of the Offer in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the UK or the United States or to custodians, nominees of or trustees for such persons, may be affected by the laws of the relevant jurisdictions. Superscape Shareholders who are residents, citizens or nationals of jurisdictions outside the UK or the United States should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required and compliance with other necessary formalities. Any such overseas shareholder will be responsible for the payment of any issue, transfer or other taxes due in that jurisdiction of whomsoever payable and Glu and any person acting on its behalf shall be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer or other taxes as such person may be required to pay. If you are an overseas shareholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction immediately.

(b)
If a Superscape Shareholder holding Superscape Shares in uncertificated form is unable to give the warranty set out in paragraph (b)(ii) of Part D of this Appendix I, but nevertheless can provide evidence satisfactory to Glu that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) both a TTE instruction to a designated escrow balance detailed below (a "Restricted Escrow Transfer") and one or more valid ESA instructions (each a "Restricted ESA instruction"). Such purported acceptance will not be treated as a valid acceptance unless the Restricted Escrow Transfer settles in CREST and Glu decides, in its absolute discretion, to exercise its right described in this paragraph 5 below to waive, vary or modify the terms of the Offer relating to overseas shareholders, to the extent required to permit such acceptance to be made during the acceptance period set out in paragraph 1 above. If Glu decides to permit such acceptance to be made, Capita Registrars will on behalf of Glu accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Capita Registrars will on behalf of Glu reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

•
the ISIN number for the Superscape Shares, this is GB0008636127;

  •
  the number of Superscape Shares in respect of which the Offer is to be accepted;

  •
  the member account ID and participant ID of the Superscape Shareholder;

  •
  the participant ID of the Escrow Agent (this is RA10) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

  •
  the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

  •
  input with a standard delivery instruction priority of 80;

  •
  the contact name and telephone number inserted into the shared note field; and

  •
  the intended settlement date.

  Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:

  •
  the ISIN number for the Superscape Shares, this is GB0008636127;

  •
  the number of Superscape Shares relevant to that Restricted ESA instruction;

  •
  the member account ID and participant ID of the accepting Superscape Shareholder;

  •
  the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

  •
  the participant ID of RA10 and the member account ID of GLUSUP01 for the Escrow Agent;

  •
  the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA instruction relates;

  •
  the intended settlement date; and

  •
  the corporate action number for the Offer.

(c)
The provisions of this paragraph 5 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 5 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Superscape Shareholder(s) or on a general basis by Glu in its absolute discretion.

6.     USA shareholders

(a)
This Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign company that are different from those of the United States. Financial statements which may be included in the document, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

(b)
It may be difficult for Superscape Shareholders to enforce their rights and any claim Superscape Shareholders may have arising under the federal securities laws, since some or all of Glu's officers and directors may be residents of a foreign country.

(c)
You should be aware that Glu and its officers, directors and "affiliates" as defined under Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (Affiliates), Lazard and its Affiliates, any advisor to Glu and its officers, directors or Affiliates or to Lazard or its Affiliates (including those whose compensation is dependent on the completion of the Offer) and any person acting, directly or indirectly, in concert with any of the aforementioned persons, in connection with any purchase or arrangement to purchase any Superscape securities or any related securities, may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Any such purchases will be reported in the United Kingdom via a Regulatory Information Service.

USA
SHAREHOLDERS AND OTHER PERSONS SUBJECT TO TAXATION IN THE UNITED STATES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL OR OTHER INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE OFFER.

7.     General

(a)
Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or (if capable of waiver) waived, or, where appropriate, have been determined by Glu to be, and continue to be, satisfied by midnight (London time) on 7 March 2008 or by midnight (London time) on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as Glu, with the consent of the Panel, may decide.

(b)
If the Offer lapses, it will cease to be capable of further acceptance and accepting Superscape Shareholders and Glu will cease to be bound by Forms of Acceptance submitted before the time the Offer lapses.

(c)
If sufficient acceptances under the Offer are received and/or sufficient Superscape Shares are otherwise acquired, Glu intends to apply the provisions of sections 974 to 991 of the Companies Act 2006 to acquire compulsorily any outstanding Superscape Shares to which the Offer relates.

  Furthermore, Glu will procure that Superscape applies to the UK Listing Authority for the cancellation of listing of Superscape Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of the Superscape Shares on its market for listed securities. Such cancellation of listing and admission to trading will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects.

  The cancellation of listing and admission to trading of the Superscape Shares would significantly reduce the liquidity and marketability of any Superscape Shares not assented to the Offer.

(d)
Except with the consent of the Panel, settlement of the consideration to which any Superscape Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Glu may otherwise be, or claim to be, entitled as against such Superscape Shareholder and will be effected:

(i)
in the case of acceptances received, complete in all respects (including the relevant transfer to escrow or (as applicable) receipt of relevant share certificate(s) and/or other documents of title or indemnities satisfactory to Glu) by the date on which the Offer becomes or is declared unconditional in all respects, within 14 calendar days of such date; or

(ii)
in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 calendar days of such receipt.

  All cash payments (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. No consideration will be sent to an address in Canada, Australia, Japan or any other jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction.

(e)
Notwithstanding the right reserved by Glu to treat a Form of Acceptance as valid (even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, or not accompanied by the relevant transfer to escrow), except as otherwise agreed with the Panel:

(i)
an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

(ii)
a purchase of Superscape Shares by Glu or its nominee(s) (or, if relevant, any person acting in concert with Glu, or its nominee(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

(iii)
the Offer will not become unconditional unless Capita Registrars has issued a certificate to Glu or its respective agents stating the number of Superscape Shares in respect of which acceptances have been received which comply with subparagraph (i) above and the number of Superscape Shares otherwise acquired, whether before or during the Offer Period, which comply with subparagraph (ii) above. Glu will send a copy of such certificate to the Panel and to Superscape's financial advisers as soon as possible after it is issued.

(f)
The terms, provisions, instructions and authorities contained in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into and form part of the Form of Acceptance.

(g)
All references in this document and in the Form of Acceptance to 15 February 2008 will (except in paragraph 1(a) above and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h)
References in paragraph 5 above and in Part C of this Appendix I to a Superscape Shareholder will include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance, such paragraphs will apply to them jointly and severally.

(i)
Any omission to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way.

(j)
Glu reserves the right to treat acceptances of the Offer as valid if received by it at any place or places determined by it otherwise than as set out in this document or the Form of Acceptance.

(k)
No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) or other document(s) of title will be given by, or on behalf of, Glu. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, Superscape Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(l)
The Offer extends to persons to whom the Offer is made or should be made to whom this document, the Form of Acceptance or any related documents may not be despatched and such persons may collect copies of these documents from Capita Registrars at the address set out in paragraph 3(a) above.

(m)
Glu reserves the right to notify any matter including the making of the Offer to all or any Superscape Shareholders with a registered address outside the UK or the United States; or whom Glu knows to be a custodian, trustee or nominee holding Superscape Shares for persons who are citizens, residents or nationals of jurisdictions outside the UK or the United States, by announcement in the United Kingdom, or by paid advertisement in a daily newspaper published and circulated in the United Kingdom in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in this document to notice in writing by or on behalf of Glu will be construed accordingly.

(n)
The Offer is made at 7.00 a.m. (London time) on 25 January 2008 and is capable of acceptance from and after that time. The Offer has been made by means of this document and an advertisement proposed to be published in the London Gazette dated 25 January 2008.

(o)
If the Offer does not become unconditional in all respects:

(i)
in respect of Superscape Shares held in certificated form, the Form of Acceptance, share certificates and/or other documents of title will be returned by post (or such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address outside Canada, Australia, Japan or any other jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside Canada, Australia, Japan or any other jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction (no such documents will be sent to an address in Canada, Australia, Japan or any other jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction); and

(ii)
in respect of Superscape Shares held in uncertificated form, Capita Registrars will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give instructions to Euroclear to transfer all Superscape Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Superscape Shareholders concerned.

(p)
All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Superscape Shareholder concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointor is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(q)
In relation to any acceptance of the Offer in respect of a holding of Superscape Shares which are in uncertificated form, Glu reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(r)
Neither Glu, nor any subsidiary or parent of Glu nor any agent or director of Glu, nor any person acting on behalf of any of them, shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

(s)
The Offer and the Form of Acceptance and all acceptances in respect thereof will be governed by and construed in accordance with English law.

PART C: FORM OF ACCEPTANCE

Each Superscape Shareholder by whom, or on whose behalf, any Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Glu and Capita Registrars (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)
that the execution of the Form of Acceptance shall constitute:

(i)
an acceptance of the Offer in respect of the number of Superscape Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(ii)
an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

  in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance and undertaking shall be irrevocable.

  If Box 1 is left blank or a number greater than such Superscape Shareholder's registered holding appears in Box 1 or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed in Box 3, it will be deemed to be an acceptance by such Superscape Shareholder of the basic terms of the Offer in respect of the total number of Superscape Shares registered in his name;

(b)
that he is irrevocably and unconditionally entitled to transfer the Superscape Shares in respect of which the Form of Acceptance is completed and that the Superscape Shares in respect of which the Offer is accepted, or is deemed to be accepted, are sold fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, paid or made after the date of the Announcement;

(c)
that unless "No" has been inserted in Box 4 of the Form of Acceptance, the Form of Acceptance has not been mailed or otherwise sent in, into or from Canada, Australia or Japan and that such Superscape Shareholder:

(i)
has not received or sent copies or originals of this document, the Form of Acceptance, or any related offering documents in, into or from Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirement, and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, the post, facsimile transmission, e-mail, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Canada, Australia or Japan or such other jurisdiction;

(ii)
was outside Canada, Australia or Japan when the Form of Acceptance was delivered and at the time of accepting the Offer;

(iii)
in respect of the Superscape Shares to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Canada, Australia or Japan or is a resident of Australia, Canada or Japan;

(iv)
if he is a citizen, resident or national of a jurisdiction outside the United Kingdom, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Glu, Lazard or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof or his receipt of any consideration;

(d)
that the execution of the Form of Acceptance and its delivery to Capita Registrars constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Superscape Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of Glu as such Superscape Shareholder's attorney and/or agent (attorney), with an irrevocable instruction to the attorney to:

  (i)
  complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) in the attorney's discretion in relation to the Superscape Shares referred to in paragraph (a)(i) of this Part C in favour of Glu or as Glu or its agents may direct;

  (ii)
  deliver such form(s) of transfer and/or renunciation and/or other document(s) at the attorney's discretion together with any certificate(s) and/or other document(s) of title relating to such Superscape Shares for registration within six months of the Offer becoming unconditional in all respects; and

  (iii)
  do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance or deemed acceptance of the Offer and to vest in Glu or its nominee the Superscape Shares as aforesaid;

(e)
that the execution of the Form of Acceptance and its delivery to Capita Registrars constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Superscape Shareholder not having validly withdrawn his acceptance, a separate and irrevocable authority and request:

(i)
to Superscape or its agents to procure the registration of the transfer of those Superscape Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Glu or as it may direct;

(ii)
if the Superscape Shares concerned are in certificated form, or if the proviso to subparagraph (iii) below applies, to Glu or its agents, to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank in respect of any cash consideration to which he is entitled under the Offer, at the risk of such Superscape Shareholder, to the person or agent whose name and address is set out in Box 5 of the Form of Acceptance if an alternative address other than that set out in Box 2 is to be used or, if none is set out, to the first-named holder at his registered address; and

(iii)
to Glu or its agents, to record and act upon any instructions with regard to payments or notices which have been entered in the records of Superscape in respect of such shareholder's holding(s) of Superscape Shares;

(f)
that the execution of the Form of Acceptance and its delivery constitutes a separate authority to Glu and/or their respective agents within the terms of paragraphs 4 and 5 of Part B of this Appendix I;

(g)
subject to the Offer becoming unconditional in all respects (or, in the case of voting by proxy, if the Offer will become unconditional in all respects or lapse depending upon the outcome of the resolution in question) or if the Panel otherwise gives its consent, and pending registration, that:

(i)
Glu or its agents be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general meeting of Superscape or of any class of its shareholders) attaching to any Superscape Shares in respect of which the Offer has been accepted, or is deemed to have been accepted, and such acceptance is not validly withdrawn;

(ii)
the execution of a Form of Acceptance by a Superscape Shareholder constitutes, in respect of the Superscape Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(A)
an authority to Superscape and/or its agents from such Superscape Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of Superscape (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Superscape Shares into certificated form) to Glu at its registered office;

(B)
an authority to Glu and/or its agents to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such Superscape Shares appointing any person nominated by Glu to attend general meetings and separate class meetings of Superscape or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

    (C)
    the agreement of such Superscape Shareholder not to exercise any of such rights without the consent of Glu and the irrevocable undertaking of such Superscape Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(h)
that he will deliver (or procure the delivery) to Capita Registrars at the address referred to in paragraph 3(a) of Part B of this Appendix I his share certificate(s) or other document(s) of title in respect of all Superscape Shares held by him in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Glu in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(i)
that he will take (or procure to be taken) the action set out in paragraph 19 of the letter from Glu contained in Part II of this document to transfer all Superscape Shares held by him in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(j)
that if, for any reason, any Superscape Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 15 of the letter from Glu contained in Part II of this document are converted to certificated form, he will (without prejudice to subparagraph (g)(ii)(A) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Superscape Shares as so converted to Capita Registrars at the address referred to in paragraph 3(a) of Part B of this Appendix I or to Glu at its registered office or as Glu or its agents may direct;

(k)
that, if he accepts the Offer, he will do all such acts and things as shall, in the opinion of Glu or Capita Registrars, be necessary or expedient to vest in Glu or its nominee(s) or such other person as Glu may decide the number of Superscape Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and all such acts and things as may be necessary or expedient to enable Capita Registrars to perform its functions as Escrow Agent for the purposes of the Offer;

(l)
that the terms and conditions of the Offer contained in this document will be incorporated and deemed to be incorporated in, and form part of, the Form of Acceptance, which will be read and construed accordingly;

(m)
that he will ratify each and every act or thing which may be done or effected by Glu or Capita Registrars or any director of Glu or Capita Registrars or their respective agents or Superscape or its agents, as the case may be, in the exercise of any of his or its powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

(n)
that, if any provision of Part B of this Appendix I or this Part C will be unenforceable or invalid or will not operate so as to afford Glu or Capita Registrars or any director or duly authorised representative of any of them or their respective agents the benefit of the authority expressed to be given therein, he agrees with all practicable speed to do all such acts and things and execute all such documents as may be required to enable those persons to secure the full benefits of Part B of this Appendix I and this Part C;

(o)
that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of Glu to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction; and

(p)
that on execution, the Form of Acceptance will take effect as a deed.

References in this Part C to a Superscape Shareholder shall include references to the person or persons executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

PART D: ELECTRONIC ACCEPTANCE

Each Superscape Shareholder by whom, or on whose behalf Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with Glu, Lazard and Capita Registrars (so as to bind his/her personal representatives, heirs, successors and assigns) to the following effect:

(a)
that the Electronic Acceptance shall constitute an acceptance of the Offer in respect of the number of Superscape Shares in uncertificated form to which a TTE instruction relates to and subject to the terms and conditions set out or referred to in this document and that, subject to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable;

(b)
(i)    that the Superscape Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party interests of any nature whatsoever and together with all rights attaching thereto, including the right to receive all dividends and other distributions, if any, declared, made or paid on or after the date of the Announcement;

(ii)
that such Superscape Shareholder:

(aa)
has not received or sent copies or originals of this document or any related offering documents in, into or from Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirement, and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, the post, facsimile transmission, e-mail, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Canada, Australia or Japan or such other jurisdiction;

(bb)
was outside Canada, Australia or Japan at the time of the input and settlement of the relevant TTE instructions(s) and has not sent any TTE instructions from Canada, Australia or Japan and is accepting the Offer from outside Canada, Australia or Japan;

(cc)
in respect of the Superscape Shares to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Canada, Australia or Japan or is a resident of Australia, Canada or Japan; and

(dd)
if he is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Glu, Lazard or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof or his receipt of any consideration;

(c)
that the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Superscape Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of each of Glu, Lazard and their respective directors, authorised representatives and agents as such shareholder's attorney (the "attorney") and an irrevocable instruction to the attorney to do all such acts and things as may in the opinion of the attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Glu or such person(s) as it may direct the Superscape Shares as aforesaid;

(d)
that the Electronic Acceptance constitutes the irrevocable appointment of Capita Registrars as Escrow Agent and an irrevocable instruction and authority to the Escrow Agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Superscape Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Glu or its agents may direct) by means of CREST all or any of the Superscape Shares in uncertificated form (but not exceeding the number of Superscape Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted) and (ii) if the Offer does not become unconditional in all respects, to give instructions to Euroclear immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), to transfer all such Superscape Shares to the original available balance of the accepting Superscape Shareholder;

(e)
that the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects and to an accepting Superscape Shareholder not having validly withdrawn his acceptance, irrevocable authorities and requests:

(i)
to Glu or its agents to procure the making of a CREST payment obligation in favour of the Superscape Shareholder's payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such shareholder is entitled and provided that (aa) Glu may (if, for any reason, it wishes to do so) determine that all any part of any such cash consideration shall be paid by cheque despatched by post and (bb) if the Superscape Shareholder concerned is a CREST member whose registered address is in Canada, Australia or Japan, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post, such cheques to be despatched, at the risk of such shareholder, to the first-named holder at an address outside Canada, Australia or Japan stipulated by such holder or as otherwise determined by Glu;

(ii)
to Glu or its agents to record or act upon any instructions with regard to notices or dividend mandates which have been recorded in the records of Superscape in respect of such Superscape Shareholder's holding(s) of Superscape Shares as if such mandates had been given in respect of its holding of new Superscape Shares;

(f)
that the Electronic Acceptance constitutes an authority to any director of Glu or Lazard and/or their respective agents within the terms of paragraphs 4 and 7 of Part B of this Appendix I;

(g)
that, subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

(i)
Glu shall be entitled to direct the exercise of any votes attaching to any Superscape Shares in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn and any other rights and privileges attaching to such Superscape Shares (including the right to requisition a general meeting of Superscape or of any class of its shareholders); and

(ii)
an Electronic Acceptance by a Superscape Shareholder in respect of the Superscape Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(aa)
constitutes an irrevocable authority and direction to Superscape from such Superscape Shareholder to send any notice, circular, warrant or other document or communication which he may be entitled to receive as a member of Superscape (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Superscape Shares into certificated form) to Glu at its registered office;

(bb)
constitutes an authority to Glu or any person nominated by Glu on his behalf to sign any consent to short notice and/or to execute a form of proxy in respect of such Superscape Shares appointing any person nominated by Glu to attend any general meeting or separate class meeting of Superscape or any class of its members (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf in each case in such manner as Glu may think fit, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(cc)
will also constitute the agreement of such Superscape Shareholder not to exercise any such rights without the consent of Glu and the irrevocable undertaking of such Superscape Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(h)
that if, for any reason, any Superscape Shares in respect of which a TTE instruction has been effected in accordance with paragraph 15(i) of the letter from Glu contained in this document are converted to certificated from, he will (without prejudice to paragraph (g)(ii)(aa) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Superscape Shares as so converted to Capita Registrars at either of the addresses referred to in paragraph 3(a) of Part B of this Appendix I or to Glu at its registered office or as Glu or its agents may direct; and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set our in Part C of this Appendix I in relation to such Superscape Shares without prejudice to the application of this Part D as far as Glu deems appropriate;

(i)
that the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (e)(i) above shall, to the extent of the obligation so created, discharge in full any obligation of Glu and/or Lazard to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(j)
that he will do all such acts and things as shall be necessary or expedient to vest in Glu or its nominee(s) or such other persons as it may decide the Superscape Shares aforesaid and all such acts and things as may be necessary or expedient to enable Capita Registrars to perform its functions as Escrow Agent for the purposes of the Offer;

(k)
that he agrees to ratify each and every act or thing which may be done or effected by Glu or Lazard or Capita Registrars or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities hereunder;

(l)
that the making of an Electronic Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Electronic Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of Glu or Lazard to bring any action, suit or proceedings arising out of or in connection with the Offer and the Electronic Acceptance in any other manner permitted by law or in any other court of competent jurisdiction;

(m)
that, by virtue of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of Superscape Shares in the terms of all the powers and authorities expressed to be given by Part B, this Part D and (where applicable by virtue of paragraph (h) above) Part C of this Appendix I to Glu, Capita Registrars and Lazard and any of their respective agents; and

(n)
that if any provision of Part B or Part D of this Appendix I shall be unenforceable or invalid or shall not operate so as to afford Glu or Lazard or Capita Registrars or any director of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Glu and/or Lazard and/or Capita Registrars and/or any director of any of them to secure the full benefits of Part B and this Part D of this Appendix I.

References in this Part D to a "Superscape Shareholder" shall include references to the person or persons making an Electronic Acceptance.

APPENDIX II

FINANCIAL INFORMATION RELATING TO GLU

The financial information in this Appendix II has been extracted, without material adjustment, from the audited consolidated financial statements of Glu, as included within Form S-1 filed with the SEC on 19 March 2007, and the unaudited condensed financial statements of Glu as of 30 September 2007 and 31 December 2006, as included within the Form 10-Q filed with the SEC on 14 November 2007 and the Form 8-K filed on 28 November 2007 and 20 December 2007 relating to the announcement and closing of the acquisition of Beijing Zhangzhong MIG Information Technology Co. Limited, respectively.

The financial information in this Appendix II has been prepared in accordance with US GAAP.

The audited financial statements and accompanying footnotes to the financial statements can be accessed at www.glu.com or www.sec.gov.

PART A: FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER, 31 2006

GLU MOBILE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,823
Short-term investments	8,750
Accounts receivable, net of allowance of $207 and $466 at December 31, 2005 and 2006, respectively	14,448
Prepaid royalties	3,501
Prepaid expenses and other	853

Total current assets	31,375
Property and equipment, net	3,480
Prepaid royalties	1,417
Other long-term assets	1,826
Intangible assets, net	4,974
Goodwill	38,727

Total assets	$81,799

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$5,394
Accrued liabilities	1,048
Accrued compensation	2,013
Accrued royalties	7,030
Deferred revenues	178
Accrued restructuring charge	36
Current portion of long-term debt	4,339

Total current liabilities	20,038
Other long-term liabilities	1,343
Long-term debt, less current portion	7,245
Preferred stock warrant liability	1,995

Total liabilities	30,621

Commitments and contingencies (Note 7)
Mandatorily Redeemable Convertible Preferred Stock (Series A - D-1), $0.0001 par value: 12,547 shares authorized; 12,258 shares issued and outstanding at December 31, 2005 and 2006, and no shares outstanding pro forma (unaudited) (aggregate liquidation value at December 31, 2006: $57,447)	57,265
Special Junior Redeemable Preferred Stock, $0.0001 par value: 4,485 shares authorized; no and 3,423 shares issued and outstanding at December 31, 2005 and 2006, respectively, and no shares outstanding pro forma (unaudited) (liquidation value at December 31, 2006: $9,782)	19,098

76,363
Stockholders' equity/(deficit);
Common stock, $0.0001 par value: 33,333 shares authorized; 5,081 and 5,457 shares issued and outstanding at December 31, 2005 and 2006, respectively, and 21,138 shares issued and outstanding pro forma (unaudited)	1
Additional paid-in capital	19,894
Deferred stock-based compensation	(388)
Accumulated other comprehensive income/(loss)	1,285
Accumulated deficit	(45,977)

Total stockholders' equity/(deficit)	(25,185)

Total liabilities, redeemable convertible preferred stock and stockholders' equity/(deficit)	$81,799

GLU MOBILE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2004	2005	2006
Revenues	$7,022	$25,651	$46,166
Cost of revenues:
Royalties	1,359	7,256	13,713
Impairment of prepaid royalties and guarantees	231	1,645	355
Amortization of intangible assets	126	2,823	1,777
Impairment of intangible assets	—	1,103	—

Total cost of revenues	1,716	12,827	15,845

Gross profit	5,306	12,824	30,321

Operating expenses:
Research and development	6,474	14,557	15,993
Sales and marketing	3,692	8,515	11,393
General and administrative	3,468	8,434	12,072
Amortization of intangible assets	26	616	616
Restructuring charge	—	450	—
Acquired in-process research and development	—	—	1,500

Total operating expenses	13,660	32,572	41,574

Loss from operations	(8,354)	(19,748)	(11,253)
Interest and other income/(expense), net:
Interest income	112	600	682
Interest expense	(94)	(77)	(1,063)
Other income/(expense), net	(87)	18	(491)

Interest and other income/(expense), net	(69)	541	(872)

Loss before income taxes and cumulative effect of change in accounting principle	(8,423)	(19,207)	(12,125)
Income tax benefit/(provision)	101	1,621	(185)

Loss before cumulative effect of change in accounting principle	(8,322)	(17,586)	(12,310)
Cumulative effect of change in accounting principle	—	(315)	—

Net loss	(8,322)	(17,901)	(12,310)
Accretion to preferred stock	(1,351)	(63)	(75)

Net loss attributable to common stockholders	$(9,673)	$(17,964)	$(12,385)

Net loss per share attributable to common stockholders—basic and diluted:
Loss before cumulative effect of change in accounting principle	$(5.45)	$(4.37)	$(2.48)
Cumulative effect of change in accounting principle	—	(0.07)	—
Accretion to preferred stock	(0.89)	(0.02)	(0.02)

Net loss per share attributable to common stockholders—basic and diluted	$(6.34)	$(4.46)	$(2.50)

Weighted average common shares outstanding	1,525	4,024	4,954

GLU MOBILE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities:
Net loss	$(8,322)	$(17,901)	$(12,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	141	816	1,503
Amortization of intangible assets	152	3,439	2,393
Stock-based compensation	541	1,277	1,740
Change in carrying value of preferred stock warrant liability	—	(85)	1,014
Amortization of value related to warrants issued in connection with line of credit	63	20	—
Amortization of value of warrants issued in connection with loan	—	—	122
Amortization of loan agreement costs	—	—	18
Non-cash foreign currency translation (gain)/loss	—	(61)	(522)
Acquired in-process research and development	—	—	1,500
Impairment of prepaid royalties and guarantees	231	1,645	355
Impairment of intangible assets	—	1,103	—
Decrease in deferred income tax	—	(1,863)	(352)
Changes in allowance for doubtful accounts	—	228	230
Changes in operating assets and liabilities, net of effect of acquisitions:
Increase in accounts receivable	(1,353)	(3,549)	(4,176)
Increase in prepaid royalties	(1,917)	(1,714)	(258)
Decrease/(increase) in prepaid expenses and other assets	(547)	305	(1,497)
Increase/(decrease) in accounts payable	1,622	1,387	(1,982)
Increase/(decrease) in other accrued liabilities	(499)	182	(1,285)
Increase in accrued compensation	433	295	1,037
Increase in accrued royalties	442	3,468	2,505
Increase/(decrease) in deferred revenues	(158)	(75)	181
Increase/(decrease) in accrued restructuring charge	—	273	(1,418)
Decrease in other long-term liabilities	—	471	184

Net cash used in operating activities	(9,171)	(10,339)	(11,018)

Cash flows from investing activities:
Purchase of short-term investments	(5,500)	(54,100)	(24,850)
Sale of short-term investments	—	40,400	35,300
Purchase of property and equipment	(253)	(3,006)	(2,047)
Acquisition of Macrospace, net of cash acquired	(4,254)	—	—
Acquisition of iFone, net of cash acquired	—	—	(7,396)

Net cash provided by/(used in) investing activities	(10,007)	(16,706)	1,007

Cash flows from financing activities:
Proceeds from issuance of preferred stock	20,083	27,672	—
Preferred stock issuance costs	(115)	(220)	—
Proceeds from loan agreement	—	—	12,000
Proceeds from issuance of common stock	—	249	—
Proceeds from exercise of stock options	218	69	194
Purchase of outstanding shares	(2)	—	—
Proceeds from exercise of stock warrants	—	—	7
Debt payments	—	(1,078)	(949)

Net cash provided by financing activities	20,184	26,692	11,252

Effect of exchange rate changes on cash	(1)	(124)	166
Net increase/(decrease) in cash and cash equivalents	1,005	(477)	1,407
Cash and cash equivalents at beginning of period	1,888	2,893	2,416

Cash and cash equivalents at end of period	$2,893	$2,416	$3,823

Supplemental disclosures of cash flow information
Interest paid	$94	$56	$912

Income taxes paid	$3	$137	$487

Supplemental disclosure of noncash investing and financing activities
Acquisition of Macrospace net assets	$16,457	$—	$—
Acquisition of iFone net assets	—	—	19,018
Issuance of warrants in connection with convertible promissory notes for Series B convertible preferred stock	83	—	—
Accretion of preferred stock to redemption value	1,351	63	75
Capital contribution (see Note 10)	—	1,820	—
Fixed asset purchases financed through capital lease	—	114	—
Reclassification of preferred stock warrants to liability	—	144	—

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

NOTE 1—THE COMPANY

Glu Mobile Inc. (the "Company" or "Glu") was incorporated as Cyent Studios, Inc. in Nevada on May 16, 2001 and changed its name to Sorrent, Inc. On November 21, 2001, New Sorrent, Inc., a wholly owned subsidiary of the Company was incorporated in California. The Company and New Sorrent, Inc. merged on December 4, 2001 to form Sorrent, Inc., a California corporation. In June 2005, the Company changed its name to Glu Mobile Inc. Glu acquired Macrospace Limited ("Macrospace") in December 2004 in efforts to develop and secure direct distribution relationships in Europe and Asia with leading wireless carriers, to deepen and broaden its game library (e.g., more titles and genre diversification), to acquire access and rights to leading licenses and franchises (including original intellectual property) and to augment its internal and external production and publishing capabilities. In March 2006, Glu Mobile Inc. acquired iFone Holdings Limited ("iFone") in order to continue to broaden its game library and acquire access and rights to leading licenses.

The Company has incurred recurring losses from operations since inception and had an accumulated deficit of $45,977 as of December 31, 2006. In the year ended December 31, 2006, the Company incurred a loss from operations of $11,253 and used approximately $11,018 to fund operations. The Company may incur additional operating losses and negative cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect the Company's ability to achieve its intended business objectives.

On December 13, 2006, the Company's Board of Directors approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's common stock and a reincorporation into Delaware prior to the consummation of the offering (see Note 18).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires the Company's management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material.

Revenue Recognition

The Company's revenues are derived primarily by licensing software products in the form of mobile games. License arrangements with the end user can be on a perpetual or subscription basis. A perpetual license gives an end user the right to use the licensed game on the registered handset on a perpetual basis. A subscription license gives an end user the right to use the licensed game on the registered handset for a limited period of time, ranging from a few days to as long as one month. The Company distributes its products primarily through mobile telecommunications service providers ("carriers"), which market the games to end users. License fees for perpetual and subscription licenses are usually billed by the carrier upon download of the game by the end user. In the case of subscriber licenses, many subscriber agreements provide for automatic renewal until the subscriber opts-out, while the others provide opt-in renewal. In either case, subsequent billings for subscription licenses are generally billed monthly. The Company applies the provisions of Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, to all transactions.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenues are recognized from our games when persuasive evidence of an arrangement exists, the game has been delivered, the fee is fixed or determinable, and the collection of the resulting receivable is probable. For both perpetual and subscription licenses, management considers a signed license agreement to be evidence of an arrangement with a carrier and a "clickwrap" agreement to be evidence of an arrangement with an end user. For these licenses, the Company defines delivery as the download of the game by the end user. The Company estimates revenues from carriers in the current period when reasonable estimates of these amounts can be made. Several carriers provide reliable interim preliminary reporting and others report sales data within a reasonable time frame following the end of each month, both of which allow the Company to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user licenses the game. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company's estimates. The Company's estimates for revenues include consideration of factors such as preliminary sales data, carrier-specific historical sales trends, the age of games and the expected impact of newly launched games, successful introduction of new handsets, promotions during the period and economic trends. When the Company receives the final carrier reports, to the extent not received within a reasonable time frame following the end of each month, the Company records any differences between estimated revenues and actual revenues in the reporting period when the Company determines the actual amounts. Historically, the revenues on the final revenue report have not differed by more than one half of 1% of the reported revenues for the period, which the Company deemed to be immaterial. Revenues earned from certain carriers may not be reasonably estimated. If the Company is unable to reasonably estimate the amount of revenues to be recognized in the current period, the Company recognizes revenues upon the receipt of a carrier revenue report and when the Company's portion of a game's licensed revenues are fixed or determinable and collection is probable. To monitor the reliability of the Company's estimates, management, where possible, reviews the revenues by carrier and by game on a weekly basis to identify unusual trends such as differential adoption rates by carriers or the introduction of new handsets. If the Company deems a carrier not to be creditworthy, the Company defers all revenues from the arrangement until the Company receives payment and all other revenue recognition criteria have been met.

In accordance with Emerging Issues Task Force, or EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the amount the carrier reports as payable upon the sale of the Company's games. The Company has evaluated its carrier agreements and has determined that it is not the principal when selling its games through carriers. Key indicators that it evaluated to reach this determination include:

•
wireless subscribers directly contract with the carriers, which have most of the service interaction and are generally viewed as the primary obligor by the subscribers;

•
carriers generally have significant control over the types of games that they offer to their subscribers;

•
carriers are directly responsible for billing and collecting fees from their subscribers, including the resolution of billing disputes;

•
carriers generally pay the Company a fixed percentage of their revenues or a fixed fee for each game;

•
carriers generally must approve the price of the Company's games in advance of their sale to subscribers, and the Company's more significant carriers generally have the ability to set the ultimate price charged to their subscribers; and

•
the Company has limited risks, including no inventory risk and limited credit risk.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. The Company deposits cash and cash equivalents with financial institutions that

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

management believes are of high credit quality. Deposits held with financial institutions are likely to exceed the amount of insurance on these deposits.

Short-Term Investments

The Company invests in auction rate securities that are classified as short-term investments and carried at their market values. At December 31, 2005 and 2006, the Company had $19,200 and $8,750, respectively, invested in auction rate securities, which are bought and sold in the marketplace through a bidding process sometimes referred to as a "Dutch Auction." After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals set at the time of issuance (e.g., every seven, twenty-eight or thirty-five days or every six months), based on the market demand at the reset period. The "stated" or "contractual" maturities for these securities, however, generally are 20 to 30 years. Despite the long-term maturities, the Company has the ability and intent, if necessary, to liquidate any of these investments in order to meet the Company's liability needs within its normal operating cycles.

The Company has classified these investments as available-for-sale securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). In accordance with SFAS No. 115, these securities are reported at fair value with any changes in market value reported as a part of comprehensive income/(loss). Because these securities trade at their par value, the Company has not recorded any gains or losses in comprehensive loss during the years ended December 31, 2004, 2005 or 2006.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable.

The Company derives its accounts receivable from revenues earned from customers located in the U.S. and other locations outside of the U.S. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company bases its allowance for doubtful accounts on management's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews past due balances over a specified amount individually for collectibility on a monthly basis. It reviews all other balances quarterly. The Company charges off accounts receivable balances against the allowance when it determines that the amount will not be recovered.

The following table summarizes the revenues from customers in excess of 10% of the Company's revenues:

	Year Ended December 31,
	2004	2005	2006
Verizon Wireless	40.8%	24.3%	20.6%
Sprint Nextel	35.4	11.9	12.6
Cingular Wireless	*	11.9	11.3
Vodafone	*	*	10.6

*
Revenues from the customer were less than 10% during the period.

At December 31, 2005, Verizon Wireless accounted for 23% of total accounts receivable. At December 31, 2006, Verizon Wireless, Sprint Nextel and Vodafone accounted for 21%, 11% and 10% of total accounts receivable, respectively. No other customer represented greater than 10% of the Company's revenues or accounts receivable in these periods or as of these dates.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to their relatively short maturity. Based on the borrowing rates available to the Company for loans with similar terms, the carrying value of borrowings outstanding approximates their fair value. The carrying amount of the preferred stock warrant liability represents its fair value (see Note 11).

Freestanding Preferred Stock Warrants

The Company accounts for freestanding warrants and other similar instruments related to shares that are redeemable in accordance with Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"). Under SFAS No. 150, the freestanding warrants that are related to the Company's convertible preferred stock are classified as liabilities on its consolidated balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income/(expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to stockholders' equity/(deficit).

Prepaid or Guaranteed Licensor Royalties

The Company's royalty expenses consist of fees that it pays to branded content owners for the use of their intellectual property, including trademarks and copyrights, in the development of the Company's games. Royalty-based obligations are either paid in advance and capitalized on our balance sheet as prepaid royalties or accrued as incurred and subsequently paid. These royalty-based obligations are expensed to cost of revenues at the greater of the revenues derived from the relevant game multiplied by the applicable contractual rate or an effective royalty rate based on expected net product sales. Advanced license payments that are not recoupable against future royalties are capitalized and amortized over the lesser of the estimated life of the branded title or the term of the license agreement.

The Company's contracts with some licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate volume of sales to end users. Effective January 1, 2006, the Company adopted FSP FIN 45-3, Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners. As a result, the Company recorded a minimum guaranteed liability of approximately $1,366 as of December 31, 2006. When no significant performance remains with the licensor, the Company initially records each of these guarantees as an asset and as a liability at the contractual amount. The Company believes that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, the Company records royalty payments as an asset when actually paid and as a liability when incurred, rather than upon execution of the contract. The Company classifies minimum royalty payment obligations as current liabilities to the extent they are contractually due within the next twelve months.

Each quarter, the Company evaluates the realization of its royalties as well as any unrecognized guarantees not yet paid to determine amounts that it deems unlikely to be realized through product sales. The Company uses estimates of revenues, cash flows and net margins to evaluate the future realization of prepaid royalties and guarantees. This evaluation considers multiple factors, including the term of the agreement, forecasted demand, game life cycle status, game development plans, and current and anticipated sales levels, as well as other qualitative factors such as the success of similar games and similar genres on mobile devices for the Company and its competitors and/or other game platforms (e.g., consoles, personal computers and Internet) utilizing the intellectual property and whether there are any future planned theatrical releases or television series based on the intellectual property. To the extent that this evaluation indicates that the remaining prepaid and guaranteed royalty payments are not recoverable, the

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company records an impairment charge to cost of revenues in the period that impairment is indicated. The Company recorded impairment charges to cost of revenues of $231, $1,645 and $355 during the years ended December 31, 2004, 2005 and 2006, respectively.

Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), the Company's goodwill is not amortized but is tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Under SFAS No. 142, the Company performs the annual impairment review of its goodwill balance as of September 30. This impairment review involves a two-step process as follows:

  Step 1—The Company compares the fair value of each of its reporting units to the carrying value including goodwill of that unit. For each reporting unit where the carrying value, including goodwill, exceeds the unit's fair value, the Company moves on to step 2. If a unit's fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary. To date, the fair values of the Company's reporting units have exceeded their carrying values and thus no goodwill impairment charges have been recorded.

  Step 2—The Company performs an allocation of the fair value of the reporting unit to its identifiable tangible and nongoodwill intangible assets and liabilities. This allows the Company to derive an implied fair value for the unit's goodwill. The Company then compares the implied fair value of the reporting unit's goodwill with the carrying value of the unit's goodwill. If the carrying amount of the unit's goodwill is greater than the implied fair value of its goodwill, an impairment charge would be recognized for the excess.

Purchased intangible assets with finite lives are amortized using the straight-line method over their useful lives ranging from one to six years and are reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, significant negative industry or economic trends, and a significant decline in the Company's stock price for a sustained period of time. The Company recognizes impairment based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or a discounted cash flow analysis.

Property and Equipment

The Company states property and equipment at cost. The Company computes depreciation or amortization using the straight-line method over the estimated useful lives of the respective assets or, in the case of leasehold improvements, the lease term of the respective assets, whichever is shorter.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The depreciation and amortization periods for the Company's property and equipment are as follows:

Computer equipment	Three years
Computer software	Three years
Furniture and fixtures	Three years
Leasehold improvements	Shorter of the estimated useful life or remaining term of lease

Research and Development Costs

The Company charges costs related to research, design and development of products to research and development expense as incurred. The types of costs included in research and development expenses include salaries, contractor fees and allocated facilities costs.

Software Development Costs

The Company applies the principles of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed ("SFAS No. 86"). SFAS No. 86 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company has adopted the "tested working model" approach to establishing technological feasibility for its games. Under this approach, the Company does not consider a game in development to have passed the technological feasibility milestone until the Company has completed a model of the game that contains essentially all the functionality and features of the final game and has tested the model to ensure that it works as expected. To date, the Company has not incurred significant costs between the establishment of technological feasibility and the release of a game for sale; thus, the Company has expensed all software development costs as incurred. The Company considers the following factors in determining whether costs can be capitalized: the emerging nature of the mobile game market; the gradual evolution of the wireless carrier platforms and mobile phones for which it develops games; the lack of pre-orders or sales history for its games; the uncertainty regarding a game's revenue-generating potential; its lack of control over the carrier distribution channel resulting in uncertainty as to when, if ever, a game will be available for sale; and its historical practice of canceling games at any stage of the development process.

Internal Use Software

The Company recognizes internal use software development costs in accordance with the Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Thus, the Company capitalizes software development costs, including costs incurred to purchase third-party software, beginning when it determines certain factors are present including, among others, that technology exists to achieve the performance requirements and/or buy versus internal development decisions have been made. The Company has capitalized certain internal use software costs totaling approximately $37, $1,283 and $394 during the years ended December 31, 2004, 2005 and 2006, respectively. The estimated useful life of costs capitalized is generally three years. During the years ended December 31, 2004, 2005 and 2006, the amortization of capitalized costs totaled approximately $13, $121 and $457, respectively. Capitalized internal use software development costs are included in property and equipment, net.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires recognition of deferred tax assets

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Under SFAS No. 109, the Company determines deferred tax assets and liabilities based on the temporary difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which it expects the differences to reverse. The Company establishes valuation allowances when necessary to reduce deferred tax assets to the amount it expects to realize.

Restructuring

The Company accounts for costs associated with employee terminations and other exit activities in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company records employee termination benefits as an operating expense when it communicates the benefit arrangement to the employee and it requires no significant future services, other than a minimum retention period, from the employee to earn the termination benefits.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, and followed the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under APB No. 25, compensation expense for an option is based on the difference, if any, on the date of the grant, between the fair value of a company's common stock and the exercise price of the option. Employee stock-based compensation determined under APB No. 25 is recognized using the multiple option method prescribed by the Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans ("FIN 28"), over the option vesting period.

Effective January 1, 2006, the Company adopted the fair value provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123R"), which supersedes its previous accounting under APB No. 25. SFAS No. 123R requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the grant date using an option pricing model. The Company adopted SFAS No. 123R using the prospective transition method, which requires, that for nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes, SFAS No. 123R shall be applied to option grants on and after the required effective date. For options granted prior to the SFAS No. 123R effective date that remain unvested on that date, the Company continues to recognize compensation expense under the intrinsic value method of APB No. 25. In addition, the Company continues to amortize those awards valued prior to January 1, 2006 utilizing an accelerated amortization schedule, while it expenses all options granted or modified after January 1, 2006 on a straight-line basis.

The Company has elected to use the "with and without" approach as described in EITF Topic No. D-32 in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research tax credit, through its statement of operations.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FIN 28.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Expenses

The Company expenses the production costs of advertising, including direct response advertising, the first time the advertising takes place. Advertising expense was $84, $476 and $970 in the years ended December 31, 2004, 2005 and 2006, respectively.

Comprehensive Income/(Loss)

Comprehensive income/(loss) consists of two components, net income/(loss) and other comprehensive income/(loss). Other comprehensive income/(loss) refers to gains and losses that under generally accepted accounting principles are recorded as an element of stockholders' equity but are excluded from net income/(loss). The Company's other comprehensive income/(loss) currently includes only foreign currency translation adjustments.

Foreign Currency Translation

In preparing its consolidated financial statements, the Company translated the financial statements of its foreign subsidiaries from their functional currencies, the local currency, into United States Dollars. This process resulted in unrealized exchange gains and losses, which are included as a component of accumulated other comprehensive loss within stockholders' deficit.

Cumulative foreign currency translation adjustments include any gain or loss associated with the translation of a subsidiary's financial statements when the functional currency of a subsidiary is the local currency. However, if the functional currency is deemed to be the United States Dollar, any gain or loss associated with the translation of these financial statements would be included within the Company's statements of operations. If the Company disposes of any of its subsidiaries, any cumulative translation gains or losses would be realized and recorded within the Company's statement of operations in the period during which the disposal occurs. If the Company determines that there has been a change in the functional currency of a subsidiary relative to the United States Dollar, any translation gains or losses arising after the date of change would be included within the Company's statement of operations.

Net Loss Per Share

The Company computes basic net income/(loss) per share attributable to common stockholders by dividing its net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period less the weighted average unvested common shares subject to repurchase by the Company. Net loss attributable to common stockholders is calculated using the two-class method; however, preferred stock dividends were not included in the Company's diluted net loss per share calculations because to do so would be anti-dilutive for all periods presented.

	Year Ended December 31,
	2004	2005	2006
Net loss attributable to common stockholders	$(9,673)	$(17,964)	$(12,385)

Basic and diluted shares:
Weighted average common shares outstanding	1,860	4,988	5,260
Weighted average unvested common shares subject to repurchase	(335)	(964)	(306)

Weighted average shares used to compute basic and diluted net loss per share	1,525	4,024	4,954

Net loss per share attributable to common stockholders—basic and diluted	$(6.34)	$(4.46)	$(2.50)

The following weighted average convertible preferred stock, warrants to purchase convertible preferred stock, options and warrants to purchase common stock and unvested shares of common stock subject to

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repurchase have been excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have had an antidilutive effect:

	Year Ended December 31,
	2004	2005	2006
Convertible preferred stock upon conversion to common stock	7,389	11,006	14,853
Warrants to purchase convertible preferred stock	114	123	194
Warrants to purchase common stock	20	20	20
Unvested common shares subject to repurchase	360	964	306
Options to purchase common stock	1,510	2,026	2,135

	9,393	14,139	17,508

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under the Interpretation, financial statements will reflect expected future tax consequences of these positions presuming the taxing authorities' full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company will adopt this provision in the first quarter of fiscal 2007 and is currently evaluating the impact of this provision on its consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 157 on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits companies to choose to measure at fair value, on an instrument-by-instrument basis, many financial instruments and certain other assets and liabilities that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of a fiscal year that begins after November 15, 2007. The Company is currently in the process of evaluating the impact that the adoption of SFAS No. 159 on its financial position, results of operations and cash flows.

NOTE 3—CHANGE IN ACCOUNTING POLICY

On June 29, 2005, the FASB issued Staff Position 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable ("FSP 150-5"). FSP 150-5 affirms that warrants of this type are subject to the requirements in SFAS No. 150, regardless of the redemption price or the timing of the redemption feature. Therefore, under SFAS No. 150, the freestanding warrants to purchase the Company's convertible preferred stock are liabilities that must be recorded at fair value.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 3—CHANGE IN ACCOUNTING POLICY (Continued)

The Company adopted FSP 150-5 and accounted for the cumulative effect of the change in accounting principle as of July 1, 2005. For the year ended December 31, 2005, the impact of the change in accounting principle was to increase net loss by $315, or $0.07 per share. There was $85 of income recorded in other income (expense), net to reflect the decrease in fair value between July 1, 2005 and December 31, 2005. In the year ended December 31, 2006, the Company recorded $1,014 of additional expense in other income/(expense), net, to reflect the increase in fair value between January 1, 2006 and December 31, 2006.

These warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a component of other income/(expense), net, until the earlier of their exercise or expiration or the completion of a liquidation event, including the completion of an initial public offering, at which time the preferred stock warrant liability will be reclassified to stockholders' equity/(deficit).

The pro forma effect of the adoption of FSP 150-5 on the Company's results of operations for 2004 and 2005, if applied retroactively as if FSP 150-5 had been adopted in those years, was not material.

NOTE 4—ACQUISITIONS

Acquisition of Macrospace Limited

On December 15, 2004, the Company acquired the net assets of Macrospace in order to continue to develop and secure direct distribution relationships with the leading wireless carriers, to deepen and broaden its game library, to acquire access and rights to leading licenses and franchises (including original intellectual property), and to augment its internal production and publishing resources. These factors contributed to a purchase price in excess of the fair value of net tangible and intangible assets acquired, and, as a result, the Company recorded goodwill in connection with this transaction.

The Company purchased all of the issued and outstanding shares of Macrospace in exchange for the issuance of 2,733 shares of the Company's common stock and $5,000 in cash. In conjunction with this transaction, the Company's Board of Directors approved an increase in the number of authorized shares of the Company's common stock to 17,000 shares.

The total purchase price consideration of approximately $21,111 consisted of the following: 2,733 shares of common stock of the Company (valued at $15,415 based on an independent valuation of the Company's common stock on that date using a weighted income and market comparable approach), $5,000 in cash and transaction costs of $630. The Company signed a loan agreement with Macrospace shareholders and agreed to pay $1,076 of the $5,000 cash consideration over the year ended December 31, 2005.

The Company's consolidated financial statements include the results of operations of Macrospace since the date of acquisition. Under the purchase method of accounting, the Company allocated the total purchase

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 4—ACQUISITIONS (Continued)

price of $21,111 to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date as follows:

Assets acquired:
Cash	$401
Accounts receivable	2,196
Prepaid and other current assets	82
Property and equipment	275
Intangible assets (see Note 6)	7,547
Goodwill (see Note 6)	14,331

Total assets acquired	24,832
Liabilities assumed:
Accounts payable	(645)
Accrued liabilities	(717)

Total liabilities acquired	(1,362)
Long-term deferred income tax liability	(2,359)

Total liabilities	(3,721)

Net acquired assets	$21,111

In the initial purchase price allocation, the Company allocated $9,200 to amortizable intangible assets. During the year ended December 31, 2005, the Company finalized its intangible asset valuation and revised its purchase price allocation, resulting in a reduction of $1,653 in the value previously ascribed to intangible assets and a corresponding increase in goodwill. The Company is amortizing the amortizable intangible assets using a straight-line method over their estimated useful lives of one to six years (see Note 6).

As part of the finalization of the 2005 tax returns for Glu Ltd. (formerly Macrospace Ltd.), during 2006 the Company recorded an adjustment to goodwill and the acquired net operating loss carryforwards of approximately $300.

The Company allocated the residual value of $14,331 to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested for impairment at least annually. Goodwill is not deductible for tax purposes.

Acquisition of iFone Holdings Limited

On March 29, 2006, the Company acquired the net assets of iFone in order to continue to deepen and broaden its game library, to acquire access and rights to leading licenses and franchises and to augment its external production resources. These factors contributed to a purchase price in excess of the fair value of net tangible and intangible assets acquired, and, as a result, the Company recorded goodwill in connection with this transaction.

The Company purchased all of the issued and outstanding shares of iFone in exchange for the issuance of 3,423 shares of Special Junior Preferred Stock of the Company and $3,500 in cash. In addition, subject to the completion of specified milestones, the Company committed to issue a total of 871 shares of Special Junior Preferred Stock of the Company and $4,500 in subordinated unsecured promissory notes to the iFone shareholders. In conjunction with this transaction, the Company's Board of Directors approved an increase in the number of authorized shares of preferred stock of Glu to 17,031 shares. The milestones outlined in the purchase agreement for which contingent consideration was agreed to be issued were not achieved during the period to earn this additional consideration. As the milestone consideration was not earned, these amounts have not been reflected in these financial statements.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 4—ACQUISITIONS (Continued)

The total purchase price of approximately $23,502 consisted of the following: 3,423 shares of Special Junior Preferred Stock of the Company (valued at $19,098 based on an independent valuation of the preferred stock issued using a weighted income and market comparable approach), $3,500 of cash and transaction costs of $904.

The Company's consolidated financial statements include the results of operations of iFone from the date of acquisition. Under the purchase method of accounting, the Company allocated the total purchase price of $23,502 to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date.

Assets acquired:
Accounts receivable	$2,518
Prepaid and other current assets	2,271
Property and equipment	89
Intangible assets (see Note 6):
Titles, content and technology	2,700
Carrier contracts and relationships	1,300
Existing license agreements	400
Trademarks	100
In-process research and development	1,500
Goodwill (see Note 6)	22,828

Total assets acquired	33,706
Liabilities assumed:
Accounts payable	(4,247)
Accrued liabilities	(4,777)
Restructuring liabilities	(1,180)

Total liabilities acquired	(10,204)

Net acquired assets	$23,502

The above table includes reductions to acquired goodwill to reflect adjustments to certain assumed liabilities upon completion of the purchase price allocation.

The Company has recorded an estimate for costs to terminate certain activities associated with the iFone operations in accordance with the guidance of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. This restructuring accrual of $1,180 principally related to the termination of 41 iFone employees. At December 31, 2006, a total of $36 of restructuring liabilities related to iFone employees remained and is expected to be paid in the first quarter of 2007.

Of the total purchase price, $4,500 was allocated to amortizable intangible assets. The amortizable intangible assets are being amortized using a straight-line method over the respective estimated useful life of two to five years.

In conjunction with the acquisition of iFone, the Company recorded a $1,500 expense for acquired in-process research and development ("IPR&D") during the first quarter of 2006 because feasibility of the acquired technology had not been established and no future alternative uses existed. The IPR&D expense is included in operating expenses in its consolidated statements of operation in the year ended December 31, 2006.

The IPR&D is related to the development of new game titles. The Company determined the value of acquired IPR&D using the discounted cash flow approach. The Company calculated the present value of the expected future cash flows attributable to the in-process technology using a 21% discount rate. This rate takes into account the percentage of completion of the development effort of approximately 20% and

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 4—ACQUISITIONS (Continued)

the risks associated with the Company's developing this technology given changes in trends and technology in the industry. As of December 31, 2006, these acquired IPR&D projects had been completed at costs similar to the original projections.

The Company based the valuation of identifiable intangible assets and IPR&D acquired on management's estimates, currently available information and reasonable and supportable assumptions. The Company based the allocation of the purchase price on the fair value of these net assets acquired determined using the income and market valuation approaches.

The Company allocated the residual value of $22,828 to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested for impairment at least annually. Goodwill is not deductible for tax purposes.

NOTE 5—BALANCE SHEET COMPONENTS

Property and Equipment

	December 31,
	2005	2006
Computer equipment	$1,289	$1,856
Furniture and fixtures	1,205	1,260
Software	1,320	1,714
Leasehold improvements	113	1,129

	3,927	5,959
Less: Accumulated depreciation and amortization	(1,084)	(2,479)

	$2,843	$3,480

Depreciation and amortization for the years ended December 31, 2004, 2005 and 2006 were $141, $816 and $1,503, respectively.

Accounts Receivable

	December 31,
	2005	2006
Accounts receivable	$7,604	$14,914
Less: Allowance for doubtful accounts	(207)	(466)

	$7,397	$14,448

Accounts receivable includes amounts billed and unbilled as of the respective balance sheet dates. The Company had no significant write-offs or recoveries during the years ended December 31, 2004, 2005 and 2006.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

The Company's intangible assets were acquired in connection with the acquisitions of Macrospace and iFone. The carrying amounts and accumulated amortization expense of the acquired intangible assets at December 31, 2005 and 2006 were as follows:

	Estimated Useful Life	Acquisition Amount	Impairment	Accumulated Amortization Expense	Balance at December 31, 2005	Acquisition Amount	Impairment	Accumulated Amortization Expense	Balance at December 31, 2006
Intangible assets amortized to cost of revenues:
Titles, context and technology	2.5 yrs	$2,600	$(1,103)	$(1,082)	$415	$5,300	$(1,103)	$(2,373)	$1,824
Catalogs	1 yr	1,500	—	(1,500)	—	1,500	—	(1,500)	—
Provision X Technology	6 yrs	247	—	(179)	68	247	—	(192)	55
Carrier contract and related relationships	5 yrs	900	—	(188)	712	2,200	—	(563)	1,637
Licensed content	5 yrs	—	—	—	—	400	—	(60)	340
Trademarks	3 yrs	—	—	—	—	100	—	(37)	63

		5,247	(1,103)	(2,949)	1,195	9,747	(1,103)	(4,725)	3,919
Other intangible assets amortized to operating expenses:
Emux Technology	6 yrs	1,600	—	(277)	1,323	1,600	—	(545)	1,055
Noncompete agreement	2 yrs	700	—	(365)	335	700	—	(700)	—

		2,300	—	(642)	1,658	2,300	—	(1,245)	1,055

Total intangibles assets		$7,547	$(1,103)	$(3,591)	$2,853	$12,047	$(1,103)	$(5,970)	$4,974

The Company has included amortization of acquired intangible assets directly attributable to revenue-generating activities in cost of revenues. The Company has included amortization of acquired intangible assets not directly attributable to revenue-generating activities in operating expenses. During the years ended December 31, 2004, 2005 and 2006, the Company recorded amortization expense in the amounts of $126, $2,823 and $1,777, respectively, in cost of revenues. During the years ended December 31, 2004, 2005 and 2006, the Company recorded amortization expense in the amounts of $26, $616 and $616, respectively, in operating expenses.

During the year ended December 31, 2005, the Company impaired certain titles, content and technology intangible assets as certain titles were discontinued or their current anticipated cash flows were significantly lower than the estimated cash flows used in the initial valuation. The Company used a discounted cash flow approach to determine the current fair value of these intangibles. The Company recorded a charge of $1,103 for the impairment during the year ended December 31, 2005. It recorded no impairments during the years ended December 31, 2004 and 2006.

As of December 31, 2006, the total expected future amortization related to intangible assets was as follows:

Period Ending December 31,	Amortization Included in Cost of Revenues	Amortization Included in Operating Expenses	Total Amortization Expense
2007	2,072	266	2,338
2008	883	267	1,150
2009	526	267	793
2010	354	255	609
2011	84	—	84

	$3,919	$1,055	$4,974

At September 30, 2006, the Company performed its annual test for goodwill impairment as required by SFAS No. 142. The Company determined that it operates three reporting units for the purposes of SFAS No. 142. The Company attributes its goodwill to both its Americas and Europe, Middle East and Africa ("EMEA") reporting units. The Company concluded that goodwill was not impaired since the fair value of its reporting units exceeded their respective carrying values, including goodwill. The primary methods used to determine the fair values for SFAS No. 142 impairment purposes were the discounted cash flow and

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

market methods. The Company determined the assumptions supporting the discounted cash flow method, including the assumed 18% discount rate, using its best estimates as of the date of the impairment review.

The Company attributes all of the goodwill resulting from the Macrospace acquisition to its EMEA reporting unit. The goodwill resulting from the iFone acquisition is evenly attributed to its Americas and EMEA reporting units. The goodwill allocated to the Americas reporting unit is denominated in United States Dollars, and the goodwill allocated to the EMEA reporting unit is denominated in Pounds Sterling. As a result, the goodwill attributed to the EMEA reporting unit is subject to foreign currency fluctuations. During the year ended December 31, 2005, goodwill decreased by $1,354 due to the United States Dollar strengthening against the Pound Sterling. During the year ended December 31, 2006, goodwill increased by $3,081 due to the United States Dollar weakening against the Pound Sterling. Goodwill at December 31, 2005 and 2006 was $12,467 and $38,727, respectively.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space under noncancelable operating facility leases with various expiration dates through August 2008. Rent expense for the years ended December 31, 2004, 2005 and 2006 was $354, $1,236 and $1,759, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. The deferred rent balance was $151 and $225 at December 31, 2005 and 2006, respectively, and was included within other long-term liabilities.

At December 31, 2006, future minimum lease payments under noncancelable operating leases were as follows:

Period Ending December 31,	Minimum Operating Lease Payments
2007	$1,732
2008	1,086
2009	748
2010	748
2011	469
2012 and thereafter	—

$4,783

Capital Lease

The Company has one lease that it accounts for as a capital lease. It capitalized a total of $114 as computer equipment under this lease during the year ended December 31, 2005. The Company recorded no capital lease obligations prior to the year ended December 31, 2005 or during the year ended December 31, 2006. Accumulated depreciation associated with this capital lease was $10 and $47 at December 31, 2005 and 2006, respectively. The Company has a commitment to pay $31 under this lease during the year ending December 31, 2007.

Minimum Guaranteed Royalties

The Company has entered into license and development agreements with various owners of brands and other intellectual property so that it could develop and publish games for mobile handsets. Pursuant to some of these agreements, the Company is required to pay minimal royalties over the term of the

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 7—COMMITMENTS AND CONTINGENCIES (Continued)

agreements regardless of actual game sales. Future minimum royalty payments for those agreements as of December 31, 2006 were as follows:

Period Ending December 31,	Minimum Guaranteed Royalties
2007	$1,308
2008	740
2009	575
2010	1,005
2011	350
2012 and thereafter	375

$4,353

Commitments in the above table include $1,366 of guaranteed royalties to licensors that are included in the Company's consolidated balance sheet as of December 31, 2006 because the licensors do not have any significant performance obligations. These commitments are included in both current and long-term prepaid and accrued royalties.

Indemnification Arrangements

The Company has entered into agreements under which it indemnifies each of its officers and directors during his or her lifetime for certain events or occurrences while the officer or director is or was serving at the Company's request in that capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had recorded no liabilities for these agreements as of December 31, 2005 or 2006.

In the ordinary course of its business, the Company includes standard indemnification provisions in most of its license agreements with carriers and other distributors. Pursuant to these provisions, the Company indemnifies these parties for losses suffered or incurred in connection with its games, including as a result of intellectual property infringement and viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions is generally unlimited. The Company has never incurred costs to defend lawsuits or settle indemnified claims of these types. As a result, the Company believes the estimated fair value of these indemnity provisions is minimal. Accordingly, the Company had recorded no liabilities for these provisions as of December 31, 2005 or 2006.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any of these matters, individually or in the aggregate, will have a materially adverse effect on the Company's business, financial condition or results of operation, and thus no amounts were accrued for these exposures at December 31, 2006.

NOTE 8—DEBT

Loan Agreement

In May 2006, the Company entered into a loan agreement with a principal in the amount of $12,000. The loan has an interest rate of 11%. The Company was obligated to pay only interest through December 31,

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 8—DEBT (Continued)

2006. Beginning January 1, 2007, the Company became obligated to pay 30 equal payments of principal and accrued interest until the entire principal is paid. If the Company elects to make any advance payments, these payments would be subject to a premium equal to 3% of the principal amount repaid unless the payments were made (1) in connection with an issuance of shares of stock that would be publicly traded on a national market or exchange, (2) in connection with a change of control or (3) more than 18 months after the funding of the loan. The loan is collateralized by all of the assets of the Company, including intellectual property, and prohibits the payment of any dividends prior to the effective date of the Company's initial public offering. As of December 31, 2006, the future minimum loan payments were as follows:

Period Ending December 31,	Minimum Loan Payments
2007	$5,462
2008	5,462
2009	2,731

13,655
Less amounts representing interest, including debt discount	2,132

11,523
Less current portion of long-term debt	4,278

Long-term debt, net of current portion	$7,245

In conjunction with this loan agreement, the Company issued to entities affiliated with the lender warrants to purchase 106 shares of Series D Preferred Stock with an exercise price of $9.03 per share. These warrants have a contractual life of seven years (see Note 11).

The table above does not include $61 of other current debt.

NOTE 9—STOCKHOLDERS' EQUITY/(DEFICIT)

Common Stock

The Company's Articles of Incorporation were amended in 2006 to increase the number of authorized shares of the Company's no par value common stock to 33,000 shares.

As of December 31, 2006, the Company's common stock reserved for future issuances included the following:

Redeemable convertible preferred stock	15,681
Options to purchase common stock	3,358
Warrants to purchase redeemable convertible preferred stock	229

19,268

Early Exercise of Employee Options

Stock options granted under the Company's stock option plan provide certain employee option holders the right to elect to exercise unvested options in exchange for shares of restricted common stock. Unvested shares, in the amounts of 162 and 108 at December 31, 2005 and 2006, respectively, were subject to a repurchase right held by the Company at the original issuance price in the event the optionees' employment is terminated either voluntarily or involuntarily. For exercises of employee options, this right generally lapses as to 25% of the shares subject to the option on the first anniversary of the vesting start date and as to 1/48th of the shares monthly thereafter. These repurchase terms are considered to be a forfeiture provision and do not result in variable accounting. The restricted shares issued upon early

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 9—STOCKHOLDERS' EQUITY/(DEFICIT) (Continued)

exercise of stock options are legally issued and outstanding and have been reflected in stockholders' equity/(deficit). The Company treats cash received from employees for exercise of unvested options as a refundable deposit shown as a liability in its consolidated financial statements. As of December 31, 2005 and 2006, the Company included cash received for early exercise of options of $121 and $92, respectively, in accrued liabilities. Amounts from accrued liabilities are transferred into common stock and additional paid-in capital as the shares vest.

Warrants to Purchase Common Stock

In connection with the issuance of its Series A Preferred Stock, the Company issued warrants to purchase 20 shares of common stock. These warrants had an exercise price of $0.36 per share and an expiration date of December 31, 2007. During the year ended December 31, 2006, these warrants were exercised for gross proceeds of $7. As of December 31, 2006, no warrants to purchase common stock remained outstanding.

NOTE 10—REDEEMABLE CONVERTIBLE PREFERRED STOCK

In December 2001, the Company issued 2,313 shares of Series A Preferred Stock at $1.848 per share for a total purchase price of $4,275.

In April 2003, the Company authorized the issuance of 2,987 shares of Series B Preferred Stock and issued 1,699 shares of Series B Preferred Stock at $1.92 per share for a total purchase price of $3,263, which included the conversion of the principal and interest from a convertible promissory notes payable issued in March 2003. Shortly thereafter, the Company issued another 816 shares of Series B Preferred Stock at $1.92 per share for a total purchase price of $1,566. In June 2003, the Company issued 350 shares of Series B Preferred Stock at $1.92 per share for a total purchase price of $671.

In June and August 2004, the Company issued 4,015 shares of Series C Preferred Stock at $4.9809 per share for a total purchase price of $20,000.

In April and July 2005, the Company issued 2,215 and 19 shares, respectively, of Series D Preferred Stock at $9.03 per share for a total purchase price of $20,172. In addition, the lead investor in this financing purchased 83 shares of common stock at $3.00 per share, for a total purchase price of $249.

In July 2005, the Company issued 831 shares of Series D-1 Preferred Stock at $9.03 per share for a total purchase price of $7,500.

In March 2006, the Company issued 3,423 shares of Special Junior Preferred Stock at $5.58 per share as part of the iFone acquisition (see Note 4).

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 10—REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

Redeemable convertible preferred stock outstanding consists of the following:

	December 31, 2005	December 31, 2006
Mandatorily redeemable convertible preferred stock:
Series A: 2,313 shares authorized; 2,313 shares issued and outstanding; $4,275 liquidation preference	$4,406	$4,414
Series B: 2,987 shares authorized; 2,865 shares issued and outstanding; $5,500 liquidation preference	5,391	5,403
Series C: 4,015 shares authorized; 4,015 shares issued and outstanding; $20,000 liquidation preference	19,919	19,937
Series D: 2,400 shares authorized; 2,234 shares issued and outstanding; $20,172 liquidation preference	20,053	20,081
Series D-1: 831 shares authorized; 831 shares issued and outstanding; $7,500 liquidation preference	7,421	7,430

Total mandatorily redeemable convertible preferred stock	$57,190	$57,265

Special junior redeemable convertible preferred stock	$—	$19,098

The Special Junior Preferred Stock is classified as redeemable due to the deemed liquidation provision in the instrument.

Rights and preferences of the redeemable convertible preferred stock include:

Voting Rights

Holders of shares of the Series A Preferred Stock, voting together as a separate series, elect two members of the Company's Board of Directors, holders of shares of the Series B Preferred Stock, voting together as a separate series, elect one member of the Company's Board of Directors, holders of shares of the Series C Preferred Stock, voting together as a separate series, elect one member of the Company's Board of Directors, holders of shares of the Series D Preferred Stock and Series D-1 Preferred Stock, voting together as a separate series, elect two members of the Company's Board of Directors, holders of shares of the Special Junior Preferred Stock, voting together as a separate class, elect one director, and holders of shares of common stock and preferred stock (on an as-if converted to common stock basis), voting together as a single class, elect the remaining members of the Company's Board of Directors.

Dividend Rights

The holders of Series D Preferred Stock and Series D-1 Preferred Stock are entitled to receive, on a pro rata basis, out of any funds legally available, noncumulative dividends at a rate per share equal to 8% of the original issuance price, when and if declared by the Company's Board of Directors. Subject to the payment of the dividends described above, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to receive, on a pro rata basis, out of any funds legally available, noncumulative dividends at a rate per share equal to 8% of the original issuance price, when and if declared by the Company's Board of Directors. Any additional dividends or distributions would be distributed among all holders of common stock and all holders of preferred stock in proportion to the number of shares of common stock held on an as-if converted basis.

Liquidation Preferences

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series D and D-1 Preferred Stock are entitled to receive an amount of cash equal to their original purchase price of $9.03 per share plus all declared by unpaid dividends before any amount is paid with respect to any other series of preferred stock or common stock. If the amounts available for

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 10—REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

distribution are not sufficient to pay the full amount, then all assets of the Company legally available for distribution will be distributed to the holders of Series D and D-1 Preferred Stock on a proportionate basis. After payment in full of the liquidation preference amount of the Series D and D-1 Preferred Stock, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to liquidation preferences equal to their original issue prices of $1.848, $1.92 and $4.98 per share, respectively, plus any declared but unpaid dividends. If the amounts available for distribution are not sufficient to pay the full amount, then any remaining assets of the Company legally available for distribution will be distributed to the holders of Series A, B and C Preferred Stock on a proportionate basis. After the above payments are made in full, the holders of Special Junior Preferred Stock are entitled to a liquidation preference equal to $2.858 per share. Upon full payment of the liquidation preference amounts of all preferred stock, any remaining assets of the Company legally available for distribution will be distributed to the holders of common stock and preferred stock pro rata based on the number of shares on an "as-if converted" basis.

Conversion Rights

Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D and D-1 Preferred Stock and Special Junior Preferred Stock is convertible, at the option of the holder, by dividing their original issuance prices of $1.848, $1.92, $4.98, $9.03 and $5.25, respectively, by the conversion price at the conversion date. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D and D-1 Preferred Stock and Special Junior Preferred Stock automatically converts into the number of shares of common stock into which these shares are convertible at the then-effective conversion ratio upon: (i) the closing of a public offering of common stock at a per share price of at least $14.94 (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and for an aggregate offering price of at least $50.0 million or (ii) the written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, the holders of at least 66 2/3% of the then-outstanding Series B Preferred Stock, the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock, each voting as a separate series, and the holders of at least 72% of the then-outstanding shares of Series D and Series D-1 Preferred Stock, voting together as a single series. On December 18, 2006, the Company's Board of Directors and preferred stockholders approved an amendment to the Company's Restated Articles of Incorporation to reduce the trigger price at which shares of the Company's redeemable convertible preferred stock automatically convert into shares of common stock upon the completion of an underwritten public offering from $14.94 per share to $13.50 per share. On February 27, 2007, the holders of outstanding preferred stock agreed to convert their shares into common stock upon the consummation of the Company's initial public offering so long as the registration statement is declared effective on or prior to March 31, 2007 (see Note 18).

Redemption Rights

Any time after May 2010, the holders of more than 50% of the then-outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock, voting as a single class, may upon written request require that the Company redeem all or a portion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock. If the respective Preferred Stock remains outstanding until the redemption date (May 2010), the estimated minimum redemption value will be $57,447. The redemption amount is to be paid in cash in two equal installments—to the holders of Series A Preferred Stock, an amount per share equal to $1.848 plus all declared but unpaid dividends; to the holders of Series B Preferred Stock, an amount per share equal to $1.92 plus all declared but unpaid dividends; to the holders of Series C Preferred Stock, an amount per share equal to $4.98 plus all declared but unpaid dividends; to the holders of Series D Preferred Stock, an amount per share equal to $9.03 plus all declared but unpaid dividends; and to the holders of Series D-1 Preferred Stock, an amount per share equal to $9.03 plus all declared but unpaid dividends. The second installment payment would occur on the first anniversary of the first redemption payment. Any redemption of preferred stock must be made on a

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 10—REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

proportionate basis among the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock and the holders of Series D-1 Preferred Stock, in proportion to the number of shares of that series proposed to be redeemed by those holders. The Special Junior Preferred Stock is not redeemable.

For the years ended December 31, 2004, 2005 and 2006, the Company recorded cumulative charges to additional paid-in capital of $1,351, $63 and $74, respectively, related to the accretion of the preferred stock to its redemption value.

As a requirement of the issuance of the Series D Preferred Stock in April and July 2005 and Series D-1 Preferred Stock in July 2005, the Company amended its Articles of Incorporation. This amendment modified certain of the terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The most significant amendments included removing the cumulative dividend rights upon redemption of these series of preferred stock. As this modification was made concurrently with the sale of the new preferred stock, the Company considered this modification and determined that it involved only the different classes of preferred stockholders. As a result, the Company recorded a capital contribution in the amount of the historical accretion recorded in respect of the cumulative dividend rights that were removed as part of the modification.

At December 31, 2006, the Company had reserved 2,313 shares of common stock for the conversion of Series A Preferred Stock, 2,987 shares of common stock for the conversion of Series B Preferred Stock, 4,015 shares of common stock for the conversion of Series C Preferred Stock, 2,400 shares of common stock for the conversion of Series D Preferred Stock and 831 shares of common stock for the conversion of Series D-1 Preferred Stock.

NOTE 11—WARRANTS FOR PREFERRED STOCK

In March 2003, the Company issued warrants to purchase 71 shares of Series B Preferred Stock in conjunction with the issuance of the convertible notes payable. The warrants have an exercise price of $1.92 per share and a term of five years. The Company calculated the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 90%, term of five years, risk-free interest rate of 2.6% and dividend yield of 0%. The Company recorded the fair value of the warrants of $61 as a discount to the carrying value of the convertible notes. These warrants were outstanding at December 31, 2006.

In March 2004, the Company issued warrants to purchase 52 shares of common stock in conjunction with obtaining a line of credit. In June 2004, the warrants to purchase common stock were converted to warrants to purchase 52 shares of Series B Preferred Stock. The warrants have an exercise price of $1.92 per share and a five-year term. The Company calculated the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 90%, term of five years, risk-free interest rate of 3.1% and dividend yield of 0%. The Company recorded the fair value of the warrants of $83 as a short-term asset, of which $63 was amortized to interest expense in 2004 and the remainder was amortized in 2005. These warrants were outstanding at December 31, 2006.

In May 2006, the Company issued warrants to purchase 106 shares of Series D Preferred Stock in conjunction with the loan agreement. The warrants have an exercise price of $9.03 per share and a term of seven years. The Company calculated the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 73%, term of seven years, risk-free interest rate of 5.1% and dividend yield of 0%. The Company recorded the fair value of the warrants of $607 as a discount to the carrying value of the loan. These warrants were outstanding at December 31, 2006.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 11—WARRANTS FOR PREFERRED STOCK (Continued)

Warrants outstanding at December 31, 2006 were as follows:

Issue Date	Term (Years)	Convertible Preferred Stock	Exercise Price per Share	Number of Shares Outstanding Under Warrant	Fair Value at December 31, 2006
March 2003	5	Series B	$1.92	71	$651
March 2004	5	Series B	1.92	52	484
May 2006	7	Series D	9.03	106	860

				229	$1,995

As discussed in Note 3, in 2005 the Company reclassified all of its freestanding preferred stock warrants as a liability and began adjusting the warrants to their respective fair values at each balance sheet date.

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN

In December 2001, the Company adopted the 2001 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees, directors, consultants, independent contractors and advisors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, directors, consultants, independent contractors and advisors. As of December 31, 2006, the Company had authorized 4,498 shares of common stock for issuance under the Plan.

The Company may grant options under the Plan at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by its Board of Directors, provided, however, that (i) the exercise price of an ISO or NSO may not be less than 100% or 85%, respectively, of the estimated fair value of the underlying shares of common stock on the grant date, and (ii) the exercise price of an ISO or NSO granted to a 10% stockholder may not be less than 110% of the estimated fair value of the shares on the grant date.

Generally, options granted under the Plan are exercisable for a period of five or ten years after the date of grant, and the shares of common stock subject to the option vest at a rate of 1/4 of the shares on the first anniversary of the grant date of the option and an additional 1/48 of the shares upon completion of each succeeding full month of continuous employment thereafter. The Board of Directors may terminate the Plan at any time at its discretion.

In December 2004, the Company's Board of Directors elected to allow the Company's officers (vice president and above) to exercise their options to purchase unvested shares of common stock (i.e., "early exercise"). If an employee terminates his or her employment with the Company, the Company would have the right to repurchase the then-unvested stock at the original issuance price. Prior to termination, the stock would continue to vest as set forth in the employee's original stock option agreement.

The Company may repurchase shares of common stock subject to the right of repurchase by providing written notice to the stockholder within 90 days of the stockholder's termination. The repurchase price is equal to the original exercise price per share. If a stockholder is terminated without cause or resigns for good reason, none of the shares would be subject to repurchase. Cause and good reason are each defined in the stock restriction agreements entered into by the Company and each of the stockholders.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN (Continued)

The following table summarizes activity under the Plan:

		Options Outstanding
	Shares Available	Number of Shares	Weighted Average Exercise Price
Balances at December 31, 2003	671	1,229	$0.18
Increase in authorized shares	500	—
Options granted	(1,166)	1,166	0.63
Options canceled	221	(221)	0.19
Options exercised	—	(489)	0.45

Balances at December 31, 2004	226	1,685	0.42
Increase in authorized shares	1,083	—
Options granted	(1,397)	1,397	3.94
Options canceled	562	(562)	2.93
Options exercised	—	(294)	0.24

Balances at December 31, 2005	474	2,226	2.02
Increase in authorized shares	1,000
Options granted	(1,653)	1,653	7.30
Options canceled	655	(655)	3.17
Options exercised	—	(342)	0.61

Balances at December 31, 2006	476	2,882	$5.03

At December 31, 2006, the options outstanding and currently exercisable by exercise price were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.18– $0.30	433	1.75	$0.22	$4,460	251	1.67	$0.23	$2,581
$0.75– $3.54	445	3.49	1.28	4,117	237	3.01	1.16	2,217
$3.57– $3.57	167	9.18	3.57	1,162	15	9.23	3.57	109
$3.90– $3.90	574	9.52	3.90	3,804	41	9.42	3.90	272
$4.50– $4.80	390	3.95	4.59	2,319	163	4.05	4.59	972
$10.53–$10.53	839	9.71	10.53	0	0	0.00	0.00	0
$10.65–$10.65	34	9.95	10.65	0	0	0.00	0.00	0

$0.18–$10.65	2,882	6.71	5.03	$15,862	707	3.28	1.84	$6,151

The Company has computed the aggregate intrinsic value amounts disclosed in the above table based on the difference between the original exercise price of the options and management's estimate of the deemed fair value of the Company's common stock of $10.53 at December 31, 2006. The aggregate intrinsic value of awards exercised during the year ended December 31, 2006 was $119.

Included in the above table are non-employee stock options granted in the years ended December 31, 2004, 2005 and 2006 for 115, 1 and 1 shares of common stock, respectively. The Company had outstanding non-employee stock options to purchase 112, 11 and 1 shares of common stock at weighted average exercise prices of $0.29, $0.18 and $3.90 at December 31, 2004, 2005 and 2006, respectively. The non-employee options outstanding had an exercise price of $3.90, a remaining contractual term of 9.55 years and no intrinsic value at December 31, 2006.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN (Continued)

Prior to the Adoption of SFAS No. 123R

Prior to the adoption of SFAS No. 123R, the Company applied SFAS No. 123, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which allowed companies to apply the accounting rules under APB No. 25, and related interpretations.

Stock-based compensation expense, under APB No. 25, is recognized for employee stock option grants in those instances in which the fair value of the underlying common stock is greater than the exercise price of the stock options at the date of grant. The Company recorded deferred stock-based compensation related to employees of $2,596 and $1,129 for stock options granted in the years ended December 31, 2004 and 2005, respectively. Stock-based compensation of $288, $1,487 and $863 was expensed during the years ended December 31, 2004, 2005 and 2006, respectively, using an accelerated basis over the vesting period of the individual options, in accordance with FIN 28.

During the years ended December 31, 2004 and 2005, the Company issued stock options to certain employees with exercise prices determined with hindsight to be below the fair market value of the Company's common stock at the date of grant. The Company retrospectively estimated the fair value of its common stock based upon several factors, including its operating and financial performance, progress and milestones attained in its business, past sales of convertible preferred stock, the results of retrospective independent valuations by a third-party valuation firm, and the expected valuation that the Company would obtain in an initial public offering. These retrospective independent valuations utilized the probability-weighted expected return and the option pricing valuation methodologies. The Company has reviewed these factors and the events that happened between each pair of valuation dates and has determined that the combination of these factors and events reflect a true measurement of the fair value of the Company's stock over an extended period of time and believes that the fair value of its common stock is appropriately reflected in the chart below.

In June 2006, the Company offered to the employees who were granted options from January 2005 to March 2005 the ability to amend the terms of their options to increase the exercise prices in order to help them avoid potential adverse personal income tax consequences. The Company repriced certain stock option awards granted to 15 of its employees in the first quarter of 2005. Under the terms of this repricing, no terms of the original option grants were changed other than the exercise price and the term, which was extended from the fifth anniversary to the tenth anniversary of the grant date. The Company repriced vested options to purchase 29 shares and unvested options to purchase 243 shares having weighted average original exercise prices of $2.34 and $2.28, respectively. These options were repriced at a new exercise price of $3.90 per share. The Company has accounted for the repricing as a modification under SFAS No. 123R and thus recorded the net incremental fair value related to vested awards as compensation expense on the date of modification. In accordance with SFAS No. 123R, the Company will record the incremental fair value related to the unvested awards, together with unamortized stock-based compensation expense associated with the unvested awards as determined under APB No. 25, over the remaining requisite service period of the option holders. In connection with the repricing, the Company recorded stock compensation expense of $66 in the year ended December 31, 2006. Total incremental compensation cost resulting from the modification was $150.

In connection with the repricing of stock options during 2006, the Company followed the provisions of SFAS No. 123R and eliminated from its balance sheet its remaining deferred stock-based compensation related to modified stock options. Future stock-based compensation charges for the modified options will be recorded in accordance with SFAS No. 123R.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN (Continued)

The Company granted certain options to employees with exercise prices below the estimated fair value of common stock, determined with hindsight, on the date of the grant. The following table summarizes information with respect to all stock option grants since April 2004:

Grant Date	Number of Shares Granted	Per Share Exercise Price	Per Share Deemed Fair Value	Per Share Intrinsic Value
April 26, 2004	83	$0.30	$0.48	$0.18
May 6, 2004	70	0.30	0.66	0.36
June 30, 2004	115	0.75	1.17	0.42
July 28, 2004	12	0.75	1.59	0.84
September 8, 2004	65	0.75	3.15	2.40
November 3, 2004	522	0.75	4.74	3.99
December 8, 2004	57	1.50	5.64	4.14
January 26, 2005	64	1.50	5.64	4.14
January 27, 2005	74	2.25	5.64	3.39
March 1, 2005	183	2.25	5.64	3.39
March 18, 2005	35	3.00	5.64	2.64
April 28, 2005	323	4.50	4.47	—
June 22, 2005	5	4.50	4.41	—
July 27, 2005	172	4.80	3.72	—
September 12, 2005	324	4.80	3.72	—
September 15, 2005	84	4.80	3.72	—
December 15, 2005	131	3.54	3.09	—
February 2, 2006	63	3.57	3.27	—
March 9, 2006	124	3.57	3.27	—
July 20, 2006	581	3.90	3.75	—
September 7, 2006	601	10.53	10.53	—
October 31, 2006	250	10.53	10.53	—
December 13, 2006	34	10.65	10.65	—

Stock-based compensation expense recorded under APB No. 25 and SFAS No. 123 for periods prior to the adoption of SFAS No. 123R is allocated as follows:

	Year Ended December 31,
	2004	2005
Research and development	$28	$158
Sales and marketing	59	132
General and administrative	454	987

The Company estimates the fair value of each option granted on the date of grant, based on the minimum value method, using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended December 31,
	2004	2005
Dividend yield	0%	0%
Risk-free interest rate	2.97%	3.94%
Expected term	3.51 years	3.64 years

The weighted average grant date fair values per share, based on the minimum value method, of options granted during the years ended December 31, 2004 and 2005 were $2.46 and $1.05, respectively.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN (Continued)

The weighted average fair value per share, based on the minimum value method, of options granted during the years ended December 31, 2004 and 2005 with exercise prices less than the estimated fair value of the stock at the date of grant was $2.85 and $3.72, respectively. The weighted average fair value per share of options granted during the year ended December 31, 2005 with exercise prices greater than the estimated fair value of the stock at the date of grant was $0.18.

Adoption of SFAS No. 123R

The Company adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, the Company estimated the fair value of each option award on the grant date using the Black-Scholes option valuation model and the weighted average assumptions noted in the following table.

Year Ended December 31, 2006
Dividend yield	0%
Risk-free interest rate	4.77%
Expected term (years)	6.07
Expected volatility	74%

The Company based expected volatility on the historical volatility of a peer group of publicly traded entities. The expected term of options gave consideration to early exercises, post-vesting cancellations and the options' contractual term, which was extended for all options granted subsequent to September 12, 2005 from five to ten years. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Constant Maturity Rate as of the date of grant.

SFAS No. 123R requires nonpublic companies that used the minimum value method under SFAS No. 123 to apply the prospective transition method of SFAS No. 123R. Prior to adoption of SFAS No. 123R, the Company used the minimum value method, and it therefore has not restated its financial results for prior periods. Under the prospective method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for (i) all new stock-based compensation awards granted after January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R, (ii) unmodified awards granted prior to but not vested as of December 31, 2005 accounted for under APB No. 25 and (iii) awards outstanding as of December 31, 2005 that were modified after the adoption of SFAS No. 123R.

The Company calculated employee stock-based compensation expense recognized in the year ended December 31, 2006 based on awards ultimately expected to vest and reduced it for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the consolidated stock-based compensation expense by line items in the consolidated statement of operations:

Year Ended December 31, 2006
Research and development	$207
Sales and marketing	322
General and administrative	1,211

Total stock-based compensation expense	$1,740

Consolidated net cash proceeds from option exercises were $194 for the year ended December 31, 2006. The Company realized no income tax benefit from stock option exercises during the year ended December 31, 2006. As required, the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 12—STOCK OPTION PLANS AND STOCK PURCHASE PLAN (Continued)

As a result of adopting SFAS No. 123R on January 1, 2006, the Company's net loss for the year ended December 31, 2006 was higher by $877, net of tax effect, than if the Company had continued to account for stock-based compensation under APB No. 25. Basic and diluted net loss per share for the year ended December 31, 2006 would have been $0.18 lower than if the Company had not adopted SFAS No. 123R. At December 31, 2006, the Company had $5,243 of total unrecognized compensation expense under SFAS No. 123R, net of estimated forfeitures, related to stock option plans that will be recognized over a weighted-average period of 3.36 years.

During 2006, the Company modified five additional option agreements, including grants made to two members of the Company's Board of Directors. The modifications included the repricing of one option for 50 shares of common stock from $4.80 per share to $3.57 per share and accelerating the vesting of four other grants totaling 27 shares of common stock. The Company recorded a charge of $100 in connection with these modifications for the year ended December 31, 2006. Total incremental compensation costs resulting from the modifications were $104.

Non-employee Stock Options

During the years ended December 31, 2004, 2005 and 2006, the Company granted options to purchase 115, 1 and 1, shares of common stock, respectively, to non-employees at exercise prices ranging from $0.18 to $4.50 and with contractual terms generally of five years. The Company determined estimated fair value on the grant date using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 3.77% to 4.73% and contractual lives of 5 to 10 years. The Company accounts for stock options, which vest over the service period, using the variable accounting model and re-measures them each accounting period. Compensation expense related to options granted to consultants was $253 during the year ended December 31, 2004 and $5 during the year ended December 31, 2006. During the year ended December 31, 2005, the Company cancelled options issued to consultants in prior years. As these options were not vested at the time of cancellation, the Company reversed the expense recognized in previous years totaling $227 relating to the unvested portion of these options. Net compensation expense related to options granted to consultants during the year ended December 31, 2005 was ($210).

Adoption of New Employee Stock Plans

In January 2007, the Company's Board of Directors approved the 2007 Equity Incentive Plan, which will become effective upon completion of the Company's initial public offering. The Company has reserved 1,767 shares of its common stock for grant and issuance under the plan. The number of shares available for grant and issuance under the plan will be increased on January 1 of each of 2008 through 2011, by the lesser of (i) 3% of the number of shares of the Company's common stock issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of shares determined by the Board of Directors.

In January 2007, the Company's Board of Directors approved the 2007 Employee Stock Purchase Plan, which will become effective upon completion of the Company's initial public offering. The Company has reserved 667 shares of its common stock for issuance under the plan. On each January 1 for the first eight calendar years after the first offering date, the aggregate number of shares of the Company's common stock reserved for issuance under the plan will be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of the Company's common stock on the immediately preceding December 31, provided that the Board of Directors may reduce the amount of the increase in any particular year and provided further that the aggregate number of shares issued over the term of this plan may not exceed 5,333.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 13—INCOME TAXES

The components of loss before income taxes and cumulative effect of change in accounting principle by tax jurisdiction were as follows:

	Year Ended December 31,
	2004	2005	2006
United States	$(7,997)	$(12,197)	$(5,714)
Foreign	(426)	(7,010)	(6,411)

Loss before income taxes and cumulative effect of change in accounting principle	$(8,423)	$(19,207)	$(12,125)

The components of income tax benefit/(provision) were as follows:

	Year Ended December 31,
	2004	2005	2006
Current:
Federal	$—	$—	$—
State	(1)	(1)	(1)
Foreign	—	(241)	(568)

	(1)	(242)	(569)

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	102	1,863	384

	102	1,863	384

Total:
Federal	—	—	—
State	(1)	(1)	(1)
Foreign	102	1,622	(184)

	$101	$1,621	$(185)

The difference between the actual rate and the federal statutory rate was as follows:

	Year Ended December 31,
	2004	2005	2006
Tax at federal statutory rate	34.0%	34.0%	34.0%
State tax, net of federal benefit	5.2	3.7	1.9
Foreign rate differential	(0.2)	(1.7)	(1.6)
Research and development credit	2.0	1.9	2.2
Acquired in-process research and development	—	—	(4.2)
Withholding taxes	—	(0.9)	(3.9)
Other	(1.4)	(1.8)	(4.9)
Valuation allowance	(38.4)	(26.8)	(25.0)

Effective tax rate	1.2%	8.4%	(1.5)%

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 13—INCOME TAXES (Continued)

Deferred tax assets and liabilities consist of the following:

	December 31, 2005			December 31, 2006
	US	Foreign	Total	US	Foreign	Total
Deferred tax assets:
Fixed assets	$85	$—	$85	$113	$256	$369
Net operating loss carryforwards	9,127	1,083	10,210	11,325	3,176	14,501
Accruals, reserves and other	1,031	—	1,031	424	244	668
Stock-based compensation	246	—	246	371	—	371
Research and development credit	690	—	690	954	—	954

Total deferred assets	11,179	1,083	12,262	13,187	3,676	16,863

Deferred tax liabilities:
Macrospace and iFone intangible assets	—	(856)	(856)	—	(1,735)	(1,735)
Other	—	—	—	(176)	(575)	(751)

Net deferred tax assets	11,179	227	11,406	13,011	1,366	14,377
Less valuation allowance	(11,179)	(227)	(11,406)	(13,011)	(1,366)	(14,377)

Net deferred tax liability	$—	$—	$—	$—	$—	$—

The Company has not provided deferred taxes on unremitted earnings attributable to foreign subsidiaries because these earnings are intended to be reinvested indefinitely.

In accordance with SFAS No. 109 and based on all available evidence on a jurisdictional basis, the Company believes that, it is more likely than not that its deferred tax assets will not be utilized, and has recorded a full valuation allowance against its net deferred tax assets.

At December 31, 2006, the Company had net operating loss carryforwards of approximately $28,525 and $28,732 for federal and state tax purposes, respectively. These carryforwards will expire from 2011 to 2026. In addition, the Company had research and development tax credit carryforwards of approximately $576 for federal income tax purposes and $573 for California tax purposes. The research and development tax credit carryforwards will begin to expire in 2021. The California state research credit will carry forward indefinitely. In addition, at December 31, 2006, the Company had net operating loss carryforwards of approximately $10,586 for United Kingdom tax purposes.

The Company's ability to use its net operating loss carryforwards and federal and state tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined by Internal Revenue Code Section 382.

NOTE 14—SEGMENT REPORTING

Statement of Financial Accounting Statements No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is its Chief Executive Officer. The Company's Chief Executive Officer reviews financial information on a geographic basis, however these aggregate into one operating segment for purposes of allocating resources and evaluating financial performance. Accordingly, the Company reports as a single operating segment—mobile games. It attributes revenues to geographic areas based on the country in which the carrier's principal operations are located.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 14—SEGMENT REPORTING (Continued)

The Company generates its revenues in the following geographic regions:

	Year Ended December 31,
	2004	2005	2006
United States of America	$6,606	$14,917	$25,475
United Kingdom	68	3,115	4,810
Americas, excluding the USA	139	987	2,704
EMEA, excluding the United Kingdom	209	5,542	10,715
Other	—	1,090	2,462

	$7,022	$25,651	$46,166

The company attributes its long-lived assets, which primarily consist of property and equipment, to a country primarily based on the physical location of the assets. Property and equipment, net of accumulated depreciation and amortization, summarized by geographic location was as follows:

	Year Ended December 31,
	2004	2005	2006
Americas	$244	$2,311	$1,956
EMEA	270	395	1,407
Other	—	137	117

	$514	$2,843	$3,480

NOTE 15—RESTRUCTURING

During December 2005, the Company undertook restructuring activities to reduce operating expenses. The Company eliminated 27 positions, of which 17 were in research and development, 4 in sales and marketing and 6 in general and administrative. A restructuring charge of $450 was recorded in December 2005, including $225 in the United States and $225 in Europe. Of these costs, a total of $177 was paid in December 2005 and the remainder was paid in the first quarter of 2006. No restructuring took place in the year ended December 31, 2004 or 2006.

NOTE 16—EMPLOYEE BENEFIT PLAN

The Company sponsors a Simple IRA covering all United States employees. The Company's management team determines contributions to be made by the Company annually. Employer matching contributions under this plan amounted to $30, $104 and $0 for the years ended December 31, 2004, 2005 and 2006, respectively.

NOTE 17—RELATED PARTY TRANSACTIONS

The Company developed certain games in the ordinary course of business utilizing licenses obtained from entities affiliated with Time Warner Inc., a media company. An executive of another affiliate of Time Warner is a member of the Company's Board of Directors. Total royalty expense for these games for the years ended December 31, 2004, 2005 and 2006 was $31, $1,082 and $1,001, respectively. Total royalties payable to affiliates of Time Warner at December 31, 2005 and 2006 were $1,239 and $695, respectively.

NOTE 18—SUBSEQUENT EVENTS

In January 2007, the Company signed an agreement with a third party for the sale of its ProvisionX software for $1.1 million. Under the terms of the agreement, the Company will co-own the intellectual property rights to the ProvisionX software, excluding any alterations or modifications following completion of the sale, with the third party.

GLU MOBILE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

NOTE 18—SUBSEQUENT EVENTS (Continued)

In February 2007, the Company entered into an agreement to secure a revolving line of credit that allows the Company to borrow up to $8,000. The facility is restricted to 80% of the Company's eligible domestic accounts receivable. The line carries an interest rate equal to the prime rate plus 1% and matures in 24 months. Payments on any borrowings would be interest only with any remaining borrowings due at maturity. The line is collateralized by all of the assets of the Company, including intellectual property. The Company is required to maintain a minimum tangible net worth of $3,000. Also, if the Company's net cash balance, excluding any borrowings under this line of credit, declines below $3,500, then the Company's accounts receivable must be collected by means of a lock box, the interest rate on any borrowings would be increased to the prime rate plus 2% and the Company would have to pay a one-time fee to the lender of $50. To date, there have been no borrowings under this facility.

In February 2007, the Company's Board of Directors approved, and in March 2007 the Company's stockholders approved, a 1-for-3 reverse stock split of its outstanding common stock and redeemable convertible preferred stock. In March 2007, the Company completed its reincorporation in Delaware and the reverse stock split. All share, per share and stock option information in the accompanying consolidated financial statements has been retroactively restated for all periods to reflect the reverse stock split.

In February 2007, the Company issued warrants to purchase an aggregate of 272 shares of common stock with an exercise price of $0.0003 per share to certain holders of Series D or D-1 redeemable convertible preferred stock as an inducement for these holders to convert their preferred stock into common stock upon the consummation of the Company's initial public offering. These warrants expire 30 days following the completion of the Company's initial public offering, provided that, if the date of effectiveness of that offering is not March 31, 2007 or earlier, the warrants will expire. In connection with the issuance of the warrants, the Company received an agreement to convert all shares of preferred stock to common stock upon completion of the Company's initial public offering from holders of the requisite number of shares to cause that conversion, provided that the registration statement for the initial public offering is effective on or before March 31, 2007. The Company will record a deemed dividend in connection with the issuance of the warrants during the three months ending March 31, 2007.

PART B: FINANCIAL INFORMATION FOR THE QUARTERLY PERIOD ENDED 30 September 2007

GLU MOBILE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$71,988	$3,823
Short-term investments	—	8,750
Accounts receivable, net	16,387	14,448
Prepaid royalties	8,633	3,501
Prepaid expenses and other	1,305	853

Total current assets	98,313	31,375
Property and equipment, net	3,993	3,480
Prepaid royalties	2,846	1,417
Other long-term assets	4,010	1,826
Intangible assets, net	3,187	4,974
Goodwill	39,963	38,727

Total assets	$152,312	$81,799

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$6,290	$5,394
Accrued liabilities	246	1,048
Accrued compensation	1,823	2,013
Accrued royalties	11,239	7,030
Accrued restructuring	—	36
Deferred revenues	194	178
Current portion of long-term debt	—	4,339

Total current liabilities	19,792	20,038
Other long-term liabilities	3,286	1,343
Long-term debt, less current portion	—	7,245
Preferred stock warrant liability	—	1,995

Total liabilities	23,078	30,621

Commitments and contingencies (see note 6)
Redeemable convertible preferred stock, $0.0001 par value: 0 and 17,032 shares authorized; 0 and 15,680 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	—	76,363
Stockholders' equity/(deficit):
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 250,000 shares authorized, 28,958 and 5,457 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	3	1
Additional paid-in capital	178,856	19,894
Deferred stock-based compensation	(155)	(388)
Accumulated other comprehensive income	2,052	1,285
Accumulated deficit	(51,522)	(45,977)

Total stockholders' equity/(deficit)	129,234	(25,185)

Total liabilities, redeemable convertible preferred stock and stockholders' equity/(deficit)	$152,312	$81,799

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

GLU MOBILE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$16,651	$12,347	$48,727	$31,863
Cost of revenues:
Royalties	4,587	3,653	13,267	9,656
Impairment of prepaid royalties and guarantees	—	60	—	319
Amortization of intangible assets	483	553	1,589	1,223

Total cost of revenues	5,070	4,266	14,856	11,198

Gross profit	11,581	8,081	33,871	20,665

Operating expenses:
Research and development	5,863	4,273	16,153	11,346
Sales and marketing	3,326	2,989	9,532	8,316
General and administrative	4,149	3,177	12,422	7,683
Amortization of intangible assets	67	168	200	477
Acquired in-process research and development	—	—	—	1,500
Gain on sale of assets	—	—	(1,040)	—

Total operating expenses	13,405	10,607	37,267	29,322

Loss from operations	(1,824)	(2,526)	(3,396)	(8,657)
Interest and other income/(expense), net:
Interest income	956	180	2,081	527
Interest expense	(14)	(402)	(871)	(675)
Other income/(expense), net	357	(884)	584	(756)

Interest and other income/(expense), net	1,299	(1,106)	1,794	(904)

Loss before income taxes	(525)	(3,632)	(1,602)	(9,561)
Income tax provision	(228)	(192)	(813)	(438)

Net loss	(753)	(3,824)	(2,415)	(9,999)
Accretion to preferred stock	—	(18)	(17)	(56)
Deemed dividend	—	—	(3,130)	—

Net loss attributable to common stockholders	$(753)	$(3,842)	$(5,562)	$(10,055)

Net loss per share attributable to common stockholders—basic and diluted:
Net loss	$(0.03)	$(0.76)	$(0.11)	$(2.07)
Accretion to preferred stock	—	—	—	(0.01)
Deemed dividend	—	—	(0.15)	—

Net loss per share attributable to common stockholders—basic and diluted	$(0.03)	$(0.76)	$(0.26)	$(2.08)

Weighted-average common shares outstanding—basic and diluted	28,788	5,056	21,398	4,845

Stock-based compensation included in:
Research and development	$310	$49	$665	$100
Sales and marketing	224	73	498	130
General and administrative	626	321	1,613	735

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

GLU MOBILE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(2,415)	$(9,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and accretion	1,518	1,096
Amortization of intangible assets	1,787	1,700
Stock-based compensation	2,776	966
Change in carrying value of preferred stock warrant liability	10	1,052
Amortization of value of warrants issued in connection with loan	477	72
Amortization of loan agreement costs	91	11
Non-cash foreign currency translation gain	(574)	(295)
Acquired in-process research and development	—	1,500
Impairment of prepaid royalties and guarantees	—	319
Gain on sale of assets	(1,040)	—
Changes in allowance for doubtful accounts	46	196
Changes in operating assets and liabilities, net of effect of acquisitions:
Increase in accounts receivable	(1,584)	(1,995)
(Increase)/decrease in prepaid royalties	(776)	138
Increase in prepaid expenses and other assets	(1,525)	(354)
Increase/(decrease) in accounts payable	2,424	(2,933)
Decrease in other accrued liabilities	(800)	(2,203)
Increase/(decrease) in accrued compensation	(215)	524
Increase/(decrease) in accrued royalties	(245)	745
Increase/(decrease) in deferred revenues	(9)	197
Decrease in accrued restructuring	(36)	(1,418)
Increase in other long-term liabilities	393	127

Net cash provided by/(used in) operating activities	303	(10,554)

Cash flows from investing activities:
Purchase of short-term investments	(73,600)	(22,550)
Sale of short-term investments	79,550	32,850
Purchase of property and equipment	(2,142)	(612)
Proceeds from sale of assets, net of selling costs	1,040	—
Acquisition of iFone, net of cash acquired	—	(7,396)

Net cash provided by investing activities	4,848	2,292

Cash flows from financing activities:
Proceeds from IPO shares, net of issuance costs	74,758	—
Proceeds from loan agreement	—	12,000
Proceeds from exercise of stock options	151	127
Proceeds from exercise of warrants	—	7
Debt payments	(12,060)	(926)

Net cash provided by financing activities	62,849	11,208

Effect of exchange rate changes on cash	165	122
Net increase in cash and cash equivalents	68,165	3,068
Cash and cash equivalents at beginning of period	3,823	2,416

Cash and cash equivalents at end of period	$71,988	$5,484

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies

Glu Mobile Inc. (the "Company" or "Glu") was incorporated as Cyent Studios, Inc. in Nevada on May 16, 2001 and changed its name to Sorrent, Inc. On November 21, 2001, New Sorrent, Inc., a wholly owned subsidiary of the Company was incorporated in California. The Company and New Sorrent, Inc. merged on December 4, 2001 to form Sorrent, Inc., a California corporation. In May 2005, the Company changed its name to Glu Mobile Inc. Glu acquired Macrospace Limited ("Macrospace") in December 2004 in efforts to develop and secure direct distribution relationships in Europe and Asia with leading wireless carriers, to deepen and broaden its game library (e.g., more titles and genre diversification), to acquire access and rights to leading licenses and franchises (including original intellectual property) and to augment its internal and external production and publishing capabilities. In March 2006, Glu acquired iFone Holdings Limited ("iFone") to continue to broaden its game library and acquire access and rights to leading licenses.

In March 2007, the Company completed its initial public offering ("IPO") of common stock in which it sold and issued 7,300 shares at an issue price of $11.50 per share. The Company raised a total of $83,950 in gross proceeds from the IPO, or approximately $74,758 in net proceeds after deducting underwriting discounts and commissions of $5,877 and other offering costs of $3,315. Upon the closing of the IPO, all shares of redeemable convertible preferred stock outstanding automatically converted into 15,680 shares of common stock.

In connection with our IPO, in March 2007, we effected a 3-for-1 reverse stock split of our outstanding capital stock and derivative securities. All share numbers and exercises prices in this Form 10-Q give effect to the reverse stock split.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Registration Statement on Form S-1, File Number 333-139493, filed with the Securities and Exchange Commission. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, which the Company believes are necessary for a fair statement of the Company's financial position as of September 30, 2007 and its results of operations for the three and nine months ended September 30, 2007 and 2006, respectively. These condensed consolidated financial statements are not necessarily indicative of the results to be expected for the entire year. The consolidated balance sheet presented as of December 31, 2006 has been derived from the audited consolidated financial statements as of that date.

For the three months ended September 30, 2007, the Company recorded adjustments related to operating expenses. The corrections resulted in the Company reporting $49 of additional losses before income taxes related to prior quarters. Management and the Audit Committee believe that such amounts are not material to previously reported financial statements. This adjustment had no impact on reported net loss per share for any of the periods previously reported or for the period ended September 30, 2007.

For the nine months ended September 30, 2007, the Company recorded adjustments related to cost of sales, operating expense and tax expense. The corrections resulted in the Company reporting approximately $5 of additional losses related to prior fiscal years. Management and the Audit Committee believe that such amounts are not material to previously reported financial statements. These adjustments had no impact on reported net loss per share for any of the periods previously reported or for the period ended September 30, 2007.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires the Company's management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material.

Revenue Recognition

The Company's revenues are derived primarily by licensing software products in the form of mobile games. License arrangements with the end user can be on a perpetual or subscription basis. A perpetual license gives an end user the right to use the licensed game on the registered handset on a perpetual basis. A subscription license gives an end user the right to use the licensed game on the registered handset for a limited period of time, ranging from a few days to as long as one month. The Company distributes its products primarily through mobile telecommunications service providers ("carriers"), which market the games to end users. License fees for perpetual and subscription licenses are usually billed by the carrier upon download of the game by the end user. In the case of subscriber licenses, many subscriber agreements provide for automatic renewal until the subscriber opts-out, while the others provide opt-in renewal. In either case, subsequent billings for subscription licenses are generally billed monthly. The Company applies the provisions of Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, to all transactions.

Revenues are recognized from our games when persuasive evidence of an arrangement exists, the game has been delivered, the fee is fixed or determinable, and the collection of the resulting receivable is probable. For both perpetual and subscription licenses, management considers a signed license agreement to be evidence of an arrangement with a carrier and a "clickwrap" agreement to be evidence of an arrangement with an end user. For these licenses, the Company defines delivery as the download of the game by the end user. The Company estimates revenues from carriers in the current period when reasonable estimates of these amounts can be made. Several carriers provide reliable interim preliminary reporting and others report sales data within a reasonable time frame following the end of each month, both of which allow the Company to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user licenses the game. Determination of the appropriate amount of revenue recognized involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company's estimates. The Company's estimates for revenues include consideration of factors such as preliminary sales data, carrier-specific historical sales trends, the age of games and the expected impact of newly launched games, successful introduction of new handsets, promotions during the period and economic trends. When the Company receives the final carrier reports, to the extent not received within a reasonable time frame following the end of each month, the Company records any differences between estimated revenues and actual revenues in the reporting period when the Company determines the actual amounts. Historically, the revenues on the final revenue report have not differed by more than one half of 1% of the reported revenues for the period, which the Company deemed to be immaterial. Revenues earned from certain carriers may not be reasonably estimated. If the Company is unable to reasonably estimate the amount of revenues to be recognized in the current period, the Company recognizes revenues upon the receipt of a carrier revenue report and when the Company's portion of a game's licensed revenues are fixed or determinable and collection is probable. To monitor the reliability of the Company's estimates, management, where possible, reviews the revenues by carrier and by game on a weekly basis to identify unusual trends such as differential adoption rates by carriers or the introduction of new handsets. If the

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Company deems a carrier not to be creditworthy, the Company defers all revenues from the arrangement until the Company receives payment and all other revenue recognition criteria have been met.

In accordance with Emerging Issues Task Force, or EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenue the amount the carrier reports as payable upon the sale of the Company's games. The Company has evaluated its carrier agreements and has determined that it is not the principal when selling its games through carriers. Key indicators that it evaluated to reach this determination include:

•
wireless subscribers directly contract with the carriers, which have most of the service interaction and are generally viewed as the primary obligor by the subscribers;

•
carriers generally have significant control over the types of games that they offer to their subscribers;

•
carriers are directly responsible for billing and collecting fees from their subscribers, including the resolution of billing disputes;

•
carriers generally pay the Company a fixed percentage of their revenues or a fixed fee for each game;

•
carriers generally must approve the price of the Company's games in advance of their sale to subscribers, and the Company's more significant carriers generally have the ability to set the ultimate price charged to their subscribers; and

•
the Company has limited risks, including no inventory risk and limited credit risk.

Investments in Marketable Securities

The Company invests in auction rate securities that are bought and sold in the marketplace through a bidding process sometimes referred to as a "Dutch Auction." After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals set at the time of issuance (e.g., every seven, 28 or 35 days or every six months), based on the market demand at the reset period. The "stated" or "contractual" maturities for these securities, however, generally are 20 to 30 years. Historically, the Company had the ability and intent, if necessary, to liquidate any of these investments as needed in order to meet the Company's needs within its normal operating cycles. As of December 31, 2006 all auction rate securities were included in short-term investments. Due to disruptions of, and the resulting greatly reduced liquidity in certain financial markets in 2007, two of the Company's AAA rated, corporate asset-backed auction rate securities totaling $2,800 in purchased cost experienced failed auctions during the three months ended September 30, 2007. Due to the failed auctions, the Company was unable to sell the securities at their respective costs, resulting in a decrease in fair value of $259 as of September 30, 2007. Although the Company intends to liquidate these two investments as needed it does not currently have the same ability to do so and has reclassified these investments to other long-term assets as of September 30, 2007.

The Company has classified these investments as available-for-sale securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). In accordance with SFAS No. 115, these securities are reported at fair value with any changes in market value reported as a part of comprehensive income/(loss). The Company has recorded an unrealized loss of $259 during the three and nine months ended September 30, 2007. No unrealized gains or losses were recognized during the three or nine months ended September 30, 2006.

The Company periodically reviews these investments for impairment. In the event the carrying value of an investment exceeds its fair value and the decline in fair value is determined to be other-than-temporary, the Company writes down the value of the investment to its fair value. The Company recorded the $259 change in fair value as of September 30, 2007 as an unrealized loss within other comprehensive income/(loss) since the change in fair value was determined to be temporary.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable.

The Company derives its accounts receivable from revenues earned from customers located in the United States and other locations outside of the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company bases its allowance for doubtful accounts on management's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews past due balances over a specified amount individually for collectibility on a monthly basis. It reviews all other balances quarterly. The Company charges off accounts receivable balances against the allowance when it determines that the amount will not be recovered.

The following table summarizes the revenues from customers in excess of 10% of the Company's revenues:

	Nine Months Ended September 30,
	2007	2006
Verizon Wireless	23.3%	21.0%
Sprint Nextel	*	13.0%
Cingular Wireless	*	11.5%
Vodafone	*	10.7%

*
Revenues from the customer were less than 10% during the period.

At September 30, 2007, Verizon Wireless and Sprint Nextel accounted for 25% and 11%, of total accounts receivable, respectively. At December 31, 2006, Verizon Wireless, Sprint Nextel and Vodafone accounted for 21%, 11% and 10% of total accounts receivable, respectively. No other customer represented greater than 10% of the Company's revenues or accounts receivable in these periods or as of these dates.

The following table summarizes the revenues from specific titles in excess of 10% of the Company's revenues for the periods indicated:

	Nine Months Ended September 30,
	2007	2006
Monopoly Here & Now	10.1%	*

*
Revenues from the title were less than 10% during the period.

Freestanding Preferred Stock Warrants

Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). Under SFAS No. 150, the freestanding warrants that were related to the Company's redeemable convertible preferred stock were recorded as liabilities on the consolidated balance sheet. The warrants were subject to re-measurement at each balance sheet date and any change in fair value was recognized as a component of other income (expense), net. Subsequent to the Company's IPO and the associated conversion of the Company's outstanding redeemable convertible preferred stock into common stock, the warrants to exercise the redeemable convertible preferred stock converted into common stock warrants; accordingly, the liability related to the redeemable convertible preferred stock warrants at the closing of the IPO of

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

$1,985 was transferred to additional paid-in-capital and the common stock warrants are no longer subject to re-measurement.

Prepaid or Guaranteed Licensor Royalties

The Company's royalty expenses consist of fees that it pays to branded content owners for the use of their intellectual property, including trademarks and copyrights, in the development of the Company's games. Royalty-based obligations are either paid in advance and capitalized on our balance sheet as prepaid royalties or accrued as incurred and subsequently paid. These royalty-based obligations are expensed to cost of revenues at the greater of the revenues derived from the relevant game multiplied by the applicable contractual rate or an effective royalty rate based on expected net product sales. Advanced license payments that are not recoupable against future royalties are capitalized and amortized over the lesser of the estimated life of the branded title or the term of the license agreement.

The Company's contracts with some licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate volume of sales to end users. Effective January 1, 2006, the Company adopted FSP FIN 45-3, Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners. The Company has recorded a minimum guaranteed liability of approximately $7,164 as of September 30, 2007. When no significant performance remains with the licensor, the Company initially records each of these guarantees as an asset and as a liability at the contractual amount. The Company believes that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, the Company records royalty payments as an asset when actually paid and as a liability when incurred, rather than upon execution of the contract. The Company classifies minimum royalty payment obligations as current liabilities to the extent they are contractually due within the next twelve months.

At each quarterly balance sheet date, the Company evaluates the realization of its royalties as well as any unrecognized guarantees not yet paid to determine amounts that it deems unlikely to be realized through product sales. The Company uses estimates of revenues, cash flows and net margins to evaluate the future realization of prepaid royalties and guarantees. This evaluation considers multiple factors, including the term of the agreement, forecasted demand, game life cycle status, game development plans, and current and anticipated sales levels, as well as other qualitative factors such as the success of similar games and similar genres on mobile devices for the Company and its competitors and/or other game platforms (e.g., consoles, personal computers and Internet) utilizing the intellectual property and whether there are any future planned theatrical releases or television series based on the intellectual property. To the extent that this evaluation indicates that the remaining prepaid and guaranteed royalty payments are not recoverable, the Company records an impairment charge to cost of revenues in the period that impairment is indicated. The Company recorded impairment charges to cost of revenues of $0 and $60 during the three months ended September 30, 2007 and 2006, respectively. The Company recorded impairment charges to cost of revenues of $0 and $319 during the nine months ended September 30, 2007 and 2006, respectively.

Research and Development Costs

The Company charges costs related to research, design and development of products to research and development expense as incurred. The types of costs included in research and development expenses include salaries, contractor fees and allocated facilities costs.

Software Development Costs

The Company applies the principles of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed ("SFAS No. 86"). SFAS No. 86 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

unamortized cost or net realizable value of the related product. The Company has adopted the "tested working model" approach to establishing technological feasibility for its games. Under this approach, the Company does not consider a game in development to have passed the technological feasibility milestone until the Company has completed a model of the game that contains essentially all the functionality and features of the final game and has tested the model to ensure that it works as expected. To date, the Company has not incurred significant costs between the establishment of technological feasibility and the release of a game for sale; thus, the Company has expensed all software development costs as incurred. The Company considers the following factors in determining whether costs can be capitalized: the emerging nature of the mobile game market; the gradual evolution of the wireless carrier platforms and mobile phones for which it develops games; the lack of pre-orders or sales history for its games; the uncertainty regarding a game's revenue-generating potential; its lack of control over the carrier distribution channel resulting in uncertainty as to when, if ever, a game will be available for sale; and its historical practice of canceling games at any stage of the development process.

Internal Use Software

The Company recognizes internal use software development costs in accordance with the Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Thus, the Company capitalizes software development costs, including costs incurred to purchase third-party software, beginning when it determines certain factors are present including, among others, that technology exists to achieve the performance requirements and/or buy versus internal development decisions have been made. The Company has capitalized certain internal use software costs totaling approximately $10 and $9 during the three months ended September 30, 2007 and 2006, respectively. The Company has capitalized certain internal use software costs totaling approximately $469 and $234 during the nine months ended September 30, 2007 and 2006, respectively. The estimated useful life of costs capitalized is generally three years. During the three months ended September 30, 2007 and 2006, the amortization of capitalized costs totaled approximately $192 and $119, respectively. During the nine months ended September 30, 2007 and 2006, the amortization of capitalized costs totaled approximately $483 and $323, respectively. Capitalized internal use software development costs are included in property and equipment, net.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Under SFAS No. 109, the Company determines deferred tax assets and liabilities based on the temporary difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which it expects the differences to reverse. The Company establishes valuation allowances when necessary to reduce deferred tax assets to the amount it expects to realize.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle as of the date of

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

adoption. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. See Note 11 for additional information, including the effects of adoption on the Company's consolidated financial position, results of operations and cash flows.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, and followed the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under APB No. 25, compensation expense for an option is based on the difference, if any, on the date of the grant, between the fair value of a company's common stock and the exercise price of the option. Employee stock-based compensation determined under APB No. 25 is recognized using the multiple option method prescribed by the Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans ("FIN 28"), over the option vesting period.

Effective January 1, 2006, the Company adopted the fair value provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123R"), which supersedes its previous accounting under APB No. 25. SFAS No. 123R requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the grant date using an option pricing model. The Company adopted SFAS No. 123R using the prospective transition method, which requires, that for nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes, SFAS No. 123R shall be applied to option grants on and after the required effective date. For options granted prior to the SFAS No. 123R effective date that remain unvested on that date, the Company continues to recognize compensation expense under the intrinsic value method of APB No. 25. In addition, the Company continues to amortize those awards valued prior to January 1, 2006 utilizing an accelerated amortization schedule, while it expenses all options granted or modified after January 1, 2006 on a straight-line basis.

The Company has elected to use the "with and without" approach as described in EITF Topic No. D-32 in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research tax credit, through its statement of operations.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FIN 28.

Comprehensive Income/(Loss)

Comprehensive income/(loss) consists of two components, net income/(loss) and other comprehensive income/(loss). Other comprehensive income/(loss) refers to gains and losses that under generally accepted accounting principles are recorded as an element of stockholders' equity but are excluded from net income/(loss). The Company's other comprehensive income/(loss) includes foreign currency translation

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

adjustments and unrealized gains/(losses) on available-for-sale securities. The components of comprehensive income/(loss), net of tax, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net loss, as reported	$(753)	$(3,824)	$(2,415)	$(9,999)
Other comprehensive income/(loss):
Foreign currency translation adjustment, net of tax	504	568	1,025	1,553
Unrealized loss on investments, net of tax	(259)	—	(259)	—

Comprehensive loss	$(508)	$(3,256)	$(1,649)	$(8,446)

Net Loss Per Share

The Company computes basic net loss per share attributable to common stockholders by dividing its net loss attributable to common stockholders for the period by the weighted-average number of common shares outstanding during the period less the weighted average unvested common shares subject to repurchase by the Company. Net loss attributable to common stockholders is calculated using the two-class method; however, preferred stock dividends were not included in the Company's diluted net loss per share calculations because to do so would be anti-dilutive for all periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net loss attributable to common stockholders	$(753)	$(3,842)	$(5,562)	$(10,055)

Basic and diluted shares:
Weighted average common shares outstanding	28,863	5,293	21,487	5,202
Weighted average unvested common shares subject to repurchase	(75)	(237)	(89)	(357)

Weighted average shares used to compute basic and diluted net loss per share	28,788	5,056	21,398	4,845

Net loss per share attributable to common stockholders—basic and diluted	$(0.03)	$(0.76)	$(0.26)	$(2.08)

The following weighted-average number of shares subject to options and warrants to purchase common stock and unvested shares of common stock subject to repurchase have been excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have had an anti-dilutive effect:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Convertible preferred stock	—	15,680	4,936	14,577
Warrants to purchase convertible preferred stock	—	229	—	182
Warrants to purchase common stock	204	2	221	13
Unvested common shares subject to repurchase	75	237	89	357
Options to purchase common stock	3,570	2,329	3,370	2,213

	3,849	18,477	8,616	17,342

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—The Company, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In September 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities' full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006. See Note 11 for additional information, including the effects of adoption on the Company's consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 157 on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits companies to choose to measure at fair value, on an instrument-by-instrument basis, many financial instruments and certain other assets and liabilities that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of a fiscal year that begins after November 15, 2007. The Company is currently in the process of evaluating the impact that the adoption of SFAS No. 159 on its financial position, results of operations and cash flows.

Note 2—Investments in Marketable Securities

Marketable securities, which are classified as available-for-sale, are summarized below as of September 30, 2007, and December 31, 2006:

				Classified on Balance Sheet
	Purchased Cost	Unrealized Loss	Aggregate Fair Value	Cash and Cash Equivalents	Short-term Investments	Other Long-term Assets
As of September 30, 2007:
Auction rate securities	$2,800	$(259)	$2,541	$—	$—	$2,541
Money market funds	66,251	—	66,251	66,251	—	—

	$69,051	$(259)	$68,792	$66,251	$—	$2,541

As of December 31, 2006:
Auction rate securities	$8,750	$—	$8,750	$—	$8,750	$—
Money market funds	1,489	—	1,489	1,489	—	—

	$10,239	$—	$10,239	$1,489	$8,750	$—

As of September 30, 2007 the contractual maturities of our remaining two auction rate securities were 2017. As of December 31, 2006, the contractual maturities of investments held were greater than five years. There were no gross realized gains or losses from sales or maturities of securities in the periods presented.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Acquisitions

Acquisition of iFone Holdings Limited

On March 29, 2006, the Company acquired the net assets of iFone in order to continue to deepen and broaden its game library, to acquire access and rights to leading licenses and franchises and to augment its external production resources. These factors contributed to a purchase price in excess of the fair value of net tangible and intangible assets acquired, and, as a result, the Company recorded goodwill in connection with this transaction.

The Company purchased all of the issued and outstanding shares of iFone in exchange for the issuance of 3,423 shares of Special Junior Preferred Stock of the Company and $3,500 in cash. In addition, subject to the completion of specified milestones, the Company committed to issue a total of 871 shares of Special Junior Preferred Stock of the Company and $4,500 in subordinated unsecured promissory notes to the iFone shareholders. In conjunction with this transaction, the Company's Board of Directors approved an increase in the number of authorized shares of preferred stock of Glu to 17,031 shares. The milestones outlined in the purchase agreement for which contingent consideration was agreed to be issued were not achieved during the period to earn this additional consideration. As the milestone consideration was not earned, these amounts have not been reflected in these financial statements.

The total purchase price of approximately $23,502 consisted of the following: 3,423 shares of Special Junior Preferred Stock of the Company (valued at $19,098 based on a weighted income and market comparable approach), $3,500 of cash and transaction costs of $904.

The Company's consolidated financial statements include the results of operations of iFone from the date of acquisition. Under the purchase method of accounting, the Company allocated the total purchase price of $23,502 to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date.

Assets acquired:
Accounts receivable	$2,518
Prepaid and other current assets	2,271
Property and equipment	89
Intangible assets (see Note 5):
Titles, content and technology	2,700
Carrier contracts and relationships	1,300
Existing license agreements	400
Trademarks	100
In-process research and development	1,500
Goodwill (see Note 5)	22,828

Total assets acquired	33,706
Liabilities assumed:
Accounts payable	(4,247)
Accrued liabilities	(4,777)
Restructuring liabilities	(1,180)

Total liabilities acquired	(10,204)

Net acquired assets	$23,502

The above table includes reductions to acquired goodwill to reflect adjustments to certain assumed liabilities upon completion of the purchase price allocation.

The Company has recorded an estimate for costs to terminate certain activities associated with the iFone operations in accordance with the guidance of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. This restructuring accrual of $1,180

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Acquisitions (Continued)

principally related to the termination of 41 iFone employees. At September 30, 2007, no restructuring liabilities related to iFone employees remained accrued.

Of the total purchase price, $4,500 was allocated to amortizable intangible assets. The amortizable intangible assets are being amortized using a straight-line method over the respective estimated useful life of two to five years.

In conjunction with the acquisition of iFone, the Company recorded a $1,500 expense for acquired in-process research and development ("IPR&D") during the first quarter of 2006 because feasibility of the acquired technology had not been established and no future alternative uses existed. The IPR&D expense is included in operating expenses in its consolidated statements of operation in the year ended December 31, 2006.

The IPR&D is related to the development of new game titles. The Company determined the value of acquired IPR&D using the discounted cash flow approach. The Company calculated the present value of the expected future cash flows attributable to the in-process technology using a 21% discount rate. This rate takes into account the percentage of completion of the development effort of approximately 20% and the risks associated with the Company's developing this technology given changes in trends and technology in the industry. As of December 31, 2006, these acquired IPR&D projects had been completed at costs similar to the original projections.

The Company based the valuation of identifiable intangible assets and IPR&D acquired on management's estimates, currently available information and reasonable and supportable assumptions. The Company based the allocation of the purchase price on the fair value of these net assets acquired determined using the income and market valuation approaches.

The Company allocated the residual value of $22,828 to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested for impairment at least annually. Goodwill is not deductible for tax purposes.

Note 4—Balance Sheet Components

Property and Equipment

	September 30, 2007	December 31, 2006
Computer equipment	$2,930	$1,856
Furniture and fixtures	1,407	1,260
Software	2,183	1,714
Leasehold improvements	1,498	1,129

	8,018	5,959
Less: Accumulated depreciation and amortization	(4,025)	(2,479)

	$3,993	$3,480

Depreciation expense for the three months ended September 30, 2007 and 2006 was $582 and $397, respectively. Depreciation expense for the nine months ended September 30, 2007 and 2006 were $1,496 and $1,096, respectively.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Balance Sheet Components (Continued)

Accounts Receivable

	September 30, 2007	December 31, 2006
Accounts receivable	$16,895	$14,914
Less: Allowance for doubtful accounts	(508)	(466)

	$16,387	$14,448

Accounts receivable includes amounts billed and unbilled as of the respective balance sheet dates.

Note 5—Goodwill and Intangible Assets

The Company's intangible assets were acquired in connection with the acquisitions of Macrospace and iFone. The carrying amounts and accumulated amortization expense of the acquired intangible assets at September 30, 2007 and December 31, 2006 were as follows:

	Estimated Useful Life	Acquisition Amount	Impairment	Accumulated Amortization Expense	Balance at December 31, 2006	Acquisition Amount	Impairment	Accumulated Amortization Expense	Balance at September 30, 2007
Intangible assets amortized to cost of revenues:
Titles, context and technology	2.5 yrs	$5,300	$(1,103)	$(2,373)	$1,824	$5,300	$(1,103)	$(3,523)	$674
Catalogs	1 yr	1,500	—	(1,500)	—	1,500	—	(1,500)	—
ProvisionX Technology	6 yrs	247	—	(192)	55	247	—	(202)	45
Carrier contract and related relationships	5 yrs	2,200	—	(563)	1,637	2,200	—	(892)	1,308
Licensed content	5 yrs	400	—	(60)	340	400	—	(120)	280
Trademarks	3 yrs	100	—	(37)	63	100	—	(75)	25

		9,747	(1,103)	(4,725)	3,919	9,747	(1,103)	(6,312)	2,332
Other intangible assets amortized to operating expenses:
Emux Technology	6 yrs	1,600	—	(545)	1,055	1,600	—	(745)	855
Non-compete agreement	2 yrs	700	—	(700)	—	700	—	(700)	—

		2,300	—	(1,245)	1,055	2,300	—	(1,445)	855

Total intangible assets		$12,047	$(1,103)	$(5,970)	$4,974	$12,047	$(1,103)	$(7,757)	$3,187

The Company has included amortization of acquired intangible assets directly attributable to revenue-generating activities in cost of revenues. The Company has included amortization of acquired intangible assets not directly attributable to revenue-generating activities in operating expenses. During the three months ended September 30, 2007 and 2006, the Company recorded amortization expense in the amounts of $483 and $553, respectively, in cost of revenues. During the nine months ended September 30, 2007 and 2006, the Company recorded amortization expense in the amounts of $1,589 and $1,223, respectively, in cost of revenues. During the three months ended September 30, 2007 and 2006, the Company recorded amortization expense in the amounts of $67 and $168, respectively, in operating expenses. During the nine months ended September 30, 2007 and 2006, the Company recorded amortization expense in the amounts of $200 and $477, respectively, in operating expenses.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 5—Goodwill and Intangible Assets (Continued)

As of September 30, 2007, the total expected future amortization related to intangible assets was as follows:

Fiscal Years:	Amortization Included in Cost of Revenues	Amortization Included in Operating Expenses	Total Amortization Expense
2007 (remaining three months)	485	66	551
2008	883	267	1,150
2009	526	267	793
2010	354	255	609
2011 and thereafter	84	—	84

	$2,332	$855	$3,187

At September 30, 2007, the Company performed its annual test for goodwill impairment as required by SFAS No. 142. The Company determined that it operates three reporting units for the purposes of SFAS No. 142. The Company attributes its goodwill to both its Americas and Europe, Middle East and Africa ("EMEA") reporting units. The Company concluded that goodwill was not impaired since the fair value of its reporting units exceeded their respective carrying values, including goodwill. The primary methods used to determine the fair values for SFAS No. 142 impairment purposes were the discounted cash flow and market methods. The Company determined the assumptions supporting the discounted cash flow method using its best estimates as of the date of the impairment review. The Company continuously monitors events and circumstances to determine if a subsequent goodwill impairment review is necessary outside of the annual impairment review.

The Company attributes all of the goodwill resulting from the Macrospace acquisition to its EMEA reporting unit. The goodwill resulting from the iFone acquisition is evenly attributed to its Americas and EMEA reporting units. The goodwill allocated to the Americas reporting unit is denominated in U.S. Dollars, and the goodwill allocated to the Company's EMEA reporting unit is denominated in Pounds Sterling. As a result, the goodwill attributed to the EMEA reporting unit is subject to foreign currency fluctuations. During the nine months ended September 30, 2007, goodwill increased by $1,236 due to the U.S. Dollar weakening against the Pound Sterling. During the year ended December 31, 2006, goodwill increased by $3,081 due to the U.S. Dollar weakening against the Pound Sterling. Goodwill at September 30, 2007 and December 31, 2006 was $39,963 and $38,727, respectively.

Note 6—Commitments and Contingencies

Leases

The Company leases office space under noncancelable operating facility leases with various expiration dates through July 2012. Rent expense for the three months ended September 30, 2007 and 2006 was $564 and $438, respectively. Rent expense for the nine months ended September 30, 2007 and 2006 was $1,467 and $1,207, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. The deferred rent balance was $599 and $225 at September 30, 2007 and December 31, 2006, respectively, and was included within other long-term liabilities.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 6—Commitments and Contingencies (Continued)

At September 30, 2007, future minimum lease payments under noncancelable operating leases were as follows:

Fiscal Years:	Minimum Operating Lease Payments
2007 (remaining three months)	$701
2008	2,310
2009	2,177
2010	2,056
2011	1,648
2012 and thereafter	695

$9,587

Capital Lease

The Company has one lease that it accounts for as a capital lease. It capitalized a total of $114 as computer equipment under this lease during the year ended December 31, 2005. The Company recorded no capital lease obligations during the year ended December 31, 2006 or during the three and nine months ended September 30, 2007. Accumulated depreciation associated with this capital lease was $66 and $47 at September 30, 2007 and December 31, 2006, respectively. As of September 30, 2007, the Company had no remaining capital lease obligations.

Minimum Guaranteed Royalties

The Company has entered into license and development agreements with various owners of brands and other intellectual property so that it could develop and publish games for mobile handsets. Pursuant to some of these agreements, the Company is required to pay minimal royalties over the term of the agreements regardless of actual game sales. Future minimum royalty payments for those agreements as of September 30, 2007 were as follows:

Fiscal Year:	Minimum Guaranteed Royalties
2007 (remaining three months)	$5,554
2008	4,966
2009	1,278
2010	775
2011	400
2012 and thereafter	375

$13,348

Commitments in the above table include $7,164 of guaranteed royalties to licensors that are included in the Company's consolidated balance sheet as of September 30, 2007 because the licensors do not have any significant performance obligations. These commitments are included in both current and long-term prepaid and accrued royalties.

Indemnification Arrangements

The Company has entered into agreements under which it indemnifies each of its officers and directors during his or her lifetime for certain events or occurrences while the officer or director is or was serving at the Company's request in that capacity. The maximum potential amount of future payments the Company

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 6—Commitments and Contingencies (Continued)

could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had recorded no liabilities for these agreements as of September 30, 2007 or December 31, 2006.

In the ordinary course of its business, the Company includes standard indemnification provisions in most of its license agreements with carriers and other distributors. Pursuant to these provisions, the Company indemnifies these parties for losses suffered or incurred in connection with its games, including as a result of intellectual property infringement and viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions is generally unlimited. The Company has never incurred costs to defend lawsuits or settle indemnified claims of these types. As a result, the Company believes the estimated fair value of these indemnity provisions is minimal. Accordingly, the Company had recorded no liabilities for these provisions as of September 30, 2007 and December 31, 2006.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any of these matters, individually or in the aggregate, will have a materially adverse effect on the Company's business, financial condition or results of operation, and thus no amounts were accrued for these exposures at September 30, 2007.

Note 7—Debt

Loan Agreement

In May 2006, the Company entered into a loan agreement (the "Loan") with a principal in the amount of $12,000. The Loan had an interest rate of 11%. The Company was obligated to pay only interest through December 31, 2006. Beginning January 1, 2007, the Company became obligated to pay 30 equal payments of principal and accrued interest until the entire principal is paid. All borrowings were repaid in full in March 2007. As a result of the repayment, the remaining unamortized debt issuance costs of $66 were amortized to interest expense during the first quarter of 2007.

In conjunction with the Loan, the Company issued to entities affiliated with the lender warrants to purchase 106 shares of Series D Preferred Stock with an exercise price of $9.03 per share and a contractual life of seven years. The Company calculated the fair value of each warrant using the Black-Scholes option pricing model with the following assumptions: volatility of 73%, term of seven years, risk-free interest rate of 5.1% and dividend yield of 0%. The Company recorded the fair value of the warrants of $607 as a discount to the carrying value of the Loan. Upon repayment of the Loan in March 2007, the remaining unamortized debt discount of $477 was amortized in full to interest expense. These warrants converted into warrants to purchase an equal number of shares of common stock upon the closing of the IPO and remained outstanding at September 30, 2007.

Line of Credit Facility

In February 2007, the Company entered into an agreement to secure a revolving line of credit that allows the Company to borrow up to $8,000. The facility is restricted to 80% of the Company's eligible domestic accounts receivable. The line carries an interest rate equal to the prime rate plus 1% and matures in 24 months. Payments on any borrowings would be interest only with any remaining borrowings due at maturity. The line is collateralized by all of the assets of the Company, including intellectual property. The Company is required to maintain a minimum tangible net worth of $3,000. Also, if the Company's net cash balance, excluding any borrowings under this line of credit, declines below $3,500, then the Company's

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 7—Debt (Continued)

accounts receivable must be collected by means of a lock box, the interest rate on any borrowings would be increased to the prime rate plus 2% and the Company would have to pay a one-time fee to the lender of $50. To date, there have been no borrowings under this facility. The Company was in compliance with all covenants as of September 30, 2007.

Note 8—Sale of ProvisionX Software

In January 2007, the Company signed an agreement with a third party for the sale of its ProvisionX software for $1,100. Under the terms of the agreement, the Company will co-own the intellectual property rights to the ProvisionX software, excluding any alterations or modifications following completion of the sale, by the third party. The Company recognized a net gain on the sale of assets of $1,040 during the first quarter of 2007 which included approximately $60 of selling costs incurred during the transition.

Note 9—Stockholders' Equity/(Deficit)

Common Stock

In March 2007, the Company completed its IPO of common stock in which it sold and issued 7,300 shares of common stock at an issue price of $11.50 per share. The Company raised a total of $83,950 in gross proceeds from the IPO, or approximately $74,758 in net proceeds after deducting underwriting discounts and commissions of $5,877 and other offering costs of $3,315. Upon the closing of the IPO, all shares of redeemable convertible preferred stock outstanding automatically converted into 15,680 shares of common stock.

In April 2007, the underwriters exercised a portion of the over-allotment option as to 199 shares, all of which were sold by stockholders and not by the Company.

Early Exercise of Employee Options

Stock options granted under the Company's stock option plan provide certain employee option holders the right to elect to exercise unvested options in exchange for shares of restricted common stock. Unvested shares, in the amounts of 64 and 108 at September 30, 2007 and December 31, 2006, respectively, were subject to a repurchase right held by the Company at the original issuance price in the event the optionees' employment is terminated either voluntarily or involuntarily. For exercises of employee options, this right generally lapses as to 25% of the shares subject to the option on the first anniversary of the vesting start date and as to 1/48th of the shares monthly thereafter. These repurchase terms are considered to be a forfeiture provision and do not result in variable accounting. The restricted shares issued upon early exercise of stock options are legally issued and outstanding and have been reflected in stockholders' equity/(deficit). The Company treats cash received from employees for exercise of unvested options as a refundable deposit shown as a liability in its consolidated financial statements. As of September 30, 2007 and December 31, 2006, the Company included cash received for early exercise of options of $56 and $92, respectively, in accrued liabilities. Amounts from accrued liabilities are transferred into common stock and additional paid-in capital as the shares vest.

Warrants to Purchase Common Stock

In connection with the issuance of its Series A Preferred Stock, the Company issued warrants to purchase 20 shares of common stock. These warrants had an exercise price of $0.36 per share and an expiration date of December 31, 2007. During the year ended December 31, 2006, these warrants were exercised for gross proceeds of $7.

Upon the effective date of the IPO, warrants to purchase 229 shares of redeemable convertible preferred stock converted into warrants to purchase 229 shares of common stock. As discussed in Note 1, the Company classified the freestanding redeemable convertible preferred stock warrants as a liability and adjusted the warrants to fair value at each reporting period until the completion of the IPO. Upon closing

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 9—Stockholders' Equity/(Deficit) (Continued)

of the IPO, the preferred stock warrant liability of $1,985 was reclassed to additional paid-in capital. During the three months ended September 30, 2007, a holder of warrants elected to net exercise warrants to purchase 52 shares of common stock which were converted to 41 shares of common stock.

In February 2007, the Company issued warrants to purchase an aggregate of 272 shares of common stock with an exercise price of $0.0003 per share to certain holders of Series D or D-1 redeemable convertible preferred stock as an inducement for these holders to convert their preferred stock into common stock upon the consummation of the Company's IPO. These warrants expired 30 days following the completion of the Company's IPO, and if the date of effectiveness of that offering did not occur by March 31, 2007 or earlier, the warrants would expire at that time. In connection with the issuance of the warrants, the Company received an agreement to convert all shares of preferred stock to common stock upon completion of the Company's IPO from holders of the requisite number of shares to cause that conversion, provided that the registration statement for the initial public offering was effective on or before March 31, 2007. The Company recorded a deemed dividend of $3,100 in connection with the issuance of the warrants during the three months ending March 31, 2007. The deemed dividend represented the fair value of the warrants and was calculated using the share price at the date of the IPO closing of $11.50 per share and the strike price of the warrants of $0.0003 per share. These warrants were exercised in April 2007.

As of September 30, 2007, warrants to purchase 177 shares of common stock remained outstanding.

Note 10—Stock Option Plans and Stock Purchase Plan

2001 Stock Plan

In December 2001, the Company adopted the 2001 Stock Option Plan (the "2001 Plan"). The 2001 Plan provides for the granting of stock options to employees, directors, consultants, independent contractors and advisors of the Company. As of September 30, 2007, the Company had authorized 4,498 shares of common stock for issuance under the 2001 Plan.

2007 Equity Incentive Plan

In January 2007, the Company's Board of Directors adopted, and in March 2007 the stockholders approved, the 2007 Equity Incentive Plan (the "2007 Plan"). The Company has reserved 1,766 shares of its common stock for grant and issuance under the 2007 Plan. In addition, shares not issued or subject to outstanding grants under the 2001 Plan on the date of adoption of the 2007 Plan and any shares issued under the 2001 Plan that are forfeited or repurchased by the Company or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full, will be available for grant and issuance under the 2007 Plan. At the time of adoption, there were 1,766 shares of common stock authorized for issuance under the 2007 Plan plus 195 shares of common stock from the 2001 Plan that were unissued.

The Company may grant options under the 2007 Plan at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by its Board of Directors, provided, however, that (i) the exercise price of an ISO or NSO may not be less than 100% or 85%, respectively, of the estimated fair value of the underlying shares of common stock on the grant date, and (ii) the exercise price of an ISO or NSO granted to a 10% stockholder may not be less than 110% of the estimated fair value of the shares on the grant date.

2007 Employee Stock Purchase Plan

In January 2007, the Company's Board of Directors adopted, and in March 2007 the stockholders approved, the 2007 Employee Stock Purchase Plan (the "2007 Purchase Plan). The Company has reserved 667 shares of its common stock for issuance under the 2007 Purchase Plan.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Stock Option Plans and Stock Purchase Plan (Continued)

Stock Option Activity

The following table summarizes the Company's stock option activity for the nine months ended September 30, 2007:

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Balances, December 31, 2006	476	2,882	$5.03
Additional authorized	1,766	—	—
Granted	(1,014)	1,014	11.50
Exercised	—	(208)	0.75
Forfeited, cancelled or expired	260	(260)	9.75

Balances, September 30, 2007	1,488	3,428	$6.83	6.96	$11,052
Options vested and expected to vest at September 30, 2007		2,992	$6.48	6.73	$10,217
Options exercisable at September 30, 2007		1,328	$3.74	5.09	$7,398

The aggregate intrinsic value in the preceding table is calculated as the difference between the exercise price of the underlying awards and the quoted closing price of the Company's common stock of $9.07 per share as of September 30, 2007. During the nine months ended September 30, 2007, the aggregate intrinsic value of options exercised under the Company's stock option plans was $159. As of September 30, 2007, the Company had $8,443 of total unrecognized compensation expense under SFAS No. 123R, net of estimated forfeitures, that will be recognized over a weighted average period of 2.68 years. As permitted by SFAS No. 123R, the Company has deferred the recognition of its excess tax benefit from non-qualified stock option exercises.

Included in the above table are four non-employee stock options granted during the nine months ended September 30, 2007. The non-employee options outstanding had an exercise price of $11.00 per share, a remaining contractual term of one year and no intrinsic value at September 30, 2007.

The Company adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, the Company estimated the fair value of each option award on the grant date using the Black-Scholes option valuation model and the weighted average assumptions noted in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Dividend yield	0%	0%	0%	0%
Risk-free interest rate	4.56%	4.87%	4.70%	4.78%
Expected term (years)	6.08	6.08	6.08	6.08
Expected volatility	52.9%	74.3%	57.84%	75.0%

The Company based expected volatility on the historical volatility of a peer group of publicly traded entities. The expected term of options gave consideration to early exercises, post-vesting cancellations and the options' contractual term, which was extended for all options granted subsequent to September 12, 2005 from five to ten years. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Constant Maturity Rate as of the date of grant.

SFAS No. 123R requires nonpublic companies that used the minimum value method under SFAS No. 123 to apply the prospective transition method of SFAS No. 123R. Prior to adoption of SFAS No. 123R, the Company used the minimum value method, and it therefore has not restated its financial results for prior periods. Under the prospective method, stock-based compensation expense for the year ended December 31, 2006 and the three and nine months ended September 30, 2007 includes compensation

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Stock Option Plans and Stock Purchase Plan (Continued)

expense for (i) all new stock-based compensation awards granted after January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R, (ii) unmodified awards granted prior to but not vested as of December 31, 2005 accounted for under APB No. 25 and (iii) awards outstanding as of December 31, 2005 that were modified after the adoption of SFAS No. 123R.

The Company calculated employee stock-based compensation expense recognized in the three and nine months ended September 30, 2007 based on awards ultimately expected to vest and reduced it for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the consolidated stock-based compensation expense by line items in the consolidated statement of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Research and development	$310	$49	$665	$100
Sales and marketing	224	73	498	130
General and administrative	626	321	1,613	735

Total stock-based compensation expense	$1,160	$443	$2,776	$965

Consolidated net cash proceeds from option exercises were $151 and $127 for the nine months ended September 30, 2007 and 2006, respectively. The Company realized no income tax benefit from stock option exercises during the three months ended September 30, 2007 or 2006. As required, the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

During the nine months ended September 30, 2007, the Company modified one option agreement. The modification involved the acceleration of the vesting of one grant totaling 1 share of common stock. The Company recorded a charge of $5 in connection with this modification for the nine months ended September 30, 2007. During the nine months ended September 30, 2006, the Company modified four option agreements including grants made to two members of the Company's Board of Directors. The modifications included the repricing of one option for 50 shares of common stock from $4.80 to $3.57 per share and accelerating the vesting of two other grants totaling 21 shares of common stock. The Company recorded a charge of $43 during the nine months ended September 30, 2006 in connection with these modifications.

Restricted Stock

During the nine months ended September 30, 2007, the Company granted 4 shares of restricted stock to a director of the Company who had elected to receive restricted stock in lieu of an option grant. The restricted stock vest as to 50% of the shares after six months and thereafter will vest pro rata monthly for the next six months. The Company did not grant any restricted stock during the nine months ended September 30, 2006.

Note 11—Income Taxes

The Company recorded an income tax provision of $228 and $192 for the three months ended September 30, 2007 and 2006, respectively. The company recorded an income tax provision of $813 and $438 for the nine months ended September 30, 2007 and 2006, respectively. The income tax rates vary from the Federal and State statutory rates due to the valuation allowances on our net operating losses, foreign tax rate differences, and withholding taxes.

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 11—Income Taxes (Continued)

The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption was $575. As of September 30, 2007, the recognition of the uncertain tax benefits above would not have an impact to our effective tax rate. In the absence of a valuation allowance on our deferred tax assets the recognition of these uncertain tax benefits would have an impact to our effective tax rate.

The Company's policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. The Company does not have any uncertain tax positions that would result in a payment of cash taxes, and as such, the Company does not have any interest accrued on uncertain tax positions as of the reporting date. As of September 30, 2007, the Company did not have any penalties accrued for uncertain tax positions.

The Company is subject to taxation in the United States and various foreign jurisdictions. The material jurisdictions subject to examination by tax authorities are primarily the State of California, United States and United Kingdom. The Company's federal tax return is open by statute for tax years 2003 and forward and could be subject to examination by the tax authorities. The Company's California income tax returns are open by statute for tax years 2002 and forward. The statute of limitations for the Company's 2005 tax return in the United Kingdom will close in 2008.

Note 12—Segment Reporting

Statement of Financial Accounting Statements No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is its Chief Executive Officer. The Company's Chief Executive Officer reviews financial information on a geographic basis, however these aggregate into one operating segment for purposes of allocating resources and evaluating financial performance. Accordingly, the Company reports as a single operating segment—mobile games. It attributes revenues to geographic areas based on the country in which the carrier's principal operations are located.

The Company generates its revenues in the following geographic regions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
United States of America (USA)	$9,161	$6,763	$26,350	$17,631
United Kingdom	1,682	1,117	5,130	2,760
Americas, excluding USA	1,464	712	3,545	1,796
EMEA, excluding the United Kingdom	3,464	3,039	10,989	7,976
Other	880	716	2,713	1,700

	$16,651	$12,347	$48,727	$31,863

GLU MOBILE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 12—Segment Reporting (Continued)

The company attributes its long-lived assets, which primarily consist of property and equipment, to a country primarily based on the physical location of the assets. Property and equipment, net of accumulated depreciation and amortization, summarized by geographic location was as follows:

	September 30, 2007	December 31, 2006
Americas	$1,985	$1,956
EMEA	1,295	1,407
Other	713	117

	$3,993	$3,480

PART C: FINANCIAL INFORMATION FOR THE QUARTERLY PERIOD ENDED 30 SEPTEMBER 2007

Item 1.01.    Entry into a Material Definitive Agreement dated November 28, 2007.

On November 28, 2007, Glu Mobile Inc., a Delaware corporation ("Glu") and its wholly owned subsidiary Maverick Acquisition Corp. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire Beijing Zhangzhong MIG Information Technology Co. Ltd. ("MIG").

Pursuant to the Merger Agreement, Merger Sub will merge with and into an entity affiliated of MIG (the "Merger"), with the MIG-affiliated entity to be the surviving entity of the Merger as a wholly owned subsidiary of Glu. In connection with the Merger, Glu will pay cash consideration valued at approximately $14.7 million at closing with additional payments of up to $25 million in cash and stock, contingent upon the achievement by MIG of specified financial milestones during 2008, with a portion of the additional payments subject to vesting upon continued employment of the principal officers of MIG. The Merger remains subject to customary closing conditions.

The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the signing of the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. In addition, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 2.01    Completion of Acquisition or Disposition of Assets dated December 20, 2007:

As previously announced, on November 28, 2007, Glu Mobile Inc., a Delaware corporation ("Glu"), and its wholly owned subsidiary Maverick Acquisition Corp. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire Beijing Zhangzhong MIG Information Technology Co. Ltd. ("MIG").

On December 19, 2007, pursuant to the Merger Agreement, Merger Sub merged with and into an entity affiliated with MIG (the "Merger"), with the MIG-affiliated entity surviving the Merger as a wholly owned subsidiary of Glu. In connection with the Merger, Glu paid cash consideration valued at approximately $14.7 million at closing. Pursuant to the Merger Agreement, Glu may make additional payments to MIG affiliated stockholders of up to $25 million in cash and stock, contingent upon the achievement by MIG of specified financial milestones during 2008, with a portion of the additional payments subject to vesting upon continued employment of the principal officers of MIG.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.01 to Glu's report on Form 8 K dated November 28, 2007 (filed December 3, 2007) and the related disclosure in such report. A copy of the press release announcing the completion of the Merger is attached to this report as Exhibit 99.01 and is incorporated into this Item 2.01 by reference.

APPENDIX III

FINANCIAL INFORMATION RELATING TO SUPERSCAPE

The financial information in this Appendix III is set out in two parts as follows:

  PART A:    Financial information for the six month periods ended 31 July 2007 and 2006, prepared under International Financial Reporting Standards ("IFRS") and stated in US$.

  PART B:    Financial information for the three years ended 31 January 2007, 2006 and 2005, prepared under IFRS and stated in Pounds Sterling.

The financial information set out in this Appendix III for the six month periods ended 31 July 2007 and 2006 has been extracted, without material adjustment, from the Superscape Interim Results 2007.

The financial information set out in this Appendix III for the years ended 31 January 2007 and 2006 has been extracted, without material adjustment, from the Superscape Annual Report and Accounts 2007. The financial information for the year ended 31 January 2005 has been extracted, without material adjustment, from the Superscape Annual Report and Accounts 2005.

The financial information set out in this Appendix III has been prepared under IFRS and relates to the consolidated financial statements of Superscape Group plc, the largest company within the group for which consolidated accounts are prepared.

The financial information in this Appendix III does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985.

PART A: SUPERSCAPE INTERIM RESULTS FOR THE SIX MONTHS ENDED
31 JULY 2007 AND 2006

CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED 31 JULY 2007

	Six months ended 31 July 2007	Six months ended 31 July 2006 before exceptional items*	Exceptional items*	Total six months ended 31 July 2006*
	(Unaudited) $000	(Unaudited) $000	(Unaudited) $000	(Unaudited) $000
Revenue	7,234	7,427	—	7,427
Cost of sales	(1,847)	(2,152)	—	(2,152)

Gross profit	5,387	5,275	—	5,275
Research and development expenses	(3,730)	(4,222)	(696)	(4,918)
Sales and marketing expenses	(1,724)	(1,875)	(3,376)	(5,251)
Administrative expenses	(2,834)	(2,733)	(3,481)	(6,214)

	(8,288)	(8,830)	(7,553)	(16,383)

Operating loss	(2,901)	(3,555)	(7,553)	(11,108)
Finance revenue	254	377	—	377

Loss before tax	(2,647)	(3,178)	(7,553)	(10,731)
Tax	(122)	(85)	—	(85)

Loss for the period	(2,769)	(3,263)	(7,553)	(10,816)

Loss per share
Loss per share—basic and diluted	(1.5)¢			(6.0)¢

*
Amounts restated for change in reporting currency (see Note 1)

SUPERSCAPE GROUP PLC

CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENDITURE

FOR THE SIX MONTHS ENDED 31 JULY 2007 AND 2006

	Six months ended 31 July 2007	Six months ended 31 July 2006*
	(Unaudited) $000	(Unaudited) $000
Loss for the period	(2,769)	(10,816)
Exchange differences on translation of foreign operations	600	955

Total recognised income and expense for the period	(2,169)	(9,861)

*
Amounts restated for change in reporting currency (see Note 1)

SUPERSCAPE GROUP PLC

CONSOLIDATED BALANCE SHEET

AS AT 31 JULY 2007, 31 JANUARY 2007 AND 31 JULY 2006

	As at 31 July 2007	As at 31 January 2007*	As at 31 July 2006*
	(Unaudited) $000	(Audited) $000	(Unaudited) $000
Non-current assets
Property, plant and equipment	259	303	267
Intangible assets	5,563	5,747	6,766

	5,822	6,050	7,033

Current assets
Trade and other receivables	6,423	6,303	7,762
Cash and cash equivalents	10,680	13,950	16,001

	17,103	20,253	23,763

Total assets	22,925	26,303	30,796

Liabilities
Non-current liabilities
Provisions	800	985	1,884

	800	985	1,884

Current liabilities
Trade and other payables	3,339	4,189	5,170
Provisions	428	622	1,624

	3,767	4,811	6,794

Total Liabilities	4,567	5,796	8,678

Equity
Called up share capital	35,840	35,820	35,233
Share premium account	131,958	131,958	131,849
Other reserves	307	307	769
Translation reserve	(12,750)	(13,350)	(14,203)
Retained losses	(136,997)	(134,228)	(131,530)

Total equity shareholders' funds	18,358	20,507	22,118

Total equity and liabilities	22,925	26,303	30,796

*
Amounts restated for change in reporting currency (see Note 1)

SUPERSCAPE GROUP PLC

CONSOLIDATED CASH FLOW STATEMENT

FOR THE SIX MONTHS ENDED 31 JULY 2007 AND 31 JULY 2006

	Six months ended 31 July 2007	Six months ended 31 July 2006*
	(Unaudited) $000	(Unaudited) $000
Cash flows from operating activities
Loss before tax	(2,647)	(10,731)
Adjustments for:
Depreciation of property, plant and equipment	83	202
Amortisation of intangible assets	1,037	543
Impairment of intangible assets	247	—
Gain on disposal of property, plant and equipment	(1)	—
Share based remuneration	303	157
Finance revenue	(254)	(377)

Operating cash flows before movements in working capital	(1,232)	(10,206)
(Increase)/decrease in receivables	(274)	312
(Decrease)/increase in payables	(1,256)	3,701

Cash used by operations	(2,762)	(6,193)
Income tax (paid)/received	(122)	250

Net cash used in operating activities	(2,884)	(5,943)

Cash flows from investing activities
Interest received	258	398
Purchase of intangible fixed assets	(1,079)	(1,772)
Purchase of property, plant and equipment	(38)	(73)

Net cash used in investing activities	(859)	(1,446)

Cash flows from financing activities
Gross proceeds from issue of share capital	20	4

Net cash generated from financing activities	20	4

Net increase/(decrease) in cash and cash equivalents	(3,723)	(7,386)
Effect of exchange rates on cash and cash equivalents	453	(1,517)
Cash and cash equivalents at beginning of period	13,950	24,904

Cash and cash equivalents at end of period	10,680	16,001

*
Amounts restated for change in reporting currency (see Note 1)

SUPERSCAPE GROUP PLC

1.    ACCOUNTING POLICIES

GENERAL INFORMATION

Superscape Group plc is a public limited company incorporated and domiciled in England and Wales and its ordinary shares are traded on the London Stock Exchange.

The condensed consolidated interim financial information was approved for issue by the Board of directors on 26 September 2007.

These interim financial results do not comprise statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for the year ended 31 January 2007 were approved by the Board of directors on 19 April 2007 and delivered to the Registrar of Companies. The report of the auditors on those accounts was unqualified, did not contain an emphasis of matter paragraph and did not contain any statement under Section 237 of the Companies Act 1985.

BASIS OF PREPARATION

The condensed consolidated interim financial information for the 6 months ended 31 July 2007 has been prepared in accordance with the Disclosure and Transparency Rules of the Financial Services Authority and with IAS 34, 'Interim financial reporting' as adopted by the European Union. The interim condensed consolidated financial report should be read in conjunction with the annual financial statements for the year ended 31 January 2007, which have been prepared in accordance with IFRS as adopted by the European Union.

Presentation of financial information

As the Group's principal assets and operations are based in the USA and the majority of its operations are conducted in US Dollars, the Group changed its reporting currency from Pounds Sterling to US Dollars with effect from 1 February 2007. The Group redenominated its share capital into US Dollars on 1 February 2007 and will retain all reserves in US Dollars. Financial information for prior periods has been restated from Pounds Sterling into US Dollars in accordance with IAS 21.

Accounting policies

The accounting policies adopted are consistent with those of the annual financial statements for the year ended 31 January 2007, as described in those annual financial statements

The following new standards, amendments to standards or interpretations are mandatory for the first time for the financial year ending 31 January 2008.

•
IFRIC 7, 'Applying the restatement approach under IAS 29', effective for annual periods beginning on or after March 1 2006. This interpretation is not relevant for the Group.

•
IFRIC 8, 'Scope of IFRS 2', effective for annual periods beginning on or after 1 May 2006. This interpretation has not had any impact on the recognition of share-based payments in the Group.

•
IFRIC 9, 'Reassessment of embedded derivatives', effective for annual periods beginning on or after 1 June 2006. This interpretation is not relevant for the Group.

•
IFRIC 10, 'Interims and impairment', effective for annual periods beginning on or after 1 November 2006. This interpretation has not had any impact on the timing of recognition of impairment losses as the Group already accounted for such amounts using principles consistent with IFRIC 10.

•
IFRS 7, 'Financial instruments: Disclosures', effective for annual periods beginning on or after 1 January 2007. IAS 1, 'Amendments to capital disclosures', effective for annual periods beginning on or after 1 January 2007. IFRS 4, 'Insurance contracts', revised implementation guidance, effective when an entity adopts IFRS 7. As this interim report contains only condensed financial statements, and as there are no material financial instrument related transactions in the period, full IFRS 7 disclosures are not required at this stage.

SUPERSCAPE GROUP PLC

1.    ACCOUNTING POLICIES (Continued)

The following new standards, amendments to standards and interpretations have been issued but are not effective for the financial year ending 31 January 2008 and have not been early adopted:

•
IFRIC 11, 'IFRS 2—Group and treasury share transactions', effective for annual periods beginning on or after 1 March 2007. Management do not expect this interpretation to be relevant to the Group.

•
IFRIC 12, 'Service concession arrangements', effective for annual periods beginning on or after 1 January 2008. Management do not expect this interpretation to be relevant to the Group.

•
IFRS 8, 'Operating segments', effective for annual periods beginning on or after 1 January 2009, subject to EU endorsement. Management is currently considering the impact of this statement on the Group's geographical segments.

2.    REVENUE

Revenue disclosed in the income statement is analysed as follows:

	Six months ended 31 July 2007	Six months ended 31 July 2006
	(Unaudited) $000	(Unaudited) $000
Publishing royalties	7,205	5,984
Development services	—	349
Technology licenses	29	1,094

Total Revenue	7,234	7,427

3.    SEGMENTAL REPORTING

The directors consider that the Group operates in only one business segment, being the publishing of mobile games and associated services. The operations are monitored by the three geographic regions of Europe, Americas and Asia. The segment information in respect of the regions is presented below.

For the six months ending 31 July 2007 (unaudited)	Europe	Americas	Asia	Total
	$000	$000	$000	$000
Segment revenue	(51)	7,187	98	7,234
Segment result	(582)	1,716	68	1,202
Group research & development costs				(3,729)
Central costs				(374)

Operating result				(2,901)

Assets and liabilities
Segment assets	2,142	11,563	99	13,804
Unallocated assets				9,121

Total assets				22,925

Segment liabilities	(1,929)	(2,502)	(29)	(4,460)
Unallocated liabilities				(107)

Total liabilities				(4,567)

Other segment information
Capital expenditure	74	1043	—	1,117
Depreciation and amortisation	184	1,183	—	1,367

SUPERSCAPE GROUP PLC

3.    SEGMENTAL REPORTING (Continued)

For the six months ending 31 July 2006 (unaudited)	Europe	Americas	Asia	Total
	$000	$000	$000	$000
Segment revenue	1,392	5,891	144	7,427
Segment result	52	1,307	112	1,471
Group research & development costs				(4,222)
Exceptional items				(7,553)
Central costs				(804)

Operating result				(11,108)

Assets and liabilities
Segment assets	3,777	13,228	111	17,116
Unallocated assets				13,680

Total assets				30,796

Segment liabilities	(4,371)	(3,962)	(30)	(8,363)
Unallocated liabilities				(315)

Total liabilities				(8,678)

Other segment information
Capital expenditure	105	1,740	—	1,845
Depreciation and amortisation	256	489	—	745

4.    EXCEPTIONAL ITEMS

	Six months ended 31 July 2007	Six months ended 31 July 2006
	(Unaudited) $000	(Unaudited) $000
Vacant property costs	—	2,277
Redundancy costs	—	2,279
Restructuring and business reorganisation costs	—	2,998

Total exceptional items	—	7,553

In the six months ended 31 July 2006 exceptional items arose as a result of the restructuring and downsizing of the Group's UK operations. These items have been included in the operating expense lines of the income statement.

5.    PROVISIONS

	Onerous Lease	Employee Severance	Office Closure	Total
	$000	$000	$000	$000
At 31 January 2006 (Audited)	—	—	—	—

Provided	2,335	903	270	3,508
Utilised	—	—	—	—

At 31 July 2006 (unaudited)	2,335	903	270	3,508

	Onerous Lease	Employee Severance	Office Closure	Total
	$000	$000	$000	$000
At 31 January 2007 (Audited)	1,253	151	203	1,607

Provided	—	—	—	—
Utilised	(75)	(151)	(153)	(379)

At 31 July 2007 (unaudited)	1,178	—	50	1,228

SUPERSCAPE GROUP PLC

5.    PROVISIONS (Continued)

Provisions at the end of the period analysed as:	As at 31 July 2007	As at 31 July 2006
	(Unaudited) $000	(Unaudited) $000
Current	428	1,624
Non-current	800	1,884

	1,228	3,508

Amounts at 31 July 2007 predominantly comprise onerous lease obligations. Amounts at 31 July 2006 comprise onerous lease obligations, office closure costs and employee severance related to the Group's restructuring of its UK operations, of the amounts included within non-current liabilities remaining at 31 July 2007, all are expected to be utilised within the next 5 years.

6.    LOSS PER SHARE

From continuing operations

The calculation of the basic and diluted loss per share is based on the following data:

	Six months ended 31 July 2007		Six months ended 31 July 2006
	(Unaudited) $000		(Unaudited) $000
Net loss attributable to equity holders of the parent	(2,769)		(10,816)

Number of Shares
Weighted average number of ordinary shares for the purposes of basic and diluted loss per share ('000)	180,427		179,990

	(1.5	)¢	(6.0	)¢

7.    TAXATION

	Six months ended 31 July 2007	Six months ended 31 July 2006
	(Unaudited) $000	(Unaudited) $000
Tax charged in the income statement
Tax on profit on ordinary activities
Overseas corporation tax	(122)	(85)

	(122)	(85)

8.    SHARE CAPITAL

	As at 31 July 2007	As at 31 July 2006
	(unaudited) $000	(unaudited) $000
Authorised:
300,000,000 Ordinary 10p shares	30,000	30,000

SUPERSCAPE GROUP PLC

8.    SHARE CAPITAL (Continued)

Allotted, called up and fully paid

	2007	2006	2007	2006
	000	000	$000	$000
At 1 February	182,999	179,983	35,820	35,229
Issued on exercise of share options	100	15	20	4

At 31 January	183,099	179,998	35,840	35,233

100,000 new Ordinary 10p shares were issued for cash consideration of $19,954 as a result of the exercise of share options during the six month period ended 31 July 2007.

9.    RECONCILIATION OF MOVEMENTS IN EQUITY

	Share Capital	Share Premium	Other Reserves	Translation Reserve	Retained Losses	Total
	$000	$000	$000	$000	$000	$000
At 31 January 2006 (Audited)	35,229	131,849	770	15,158	(120,714)	31,976

Exchange differences on retranslation of net assets of subsidiary undertakings	—	—	—	(955)	—	(955)
Deferred consideration of acquisition	—	—	(1)	—	—	(1)
Exercise of options	4	—	—	—	—	4
Share based payments	—	—	—	—	157	157
Retained loss for the period	—	—	—	—	(10,973)	(10,973)

At 31 July 2006 (Unaudited)	35,233	131,849	769	(14,203)	(131,530)	22,118

	Share Capital	Share Premium	Other Reserves	Translation Reserve	Retained Losses	Total
	$000	$000	$000	$000	$000	$000
At 31 January 2007 (Audited)	35,820	131,958	307	(13,350)	(134,228)	20,507

Exchange differences on retranslation of net assets of subsidiary undertakings	—	—	—	600	—	600
Exercise of options	20	—	—	—	—	20
Share based payments	—	—	—	—	303	303
Retained loss for the period	—	—	—	—	(3,072)	(3,072)

At 31 July 2007 (Unaudited)	35,840	131,958	307	(12,750)	(136,997)	18,358

Translation reserve

The translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries. Included in the opening balance as at 31 July 2006 is the cumulative adjustment arising on the change in reporting currency to the US Dollar.

Other reserves

The balance in other reserves at 31 July 2007 represents the premium on the shares issued on acquisition of 3DWG.

SUPERSCAPE GROUP PLC

PART B: SUPERSCAPE FINANCIAL INFORMATION FOR THE THREE YEARS ENDED
31 JANUARY 2007, 2006 AND 2005

CONSOLIDATED INCOME STATEMENT

FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005

	Notes	Before exceptional items 2007	Exceptional items 2007	Total 2007		Before exceptional items 2006	Exceptional items 2006	Total 2006		Before exceptional items 2005	Exceptional items 2005	Total 2005
		£000	£000	£000		£000	£000	£000		£000	£000	£000
Revenue	3	8,320	—	8,320		4,025	—	4,025		4,050	—	4,050
Cost of sales		(2,259)	—	(2,259)		(1,665)	—	(1,665)		(1,257)	—	(1,257)

Gross profit		6,061	—	6,061		2,360	—	2,360		2,793	—	2,793
Research and development expenses		(4,248)	(386)	(4,634)		(5,791)	(132)	(5,923)		(3,278)	(183)	(3,461)
Sales and marketing expenses		(2,133)	(2,021)	(4,154)		(2,981)	(155)	(3,136)		(2,558)	(147)	(2,705)
Administrative expenses		(3,259)	(1,450)	(4,709)		(3,345)	(65)	(3,410)		(2,800)	—	(2,800)

		(9,640)	(3,857)	(13,497)		(12,117)	(352)	(12,469)		(8,636)	(330)	(8,966)

Operating loss	5	(3,579)	(3,857)	(7,436)		(9,757)	(352)	(10,109)		(5,843)	(330)	(6,173)
Finance revenue	5	371	—	371		521	—	521		347	—	347

Loss before tax		(3,208)	(3,857)	(7,065)		(9,236)	(352)	(9,588)		(5,496)	(330)	(5,826)
Tax	8	(212)	—	(212)		42	—	42		227	—	227

Loss for the year		(3,420)	(3,857)	(7,277)		(9,194)	(352)	(9,546)		(5,269)	(330)	(5,599)

Loss per share
Loss per share—basic and diluted	9			(4.0	)p			(5.7	)p			(4.5	)p

SUPERSCAPE GROUP PLC

CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENDITURE

FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005

	2007	2006	2005
	£000	£000	£000
Loss for the year	(7,277)	(9,546)	(5,599)
Exchange differences on translation of foreign operations	(534)	162	(46)

Total recognised income and expense for the year	(7,811)	(9,384)	(5,645)

SUPERSCAPE GROUP PLC

CONSOLIDATED BALANCE SHEET

AS AT 31 JANUARY 2007 and 2006

	Notes	2007	2006
		£000	£000
Non-current assets
Property, plant and equipment	10	155	224
Intangible assets	11	2,936	3,161

		3,091	3,385

Current assets
Trade and other receivables	15	3,220	4,671
Cash and cash equivalents	16	7,127	12,723

		10,347	17,394

Total assets		13,438	20,779

Liabilities
Non-current liabilities
Provisions	18	503	—

		503	—

Current liabilities
Trade and other payables	17	2,140	2,789
Provisions	18	318	—

		2,458	2,789

Total liabilities		2,961	2,789

Equity
Called up share capital	21	18,300	17,998
Share premium account	22	67,415	67,359
Other reserves	22	157	433
Translation reserve	22	(418)	116
Retained losses	22	(74,977)	(67,916)

Total equity shareholders' funds		10,477	17,990

Total equity and liabilities		13,438	20,779

SUPERSCAPE GROUP PLC

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005

	2007	2006	2005*
	£000	£000	£000
Cash flows from operating activities
Loss before tax	(7,065)	(9,588)	(5,826)
Adjustments for:
Depreciation of property, plant and equipment	167	158	129
Amortisation and impairment of intangible assets	938	394	76
Loss/(gain) on disposal of property, plant and equipment	1	—	(3)
Share based remuneration	216	411	397
Finance revenue	(371)	(521)	(347)

Operating cash flows before movements in working capital	(6,114)	(9,146)	(5,574)
Decrease/(increase) in receivables	922	(1,364)	(2,144)
Increase/(decrease) in payables	302	(24)	1,074

Cash used by operations	(4,890)	(10,534)	(6,644)
Income tax paid	(186)	(78)	(2)
Income tax received	182	—	195

Net cash used in operating activities	(4,894)	(10,612)	(6,451)

Cash flows from investing activities
Interest received	373	552	371
Purchase of intangible assets	(991)	(1,850)	(326)
Adjustment for change in deferred consideration	21	—	(96)
Purchase/(disposal) of property, plant and equipment	(114)	(202)	6
Purchase of interests in subsidiary undertakings, net of cash acquired	—	—	(203)

Net cash used in investing activities	(711)	(1,500)	(248)

Cash flows from financing activities
Gross proceeds from issue of share capital	103	20,155	328
Share issue costs	—	(1,188)	—

Net cash generated from financing activities	103	18,967	328

Net (decrease)/increase in cash and cash equivalents	(5,502)	6,855	(6,371)
Effect of exchange rates on cash and cash equivalents	(94)	24	(11)
Cash and cash equivalents at beginning of period	12,723	5,844	12,226

Cash and cash equivalents at end of period	7,127	12,723	5,844

*
Certain amounts restated for comparative purposes

SUPERSCAPE GROUP PLC

NOTES:

1.    CORPORATE INFORMATION

The consolidated financial statements of Superscape Group PLC (the 'Group') for the year ended 31 January 2007 were authorised for issue in accordance with a resolution by the Board of Directors on 19 April 2007 and the balance sheet was signed on the Board's behalf by D. Goodman. Superscape Group plc is a public limited company incorporated and domiciled in England & Wales and its ordinary shares are traded on the London Stock Exchange.

The Group's financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted for use in the European Union and as applied in accordance with the provisions of the Companies Act 1985. The principal accounting policies adopted by the group are set out in note 2.

2.    ACCOUNTING POLICIES

Basis of preparation

The consolidated financial statements are presented in UK Sterling and have been prepared on a historical cost basis.

The preparation of financial statements in conformity with Adopted IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expense. The measurement and impairment assessment of intangible assets and goodwill, the measurement and recoverability assessment of advanced royalties and the estimation of share based payment costs are the key areas that require management to make judgments, estimates and assumptions. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the result of which form the basis for making the judgments about carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision only affects that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Basis of consolidation

The financial statements consolidate the accounts of Superscape Group plc and all its subsidiaries for the year ended 31 January 2007. Intra-group transactions and profits are eliminated fully on consolidation.

The consolidated financial statements include the results of the Company and all its subsidiaries for the full year or from the date of acquisition if later. Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Deferred consideration payable in shares is initially recorded at fair value. Upon subsequent issuance of the shares, the nominal value is recorded in share capital with the excess recorded in share premium. Identifiable assets and liabilities acquired and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group's share of the identifiable net assets acquired is recorded as goodwill. If the cost of the acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement.

SUPERSCAPE GROUP PLC

2.    ACCOUNTING POLICIES (Continued)

Foreign currency translation

Transactions in foreign currencies are recorded at the rate of exchange prevailing on the date of the transaction. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate prevailing on the balance sheet date.

Assets and liabilities of foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense of foreign operations are translated at the average rate of exchange for the period. Exchange differences arising are transferred to translation reserve. Cumulative translation differences are recognised within the income statement in the period in which operations are disposed of.

Revenue

Revenues are derived primarily by licensing software products in the form of mobile games. License arrangements with the end user can be on an outright purchase or subscription basis. An outright purchase gives an end user the right to use the licensed game on the registered handset for as long as they own the handset. A subscription license gives an end user the right to use the licensed game for a limited period of time, usually one month. The Group distributes its products through mobile telecommunications service providers ("carriers"), which then market the games to end users. License fees for outright purchase and subscription licenses are usually billed by the carrier upon download of the game by the end user. Subsequent billings for subscription licenses are generally billed monthly. Revenues are recognized when persuasive evidence of an arrangement exists, the game has been delivered, the fee is fixed or determinable, and the collection of the resulting receivable is probable.

The Group derives limited revenue under third party software development contracts. Revenue and associated costs under these arrangements are recognized as follows:

•
On long-term contracts, those with a duration of more than 12 months or those contracts that span more than one accounting period, using a percentage basis as the work is completed and any relevant milestones are met, using latest estimates to determine the expected duration and cost of the project

•
On short-term contracts, when the completed project has been delivered to and accepted by, the customer.

Interest income is recognized as the interest accrues to the net carrying amount of the financial asset.

Rental income arising from the sublease of property accounted for as an operating lease is recognized on a straight line basis over the term of the lease and is offset against the rental cost of such property.

Advanced royalties

Royalty advances paid to Intellectual Property owners are deferred as a prepayment in order to be matched with the revenue generated following the release of the game. The royalties are charged to the income startement when the actual liability arises, which is when the sales are generated after the release of the game.

Management assesses the carrying value of the prepaid advance royalties on a semi annual basis. The assessment is based on the likely recoverability of the advance on a title by title basis in the context of up to date revenue projections for each title. Advances paid on games that are subsequently aborted are written off to sales and marketing expense on the date that the game is aborted. Reserves are provided and charged to sales and marketing expense where the projected revenues are not considered sufficient to cover the advances.

Research and development

Expenditure on research is written off in the period in which it is incurred.

Development expenditure is capitalised where it relates to a specific project where technical feasibility has been established, adequate technical, financial and other resources exist to complete the project, the expenditure attributable to the project can be measured reliably and overall project profitability is

SUPERSCAPE GROUP PLC

2.    ACCOUNTING POLICIES (Continued)

reasonably certain. In this case, it is recognised as an intangible asset and amortised over its useful economic life, typically being a maximum period of eighteen months from the date the product is first sold or licenced. All other development expenditure is recognised as an expense in the period in which it is incurred.

Property, plant and equipment

Property, plant and equipment is stated in the balance sheet at cost less accumulated depreciation. Depreciation is provided on assets at rates calculated to write-off the cost less residual values, estimated at each balance sheet date, of each asset over its expected useful life as follows:

Fixtures and fittings	10%-20% straight line
Computer equipment	33%-50% straight line

The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill

On the acquisition of a subsidiary or business, the purchase consideration is allocated between the identifiable assets and liabilities on a fair value basis, with any excess purchase consideration representing goodwill, which is not amortised.

Goodwill is recognised as an intangible asset and reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Any impairment is recognised immediately in the income statement and may not be subsequently reversed.

Following initial recognition, goodwill is measured at cost less any accumulated impairment losses As at the acquisition date, any goodwill acquired is allocated to each of the cash generating units expected to benefit from the combination's synergies. A cash-generating unit is the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets. This is usually at business segment level or statutory company level as the case may be. Impairment is determined by assessing the recoverable amount of the cash-generating unit, to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than the carrying amount an impairment loss is recognised. On disposal of a subsidiary or business, the attributable goodwill is included in the determination of the profit or loss on disposal.

Intangible assets

Intangible assets acquired separately from a business are carried initially at cost. An intangible asset acquired as part of a business combination is recognised outside goodwill if the asset is separable or arises from contractual or other legal rights and its fair value can be measured reliably.

Intangible assets acquired as part of business combinations comprise: customer based assets (e.g. network operator lists, network operator relationships); software and systems (e.g. developed software games, application infrastructure, product delivery platforms, in-process research and development); contract-based assets (e.g publishing rights); and other intangible assets. Purchased intangible assets comprise patents.

Following initial recognition, the historic cost model is applied, with intangible assets being carried at cost less accumulated amortisation and accumulated impairment losses. Intangible assets with a finite life have no residual value and are amortised on a straight line basis over their expected useful lives with charges included in administrative expenses, as follows:

•
purchased intangibles (e,g, patents and trademarks)—5 years

•
acquired through business combinations—4-5 years;

SUPERSCAPE GROUP PLC

2.    ACCOUNTING POLICIES (Continued)

The carrying value of intangible assets is reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. In addition, the carrying value of capitalised development expenditure is reviewed for impairment annually before being brought into use.

Research and development tax credits

Research and development tax credits are recognised in full in the income statement of the year in which the expense is incurred.

Impairment

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses on continuing operations are recognised in the income statement in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in income statement unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Provisions

A provision is recognised when the Group has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, expected future cash flows are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Where the Group expects some or all of a provision to be reimbursed, for example under an insurance policy, the reimbursement is recognised as a separate asset but only when recovery is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. Where discounting is used, the increase in the provision due to unwinding the discount is recognised as a finance cost.

Employee benefits

The Group contributes to defined contribution schemes for the benefit of its directors and employees. Contributions to these schemes are charged in the period in which they become payable.

Share-based payments

The fair value of share-based remuneration is determined at date of grant and recognised as an expense in the income statement on a straight-line basis over the vesting period, taking account of the estimated number of shares that will vest. The fair value is determined by use of a Black-Scholes pricing model. The expected life used in the model has been adjusted, based on management's best estimate, for the effects of

SUPERSCAPE GROUP PLC

2.    ACCOUNTING POLICIES (Continued)

non-transferability, exercise restrictions and behavioural considerations. All share-based remuneration is equity-settled.

Where the terms of an equity-settled award are modified, as a minimum an expense is recognised as if the terms had not been modified. In addition, an expense is recognised over the remainder of the vesting period for any increase in the value of the transaction as a result of the modification, as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Deferred taxation

Deferred tax is the tax arising on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax bases used in the computation of taxable loss, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Deferred tax is not recognised on temporary differences arising in respect of goodwill that is not deductible for tax purposes.

No provision is made for deferred tax which would become payable on the distribution of retained profits by foreign subsidiaries, unless there is an intention to distribute such retained profits.

Deferred tax is calculated using tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Movements in deferred tax are charged or credited in the income statement, except when they relate to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Leases

Rentals payable under operating leases are charged to income on a straight line basis. The aggregate benefit of incentives are recognised as a reduction of rental expense over the lease term, on a straight-line basis unless another systematic basis is representative of the time pattern of the Group's benefit from the use of the leased asset.

Trade and other receivables

Trade receivables are recognised at the lower of their original value and recoverable amount. Provision is made where there is objective evidence that the Group will not be able to recover balances in full. Where the probability of recovery is remote balances are written off.

Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and short-term deposits with an original maturity of up to 3 months.

SUPERSCAPE GROUP PLC

2.    ACCOUNTING POLICIES (Continued)

New standards and interpretations not applied

IASB and IFRIC have issued the following standards and interpretations with an effective date after the date of these financial statements:

International Accounting Standards (IAS/IFRS)		Effective date
IFRS 7	Financial Instruments: Disclosures	1 January 2007
IFRS 8	Operating Segments	1 January 2009
IAS 1	Amendment—Presentation of Financial Statements:	1 January 2007
Capital Disclosures
International Financial Reporting Interpretations Committee (IFRIC)
IFRIC 7	Applying the Restatement Approach under IAS 29	1 March 2006
Financial Reporting in Hyperinflationary Economies
IFRIC 8	Scope of IFRS 2	1 May 2006
IFRIC 9	Reassessment of Embedded Derivatives	1 June 2006
IFRIC 10	Interim Financial Reporting and Impairment	1 November 2006
IFRIC 11	IFRS 2—Group and Treasury Share Transactions	1 March 2007
IFRIC 12	Service Concession Arrangements	1 January 2008

The directors do not anticipate that the adoption of these standards will have a material impact on the Group's financial statements in the period of initial application.

3.    REVENUE

Revenue disclosed in the income statement is analysed as follows.

	2007	2006	2005
	£000	£000	£000
Publishing royalties	7,061	2,879	441
Development services	355	756	2,268
Swerve technology licences	904	390	1,341

Total Revenue	8,320	4,025	4,050

No revenue was derived from exchanges of goods or services (2006: £nil; 2005: £nil)

SUPERSCAPE GROUP PLC

4.    SEGMENTAL REPORTING

The directors consider that the Group operates in only one business segment, being the provision of software and associated services. The operations are monitored by the three geographic regions of Europe, Americas and Asia. The segment information in respect of the regions is presented below.

For the year ending 31 January 2007	Europe	Americas	Asia	Total
	£000	£000	£000	£000
Segment revenue	883	7,304	133	8,320
Segment result	868	529	89	1,486
Group research & development costs				(4,248)
Exceptional items				(3,857)
Central costs				(817)

Operating result				(7,436)

Assets and liabilities
Segment assets	1,365	6,444	49	7,858
Unallocated assets				5,580

Total assets				13,438

Segment liabilities	(1,557)	(1,329)	(15)	(2,901)
Unallocated liabilities				(60)

Total liabilities				(2,961)

Other segment information
Capital expenditure	128	977	—	1,105
Depreciation and amortisation	319	786	—	1,105
Provisions—non cash	821	—	—	821
For the year ending 31 January 2006	Europe	Americas	Asia	Total
	£000	£000	£000	£000
Segment revenue	684	3,225	116	4,025
Segment result	(2,089)	(1,023)	75	(3,037)
Group research & development costs				(5,923)
Central costs				(1,149)

Operating result				(10,109)

Assets and liabilities
Segment assets	1,907	6,659	62	8,628
Unallocated assets				12,151

Total assets				20,779

Segment liabilities	(773)	(1,890)	(19)	(2,682)
Unallocated liabilities				(107)

Total liabilities				(2,789)

Other segment information
Capital expenditure	229	2,630	—	2,859
Depreciation and amortisation	208	344	—	552

SUPERSCAPE GROUP PLC

4.    SEGMENTAL REPORTING (Continued)

For the year ending 31 January 2005	Europe	Americas	Asia	Total
	£000	£000	£000	£000
Segment revenue	1,259	2,609	182	4,050
Segment result	(1,185)	(829)	188	(1,826)
Group research & development costs				(3,461)
Central costs				(886)

Operating result				(6,173)

Assets and liabilities
Segment assets	1,796	2,932	66	4,794
Unallocated assets				5,139

Total assets				9,933

Segment liabilities	(1,205)	(794)	(19)	(2,018)
Unallocated liabilities				(195)

Total liabilities				(2,213)

Other segment information
Capital expenditure	507	368	2	877
Depreciation and amortisation	166	39	—	205

5.    OTHER REVENUE AND EXPENSES

Operating loss is stated after charging:

	2007	2006	2005
	£000	£000	£000
Research and development (exceptional £386,000; 2006:£132,000; 2005:£183,000)	4,634	5,923	3,461
Amortisation of goodwill, patents and other intangibles	938	394	91
Depreciation of tangible fixed assets	167	158	129
Auditors' remuneration—audit fees	70	68	43
Auditors' remuneration—IFRS transition	—	30	3
Operating lease rentals
—plant and machinery	19	16	35
—property (includes exceptional costs of £740,000 related to onerous lease. 2006: £Nil, 2005: £Nil)	1,172	857	666
Loss/(gain) on movements in foreign exchange	30	(5)	37

In 2006 Ernst & Young LLP also received non-audit fees of £63,000 as reporting accountants in respect of the share issue which have been charged against the share premium account.

Other revenue

	2007	2006	2005
	£000	£000	£000
Finance revenue
Bank interest receivable	371	521	347
	2007	2006	2005
	£000	£000	£000
Rental Income
Rental Income	252	115	23

Rental income arises from the sublease of property vacated by the Group. Rental expense, which is included in the Group's administrative expenses, is presented net of this sublease income

SUPERSCAPE GROUP PLC

6.    EXCEPTIONAL ITEMS

	2007	2006	2005*
	£000	£000	£000
Restructuring and reorganisation costs:
Vacant property costs	766	—	—
Redundancy costs	1,274	352	330
Restructuring and business reorganisation costs	1,817	—	—

Total exceptional items	3,857	352	330

In the years ended 31 January 2007, 2006 and 2005 the restructuring and reorganisation costs arose as a result of further restructuring and downsizing of the UK operations

These items have been included in the operating expenses line of the income statement.

7.    STAFF COSTS AND DIRECTORS' EMOLUMENTS

Staff Costs (including directors):

Employee costs (including directors) during the period amounted to:

	2007	2006	2005*
	£000	£000	£000
Wages and salaries	3,876	4,620	3,948
Employee termination benefits	1,268	352	330
Share based payments	216	411	397
Social security	289	385	347
Pension contributions	171	183	126

	5,820	5,951	5,148

The average monthly number of persons employed by the Group during the period by function was as follows:
Operations and development	106	98	41
Sales and marketing	10	14	13
Management and administration	10	15	13

	126	127	67

The number of persons employed by the Group at the period end by function were as follows:
Operations and development	108	124	57
Sales and marketing	9	14	15
Management and administration	10	14	14

	127	152	86

	2007	2006	2006
	£000	£000	£000
Directors' emoluments
Directors' emoluments	616	421	657

Number of directors accruing benefits under:
Defined contribution schemes	3	2	3

*
certain amounts restated for comparative purposes

SUPERSCAPE GROUP PLC

8.    TAXATION

	2007	2006	2005
	£000	£000	£000
a) Tax charged in the income statement
Tax on profit on ordinary activities
Current tax
Overseas corporation tax	186	78	2
R&D tax credits in respect of current year		(120)	(181)
R&D tax credits in respect of prior years	26	—	(48)

	212	(42)	(227)

b) Reconciliation of the total tax charge
The tax for the period is lower (2006: lower, 2005: lower) than the standard rate of corporation tax in the UK (30%).
The differences are explained below:
Profit on ordinary activities before tax	(7,065)	(9,588)	(5,826)

Tax on ordinary activities at 30%	(2,120)	(2,876)	(1,748)
Effects of:
Adjustments in respect of foreign tax rates	(252)	72	(77)
Expenses not deductible for tax purposes	196	872	(188)
Overseas tax	186	—	2
Depreciation in excess of capital allowances (no deferred tax provided)	53	(66)	22
R&D rate difference	—	30	45
R&D tax credits in respect of prior years	26	—	(48)
Losses arising in the current year	2,116	2,056	1,627
Other timing differences (no deferred tax provided)	—	103	(3)
Timing differences in relation to share options (no deferred tax provided)	7	(233)	141

Total taxation	212	(42)	(227)

c)
Deferred tax

	Provided 2007	Unprovided 2007	Provided 2006	Unprovided 2006
	£000	£000	£000	£000
Depreciation in excess of capital allowances	—	451	—	381
Rolled over capital gain	(7)	—	(7)	—
Tax losses carried forward	—	19,022	—	16,539
Short-term timing differences in relation to share options	—	11	—	25
Other timing differences	—	—	—	103

	(7)	19,484	(7)	17,048

Deferred tax liabilities have been recognised in respect of rolled over gains. Deferred tax assets of £6.596m (2006: £5,506) in respect of trading losses in the US and deferred tax assets of £12.427m (2006: £11,033) in respect of trading losses in the UK have not been recognised due to the uncertainty of the availability of future profits against which to utilise them. Net operating losses for US tax purposes expire over the period through 2027. UK net operating losses carry forward without limit of time. There is no potential deferred tax asset on the unremitted earnings of overseas subsidiaries and joint ventures.

SUPERSCAPE GROUP PLC

9.    LOSS PER SHARE

From continuing operations

The calculation of the basic and diluted loss per share is based on the following data:

	2007	2006	2005
	£000	£000	£000
Earnings for the purposes of basic loss per share being net loss attributable to equity holders of the parent	(7,277)	(9,546)	(5,599)

	2007	2006	2005
Number of Shares
Weighted average number of ordinary shares for the purposes of basic and diluted loss per share	180,327	166,433	124,162

	2007	2006	2005
Per share amount	(4.0)p	(5.7)p	(4.5)p

Due to the loss making position of the Group, the exercise of share options and shares to be issued do not increase the basic loss per share and therefore according to IAS 33 the basic and diluted loss per share remain the same.

10.    PROPERTY, PLANT AND EQUIPMENT

	Fixtures and fittings	Computer equipment	Total
	£000	£000	£000
Cost:
At 31 January 2005	1,020	581	1,601
Additions	100	102	202
Disposals	(15)	(16)	(31)
Foreign exchange movement	11	13	24

At 31 January 2006	1,116	680	1,796
Additions	45	69	114
Disposals	(1)	(7)	(8)
Foreign exchange movement	(24)	(29)	(53)

At 31 January 2007	1,136	713	1,849

Depreciation:
At 31 January 2005	910	517	1,427
Provided during the period	82	76	158
Disposals	(15)	(16)	(31)
Foreign exchange movement	7	11	18

At 31 January 2006	984	588	1,572
Provided during the period	91	76	167
Disposals	(1)	(6)	(7)
Foreign exchange movement	(16)	(22)	(38)

At 31 January 2007	1,058	636	1,694

Net Book Value at 31 January 2007	78	77	155

Net Book Value at 31 January 2006	132	92	224

Net Book Value at 31 January 2005	110	64	174

SUPERSCAPE GROUP PLC

11.    INTANGIBLE FIXED ASSETS

	Goodwill	Other Intangibles	Patents	Total
	£000	£000	£000	£000
Cost:
At 31 January 2005	443	—	552	995
Additions—business combinations	875	1,661	—	2,536
Additions—purchased	—	—	121	121
Foreign exchange movement	47	(16)	—	31

At 31 January 2006	1,365	1,645	673	3,683

Additions—purchased		877	114	991
Adjustment for change in deferred consideration	(21)			(21)
Foreign exchange movement	(123)	(196)		(319)

At 31 January 2007	1,221	2,326	787	4,334

Amortisation:
At 31 January 2005	—	—	123	123
Provided during the year	—	269	125	394
Foreign exchange movement	—	5	—	5

At 31 January 2006	—	274	248	522
Provided during the year	—	540	143	683
Impairment Loss	—	179	76	255
Foreign exchange movement	—	(62)		(62)

At 31 January 2007	—	931	467	1,398

Net Book Value at 31 January 2007	1,221	1,395	320	2,936

Net Book Value at 31 January 2006	1,365	1,371	425	3,161

Net Book Value at 31 January 2005	443	—	429	872

Patents are being amortised on a straight line basis over their expected economic life of 5 years.

12.    IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLES WITH INDEFINITE LIVES

The Group has goodwill that has been acquired through business combinations but does not have any intangible assets that have indefinite lives. The goodwill has been allocated for impairment testing purposes to individual companies on the basis that these are the lowest level cash generating units at which the Group is able to monitor the resulting goodwill.

The recoverable amount for the cash generating units has been determined using cash flow projections covering a period of between 3 and 5 years based on financial budgets approved by the Board for the year ending 31 January 2008 and historical sales growth beyond that date. The discount rate applied to cash flow projections is 19%. The cash flows beyond 31 January 2008 have been extrapolated based on internal sales forecasts of revenues.

Carrying amount of goodwill allocated to cash generating units

	2007	2006
	£000	£000
Superscape Inc (3DWG)	429	472
Penultimate Inc	792	893

	1,221	1,365

SUPERSCAPE GROUP PLC

12.    IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLES WITH INDEFINITE LIVES (Continued)

Key assumptions in value in use calculations

The calculation of value in use are most sensitive to the following:

Gross margins—these have been based on the projected gross margin from the 2007/08 budget which took into account gross margins in the immediately preceding period as adjusted for any operational changes.

Discount rates—these reflect management's estimates of the cost of capital adjusted for the inherent risk associated with the forecasted royalty revenue stream.

Revenue projections—these have been based on the projected revenues by title from the 2007/08 budget which took into account revenue performance in the immediately preceding period as adjusted for operational and market changes. They also reflect management's estimates of the shelf life of individual game titles based on a historic review of existing internal titles and the performance of similar titles across the market as a whole.

Sensitivity to change in assumptions

Management believe that no reasonably possible change in any of the above key assumptions would cause the carrying value of the units to exceed the recoverable amount.

13.    BUSINESS COMBINATIONS

During the year ended 31 January 2006 the Group established Penultimate, Inc. and on 14 July 2005 Penultimate Inc. acquired for cash consideration of $3,000,000 plus directly attributable expenses of $43,797 certain assets and the business interests of Penultimate Games. Deferred consideration of £730,000 was paid during the year ended 31 January 2007 based on the revenue performance of acquired Penultimate game titles over the 12 month period from the acquisition date. This transaction has been accounted for by the purchase method of accounting.

The completion statement for Penultimate is shown below.

	Book value	Fair value adjustments	Fair value
	£000	£000	£000
Net assets acquired:
Property, plant and equipment	—	6	6
Published game titles	—	1,661	1,661

	—	1,667	1,667

Goodwill			893
Adjustment for change in deferred consideration			(21)
Foreign exchange movement			(80)

			792

Total consideration			2,459

Satisfied by:
Cash			2,179
Directly attributable costs			25
Shares			255

Net cash outflow arising on acquisition			2,459

Included in the £792,000 of goodwill recognised above are certain intangible assets that cannot be individually and reliably measured from the acquiree due to their nature. The items include customer loyalty and assembled workforce.

SUPERSCAPE GROUP PLC

14.    INVESTMENTS IN SUBSIDIARIES

Subsidiary undertakings

The Company owns 100% of the ordinary share capital of the following companies, which are registered in the countries indicated, and are held directly unless indicated.

Name of undertaking	Country of registration	Principle activity	Proportion of nominal value of issued shares held
Superscape Limited	UK	Development and publishing of 2D and 3D mobile games	100%
Superscape Inc.	USA	Development and publishing of 2D and 3D mobile games	100%
Penultimate Inc.*	USA	Development and publishing of 2D and 3D mobile games	100%
3DWG Inc.*	USA	Development and publishing of 2D and 3D mobile games	100%
Superscape KK	Japan	Development and publishing of 2D and 3D mobile games	100%
Superscape (Russia) Limited	UK	Development and publishing of 2D and 3D mobile games	100%
Incentive Software Limited*	UK	Dormant	100%
Virtual Reality Software Limited*	UK	Dormant	100%
Virtual Reality Systems Limited*	UK	Dormant	100%
Superscape Technology Limited*	UK	Dormant	100%
Superscape Japan Limited*	UK	Dormant	100%
Dimension International Limited*	UK	Dormant	100%
VirtualNet Limited*	UK	Dormant	100%
Viscape Limited*	UK	Dormant	100%

*
held by subsidiary undertaking.

15.    TRADE AND OTHER RECEIVABLES

	2007	2006
	£000	£000
Trade receivables	1,312	1,358
R&D tax credits receivable	93	301
Other debtors	20	32
Other tax debtors	24	18
Prepayments	175	280
Advanced Royalties	914	2,029
Accrued revenue	682	653

	3,220	4,671

An amount of £129,000 (2006: £540,000) included within advance royalties is realisable within the entities' normal operating cycle in more than one year.

16.    CASH AND CASH EQUIVALENTS

	2007	2006
	£000	£000
Cash at bank and in hand	1,689	668
Short-term deposits	5,438	12,055

Total cash and cash equivalents	7,127	12,723

Short-term deposits are included within cash and cash equivalents in the balance sheet. They relate to cash on up to 3 months fixed deposit, with floating interest rates.

SUPERSCAPE GROUP PLC

17.    TRADE AND OTHER PAYABLES

	2007	2006
	£000	£000
Trade payables	424	455
Other taxes and social security	119	90
Deferred consideration	—	555
Deferred tax	7	7
Accruals	1,590	1,273
Deferred income	—	409

	2,140	2,789

18.    PROVISIONS

	Onerous lease	Employee severance	Office closure	Total
	£000	£000	£000	£000
At 31 January 2006				—
Additions	640	77	104	821

At 31 January 2007	640	77	104	821

Provisions at the end of the period analysed as:	2007	2006
	£000	£000
Current	503	—
Non-current	318	—

	821	—

Amounts at 31 January 2006 predominantly comprise onerous lease obligations and employee severence related to the Group's restructuring of its UK operations

Of the amounts included within non-current liabilities remaining at 31 January 2007, all are expected to be utilised within the next 5 years.

19.    OBLIGATIONS UNDER OPERATING LEASES

At each year end the Group had future minimum lease payments under non cancellable operating leases as follows:

	2007	2006
	£000	£000
Not later than one year	729	737
After one year but not more than five years	1,050	1,418

	1,779	2,155

At each year end the Group had future minimum rental receivable under non cancellable operating leases as follows:

	2007	2006
	£000	£000
Not later than one year	318	78
After one year but not more than five years	390	—

	708	78

SUPERSCAPE GROUP PLC

20.    FINANCIAL INSTRUMENTS

The disclosures required by IAS32 in relation to the nature of financial instruments used during the period to mitigate liquidity and foreign currency risk are disclosed below.

The Group's financial instruments comprise cash and liquid resources as well as items such as trade debtors and trade creditors that arise directly from the Group's operations. The main purpose of these financial instruments is to provide finance for the Group's operations. It is, and has been throughout the period under review, the Group's policy that no trading in financial instruments should be undertaken.

The main risks arising from the Group's financial instruments are interest rate risk and foreign currency risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. These policies have remained unchanged throughout the period.

Interest Rate risk

The Group has significant cash balances and its policy is to limit its exposure to interest rates by placing deposits on the money markets with a range of maturities of up to 3 months.

Foreign currency risk

Historically, the Group has not used derivative instruments to hedge against possible risks arising from fluctuations in foreign currency exchange rates as the exposure has been limited.

The Group has subsidiaries operating in the United States of America, Russia and Japan which have assets and liabilities denominated in foreign currencies. Upon conversion into sterling this results in an exposure through exchange rate movements on the Group's sterling balance sheet.

With the previously announced restructuring now complete and more than 90% of the Group's revenues being generated from operations in the United States the Board has decided that, in an effort to lower the Group's exposure to currency translation risk on revenues profits and equity, with effect from 1 February 2007 the Group's reporting currency and functional currency will be changed to the US Dollar.

Interest rate risk profile of financial instruments

The interest rate profile of the financial assets of the group was as follows:

	Floating interest rate financial assets	Financial assets on which no interest is earned	Total
	£000	£000	£000
31 January 2006
Sterling	12,056	65	12,121
US Dollar	—	414	414
Other currencies	—	188	188

	12,056	667	12,723

31 January 2007
Sterling	5,438	181	5,619
US Dollar	—	1,404	1,404
Other currencies	—	104	104

	5,438	1,689	7,127

Floating interest rate financial assets comprise cash and short-term deposits on money market deposit at call which earn interest at floating rates by reference to Sterling LIBOR.

Fair values of financial assets and financial liabilities

The carrying value of all financial assets and liabilities approximates fair value due to the short-term maturity of the instruments held.

SUPERSCAPE GROUP PLC

20.    FINANCIAL INSTRUMENTS (Continued)

The Group's other foreign currency denomination assets and liabilities are not significant.

Credit risk

There are no significant concentrations of credit risk within the Group. The maximum credit risk exposure relating to financial assets is represented by carrying value as at the balance sheet date.

21.    SHARE CAPITAL

	2007	2006
	£000	£000
Authorised
300,000,000 Ordinary 10p shares	30,000	30,000

Allotted, called up and fully paid
	2007	2006	2007	2006
	£000	£000	£000	£000
At 1 February	179,983	126,398	17,998	12,640
Issued on share placing	—	39,474	—	3,947
Issued on share placing and open offer	—	13,316	—	1,332
Issued on exercise of share options	1,030	695	103	69
Issued on acquisition of subsidiary	1,986	100	199	10

At 31 January	182,999	179,983	18,300	17,998

1,030,000 new Ordinary 10p shares were issued for a cash consideration of £103,000 as a result of the exercise of share options at various times during the year.

On 6 December 2006 1,986,354 ordinary shares with aggregate nominal value of £198,635 were issued as part of the deferred consideration related to the Group's purchase of certain assets and business interests of Penultimate Games.

22.    RECONCILIATION OF MOVEMENTS IN EQUITY

	Share Capital	Share Premium	Other Reserves	Translation Reserve	Retained Losses	Total
	£000	£000	£000	£000	£000
At 1 February 2005	12,640	53,708	199	(46)	(58,781)	7,720
Exchange differences on retranslation of net assets of subsidiary undertakings	—	—	—	162	—	162
Deferred consideration of acquisition	—	—	276	—	—	276
Shares issued on acquisition of subsidiary	10	32	(42)	—	—	—
Arising on share issues	5,279	14,781	—	—	—	20,060
Share issue costs	—	(1,188)	—	—	—	(1,188)
Exercise of options	69	26	—	—	—	95
Share based payments	—	—	—	—	411	411
Retained loss for the period	—	—	—	—	(9,546)	(9,546)

At 31 January 2006	17,998	67,359	433	116	(67,916)	17,990

SUPERSCAPE GROUP PLC

22.    RECONCILIATION OF MOVEMENTS IN EQUITY (Continued)

	Share Capital	Share Premium	Other Reserves	Translation Reserve	Retained Losses	Total
	£000	£000	£000	£000	£000
At 1 February 2006	17,998	67,359	433	116	(67,916)	17,990
Exchange differences on retranslation of net assets of subsidiary undertakings	—	—	—	(534)		(534)
Shares issued on acquisition of subsidiary	199	56	(276)	—	—	(21)
Exercise of options	103	—	—	—	—	103
Share based payments	—	—	—	—	216	216
Retained loss for the period	—	—	—	—	(7,277)	(7,277)

At 31 January 2007	18,300	67,415	157	(418)	(74,977)	10,477

Translation reserve

The translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries.

Other reserves

The balance in other reserves represents the premium on the shares issued on acquisition of 3DWG.

23.    SHARE BASED PAYMENTS

Superscape has three schemes for which there are grants outstanding but not exercised. Since October 2003 two of the schemes are closed and options have only been granted under the remaining 1999 Performance Related Stock Incentive Plan. A description of the plan is included in the Directors' Remuneration Report. The fair value of all options granted since 7th November 2002 and not vested as at 1st January 2005 is recognised as an expense with a corresponding increase in equity. The expense for the year ended 31 January 2007 was £216,000 (2006 £411,000). The fair value has been measured using the Black-Scholes model. The material inputs into the model have been:

Share Options	Granted in 2007	Granted in 2006
Weighted average fair value	8.27p	15.30p
Weighted average share price at grant	12.71p	23.53p
Weighted average remaining contractual	7.5 Years	6.6 Years
Option life	10 Years	10 Years
Risk free interest rate	4.73% to 5.25%	4.56% to 4.99%
Expected volatility	73% to 80%	79% to 83%
Expected dividends	0	0
Expected life	3 years	3 years

The range of exercise prices for options outstanding at the year end was 10.0p to 244.0p (2006: 10.0p to 244.0p).

SUPERSCAPE GROUP PLC

23.    SHARE BASED PAYMENTS (Continued)

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movement in, share options during the year.

	2007	2007	2006	2006
	No. '000	WAEP	No. '000	WAEP
Outstanding as at 1 February	16,158	36.39p	14,608	39.64p
Granted during year	7,315	13.44p	2,816	23.63p
Lapsed during year	4,551	21.35p	571	84.05p
Exercised during year	1,030	11.28p	695	13.69p

Outstanding at 31 January	17,892	28.09p	16,158	36.39p

Exercisable at 31 January	10,088	38.15p	8,781	48.33p

The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumptions that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

24.    CONTINGENT LIABILITIES

The directors are not aware of any contingent liability concerning the business of the Group.

25.    RELATED PARTY TRANSACTIONS

The directors' beneficial interests in the ordinary shares of the company are described in the directors' remuneration report.

Compensation of key management personnel of the Group.

	2007	2006
	£000	£000
Short-term employee benefits	476	477
Employee termination benefits	318	—
Share based payments	33	75

Total compensation paid to key management personnel	827	552

26.    POST BALANCE SHEET EVENT

Following commercial agreement in principle subsequent to 31 January 2007, the Group entered into a sublease regarding one floor of its vacated office facilities located in Hook, Hampshire.

As a result, the exceptional provision recorded in connection with the 2006 half year results has been revised to reflect this agreement.

APPENDIX IV

ADDITIONAL INFORMATION

1.     Responsibility

(a)
The Glu Directors, whose names are set out in paragraph 2(a), accept responsibility for the information contained in this document, other than that relating to the Superscape Group, the Superscape Directors and their immediate families, related trusts and any other person in whose interests in relevant securities the Glu Directors are taken to be interested pursuant to Part 22 of the Companies Act 2006. To the best of the knowledge and belief of the Glu Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)
The Superscape Directors, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Superscape Group, the Superscape Directors and their immediate families, related trusts and any other person in whose interests in relevant securities the Superscape Directors are taken to be interested pursuant to Part 22 of the Companies Act 2006 (save in each case for information on Glu's future plans for the Superscape Group). To the best of the knowledge and belief of the Superscape Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.     Directors

(a)
Glu

  The names of the Glu Directors and their respective functions are as follows:

Name	Position
L Gregory Ballard	President, Chief Executive Officer and Director
Daniel L Skaff	Director
Ann Mather	Director
William J Miller	Director
Richard A Moran	Director
Hany M Nada	Director
A Brooke Seawell	Director
Sharon L Wienbar	Director

  The business address of each of the Glu Directors is 1800 Gateway Drive, Second Floor, San Mateo, California, 94404, which is also the registered office and principal place of business of Glu.

(b)
Superscape

  Superscape is a public limited company incorporated under the laws of England & Wales with registered number 02869780.

  The names of the Superscape Directors and their respective functions are as follows:

Name	Position
Larry A Quinn	Non-Executive Chairman
Kevin J Roberts	Chief Executive Officer
Dave Goodman	Chief Financial Officer
David G Lee	Non-Executive Director
Peter Magowan	Non-Executive Director
Michael Inglis	Non-Executive Director
Thomas Frangione	Non-Executive Director

  The business address of each of the Superscape Directors is 131 Calle Iglesia, Suite 200, San Clemente, CA 92672 United States, which is also the principal place of business of Superscape. The registered office of Superscape is 12 Plumtree Court, London, EC4A 4HT, United Kingdom.

3.     Glu

  Glu was incorporated on 16 May 2001 in the State of Nevada, USA.

4.     Market quotations

  The following table shows the Closing Price of a Superscape Share for the first Business Day in each of the six months immediately prior to the date of this document, and for 28 November 2007 (being the last Business Day before the commencement of the Offer Period), and for the latest available date before the posting of this document:

Date	Share price (pence)
24 January 2008	9.63
2 January 2008	7.98
3 December 2007	8.20
28 November 2007	6.60
1 November 2007	4.55
1 October 2007	4.95
3 September 2007	8.15
1 August 2007	7.06

5.     Shareholdings and dealings

  For the purposes of this paragraph 5:

  (i)
  acting in concert has the meaning attributed to it in the Code;

  (ii)
  arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

  (iii)
  associate means:

  (A)
  the subsidiaries, fellow subsidiaries and associated companies of Glu or, as the case may be, Superscape and companies of which any such subsidiaries or associated companies are associated companies (for this purpose, ownership or control of 20 per cent. or more of the equity share capital of a company is the test of associated company status) (a paragraph 1 associate);

  (B)
  connected advisers, and persons controlling, controlled by or under the same control as such connected advisers;

  (C)
  the Glu Directors, the Superscape Directors or the directors of any company covered in (A) above (together, in each case, with their close relatives and related trusts);

  (D)
  the pension funds of Glu or Superscape or of any company covered in (A) above;

  (E)
  any investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts;

  (F)
  an employee benefit trust of Glu or Superscape or any company covered in (A) above; and

  (G)
  a company having a material trading arrangement with Glu or Superscape;

  (iv)
  connected adviser has the meaning attributed to it in the Code;

  (v)
  connected person means any person whose interests in shares the relevant director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations;

  (vi)
  control means a holding or aggregate holdings of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective to whether the holding or aggregate holdings gives de facto control;

  (vii)
  dealing or dealt includes:

  (A)
  acquiring or disposing of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to relevant securities, or of general control of relevant securities;

    (B)
    taking, granting, acquiring, disposing of, entering into, closing out, terminating, exercising or varying an option in respect of any relevant securities;

    (C)
    subscribing or agreeing to subscribe for relevant securities;

    (D)
    exercising or converting any relevant securities carrying conversion or subscription rights;

    (E)
    acquiring, disposing of, entering into, closing out, exercise of any rights under, or varying, a derivative referenced, directly or indirectly, to relevant securities;

    (F)
    entering into, terminating or varying the terms of any agreement to purchase or sell relevant securities; and

    (G)
    any other action resulting, or which may result, in an increase or decrease in the number of relevant securities in which a person is interested or in respect of which he has a short position;

  (viii)
  derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

  (ix)
  disclosure date means 24 January 2008 being the latest practicable date prior to the posting of this document;

  (x)
  disclosure period means the period commencing on 29 November 2006 (being the date 12 months prior to the commencement of the Offer Period) and ending on the disclosure date;

  (xi)
  exempt principal trader or exempt fund manager have the meanings attributed to them in the Code;

  (xii)
  being interested in relevant securities includes where a person:

  (A)
  owns relevant securities;

  (B)
  has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to relevant securities or has general control of them;

  (C)
  by virtue of any agreement to purchase, option or derivative, has the right or option to acquire relevant securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise;

  (D)
  is a party to any derivative whose value is determined by reference to its price and which results, or may result, in his having a long position in it; or

  (E)
  has long economic exposure, whether absolute or conditional, to changes in the price of those relevant securities (but a person who only has a short position in relevant securities is not treated as interested in those relevant securities);

  (xiii)
  relevant Superscape securities means:

  (A)
  Superscape Shares and any other securities of Superscape carrying voting rights;

  (B)
  equity share capital of Superscape;

  (C)
  any securities of Superscape carrying conversion or subscription rights into any securities listed in (A) or (B) above.

  (xiv)
  relevant Glu securities means:

  (A)
  Glu Shares and any other securities of Glu carrying voting rights;

  (B)
  equity share capital of Glu;

  (C)
  any securities of Glu carrying conversion or subscription rights into any securities listed in (A) or (B) above.

  (xv)
  relevant securities means relevant Superscape securities or relevant Glu securities, as appropriate;

  (xvi)
  short position means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; and

  (xvii)
  a disclosure made in respect of Superscape or Glu (as the case may be) includes details of all interests, short positions and borrowings of any other person whose interest in shares such director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations.

(a)
Interests in relevant Superscape securities

(i)
As at the close of business on the disclosure date, the Superscape Directors were interested in the following relevant Superscape securities (excluding options which are disclosed in paragraph (ii) below):

Name	Number of Superscape Shares
Larry A Quinn	333,900
Kevin J Roberts	1,753,594
David G Lee	53,462
Michael Inglis	10,170
Peter Magowan	178,572
  (ii)
  As at the close of business on the disclosure date, the following options or awards over Superscape Shares have been granted to the following Superscape Directors under the Superscape Share Option Schemes and remain outstanding:

Name	Number of Superscape Shares under option	Date of grant	Exercise price per Superscape Share	Expiry date
Larry A Quinn	116,666	6 November 2003	£0.335	5 November 2013
Kevin J Roberts	338,667 97,500 169,333 32,500 2,301,474 10,833 500,000 2,000,000 300,000 32,500 36,500	16 December 1999 1 August 2000 17 December 2001 2 August 2002 20 May 2003 29 October 2003 7 January 2004 3 August 2006 17 March 1999 1 August 2000 17 December 2001	£2.415 £2.44 £0.23 £0.24 £0.10 £0.325 £0.33 £0.15 £1.335 £2.44 £0.23	15 December 2009 31 July 2010 16 December 2011 1 August 2012 19 May 2013 28 October 2013 6 January 2014 2 August 2016 16 March 2009 31 July 2010 16 December 2011
David G Lee	13,333 4,444	2 August 2002 29 October 2003	£0.24 £0.325	1 August 2012 28 October 2013
Michael Inglis	13,334	7 January 2004	£0.33	6 January 2014
Peter Magowan	13,333	29 October 2003	£0.325	28 October 2013
Dave Goodman	1,000,000	20 October 2006	£0.1525	19 October 2016
(b)
Interests in relevant Glu securities

  As at the close of business on the disclosure date:

  (i)
  Superscape held no interest in or right to subscribe for relevant Glu securities or any short position in relation to relevant Glu securities; and

  (ii)
  the Superscape Directors held no interest in or right to subscribe for relevant Glu securities or any short position in relation to relevant Glu securities.

(c)
Dealings in relevant Glu securities

  During the period between the start of the Offer Period and the disclosure date:

  (i)
  there were no dealings in relevant Glu securities by Superscape; and

  (ii)
  there were no dealings in relevant Glu securities by the Superscape Directors.

(d)  General

As at the close of business on the disclosure date, save as disclosed in this paragraph 5:

  (i)
  Glu did not have an interest in or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, and nor had it dealt in any relevant Superscape securities during the disclosure period;

  (ii)
  the Glu Directors did not have an interest in or a right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the disclosure period;

  (iii)
  no person acting in concert with Glu had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the disclosure period;

  (iv)
  no person with whom Glu or any person acting in concert with Glu has any arrangement, had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the disclosure period;

  (v)
  none of the Superscape Directors had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (vi)
  no paragraph 1 associate of Superscape had any interest in, or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (vii)
  no pension fund of Superscape or of a paragraph 1 associate of Superscape had any interest in, or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (viii)
  no employee benefit trust of Superscape or of a paragraph 1 associate of Superscape had any interest in, or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (ix)
  no connected adviser to Superscape or to a paragraph 1 associate of Superscape or to a person acting in concert with Superscape, nor any person controlling, controlled by or under the same control as any such connected adviser (except for an exempt principal trader or exempt fund manager) had any interest in, or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (x)
  no person who has an arrangement with Superscape or with an associate of Superscape (which for these purposes is an associate of Superscape by virtue of paragraphs (A), (B), (C) and (D) of the definition of associate) had any interest in, or right to subscribe for, or had any short position in relation to, any relevant Superscape securities, nor had any such person dealt in any relevant Superscape securities during the period between the start of the Offer Period and the disclosure date;

  (xi)
  neither Superscape nor any person acting in concert with Superscape had borrowed or lent any relevant Superscape securities, save for any borrowed shares which have either been on-lent or sold;

  (xii)
  neither Glu nor any person acting in concert with Glu had borrowed or lent any relevant Superscape securities, save for any borrowed shares which have either been on-lent or sold;

  (xiii)
  Superscape has not redeemed or purchased any relevant Superscape securities during the disclosure period;

  (xiv)
  there were no arrangements which existed between Superscape or any associate of Superscape and any other person relating to any relevant Superscape securities; and

  (xv)
  there were no arrangements which existed between Glu or any person acting in concert with Glu, and any other person relating to any relevant Superscape securities.

6.     Irrevocable undertakings

(a)
Irrevocable undertakings to accept the Offer have been given by the following Superscape Shareholders in respect of the following Superscape Shares:

(i)
Gartmore Investment Limited, in respect of 27,604,204 Superscape Shares; and

(ii)
ARM Holdings plc, in respect of 14,781,850 Superscape Shares.

  The undertaking set out above at (a)(i) will cease if:

  •
  the Offer lapses or is withdrawn; or

  •
  a third party makes or announces an offer to acquire the entire issued and to be issued ordinary share capital of Superscape on terms which represent a value which is at least 20 per cent. higher than the value of the Offer.

  The undertaking set out above at (a)(ii) will cease if:

  •
  the Offer lapses or is withdrawn; or

  •
  a third party makes or announces an offer to acquire the entire issued and to be issued ordinary share capital of Superscape on terms which represent a value which is at least 10 per cent. higher than the value of the Offer.

(b)
The Superscape Directors have given irrevocable undertakings to accept the Offer in respect of their entire beneficial holdings of Superscape Shares which are as follows:

(i)
Larry A Quinn, in respect of 333,900 Superscape Shares;

(ii)
Kevin J Roberts, in respect of 1,753,594 Superscape Shares;

(iii)
David Lee, in respect of 53,462 Superscape Shares;

(iv)
Peter Magowan, in respect of 178,572 Superscape Shares; and

(v)
Michael Inglis, in respect of 10,170 Superscape Shares.

  The undertakings set out above at (b) will cease if the Offer lapses or is withdrawn.

  All of the undertakings to accept the Offer referred to in this paragraph (b) are binding in the event of a competing offer being made for Superscape.

(c)
Universities Superannuation Scheme has provided a non-binding letter of intent to accept the Offer in respect of 17,470,478 Superscape Shares which falls away in the event of a higher competing offer for Superscape.

7.     Material contracts of Superscape

  Save as otherwise disclosed in this document, since 29 November 2005 (being the date two years before the commencement of the Offer Period), no member of the Superscape Group has entered into any contract, otherwise than in the ordinary course of business, which is or may be material.

8.     Material contracts of Glu

  Save as otherwise disclosed in this document, since 29 November 2005 (being the date two years before the commencement of the Offer Period), no member of the Glu Group has entered into any contract, otherwise than in the ordinary course of business, which is or may be material.

9.     Service contracts and letters of appointment

(a)
The following Superscape Directors have entered into service contracts with the Superscape Group as follows:

Name	Employer company	Effective date	Expiry date	Notice period	Current annual remuneration
Kevin J Roberts	Superscape	1 July 1999	See Note 1	12 months See Note 3	US$	290,000
Dave Goodman	Superscape Inc.	15 October 2006	See Note 1	See Note 2	US$	280,000

Note 1: Term is continuous subject to the notice period

Note 2: Superscape Inc is entitled to terminate the service contract immediately for cause, or otherwise on 30 days notice. Dave Goodman can terminate the service contract either on 3 months or, if for 'good reason', 60 days notice.

Note 3: Kevin J Roberts' service contract can be terminated immediately in certain circumstances including if he ceases to be a director.

(b)
In circumstances where Dave Goodman's service contract is terminated by Superscape Inc. without cause, by reason of disability or is terminated by Dave Goodman for 'good cause', or is terminated within 12 months of a 'change of control' (as defined therein) Dave Goodman is entitled to a severance package. Such severance package includes (a) reimbursement of documented, unreimbursed expenses; (b) a prorated annual bonus (if any); (c) a payment equal to 12 months of his base salary at the final rate of compensation; and (d) payment of the premiums required to continue Dave Goodman's group health care coverage for a period of 12 months or until Dave Goodman is eligible to receive such benefits coverage from a new employer.

(c)
Other than as disclosed in paragraph (b) above, there are no provisions for compensation upon early termination of the service contracts for Kevin J Roberts and Dave Goodman. There are no commission or profit-sharing arrangements.

(d)
The following Superscape Directors are each entitled to receive, whether under their service contracts or otherwise, the following non-pensionable benefits:

(i)
Kevin J Roberts' principal place of work is San Clemente, United States. Kevin J Roberts is entitled to an annual bonus equal to 40% of his base salary subject to satisfaction of the incentive compensation goals and criteria as determined by the remuneration committee of Superscape dependent on personal and group performance measured in accordance with criteria specified by the remuneration committee of Superscape. Kevin J Roberts is entitled to participate in such private health plan as the Superscape Group may from time to time operate. In addition, Kevin J Roberts is entitled to a monthly car allowance of US$1,200 and reimbursement of the cost of fuel for both private and business use. Kevin J Roberts is also entitled to two return business class tickets per annum for the use by his spouse whilst accompanying him on business trips, in addition Kevin J Roberts can travel business class on any airline flight in the performance of his duties. Kevin J Roberts is entitled to reimbursement of all membership fees and dues paid to the Pacific Country Club, San Clemente, California (or such similar club of which Kevin J Roberts may be a member) up to a maximum of US$1,200 per month. Kevin J Roberts is also entitled to full sick pay for up to a maximum of 125 working days in aggregate in any 12 consecutive months. Kevin J Roberts' service contract provides that payment by Superscape in lieu of notice of termination is at Superscape's discretion.

(ii)
Dave Goodman's principal place of work is San Clemente, United States. Dave Goodman is entitled to an annual bonus equal to 40% of his base salary subject to satisfaction of the incentive compensation goals and criteria as determined by the remuneration committee of Superscape. Dave Goodman is entitled to receive customary benefits. Dave Goodman currently benefits from life insurance, medical and dental insurance, a short-term and long-term disability plan and a vision plan. In addition Dave Goodman is entitled to a monthly car allowance of US$1,200. Dave Goodman is also entitled to the benefits of a term life insurance policy in an amount of two times his current base salary.

(e)
There have been no replacements or amendments to the service contracts for Kevin J Roberts or Dave Goodman during the six months prior to the date of this document.

(f)
The following Superscape Directors have letters of appointment with Superscape as follows:

(i)
Larry A Quinn's letter of appointment is for an initial period of three years commencing on 1 November 2006. The appointment is terminable by either party on three months' written notice. A fee of £55,000 per annum is payable to Larry A Quinn pursuant to the letter of appointment on the basis that he is expected to devote two days per month to Superscape's business. In addition Larry A Quinn is entitled to be reimbursed for all reasonable and properly incurred expenses in carrying out his duties pursuant to the appointment. Continuation of the appointment is subject to re-election at Superscape's annual general meetings.

(ii)
David G Lee's letter of appointment is for an initial period of three years commencing on 2 May 2006. The appointment is terminable by either party on three months' written notice. A fee of £22,000 per annum is payable to David G Lee pursuant to the letter of appointment on the basis that he is expected to devote two days per month to Superscape's business. In addition David G Lee is entitled to be reimbursed for all reasonable and properly incurred expenses in carrying out his duties pursuant to the appointment. Continuation of the appointment is subject to re-election at Superscape's annual general meetings.

(iii)
Peter Magowan's letter of appointment is for an initial period of three years commencing on 2 May 2006. The appointment is terminable by either party on three months' written notice. A fee of £22,000 per annum is payable to Peter Magowan pursuant to the letter of appointment on the basis that he is expected to devote two days per month to Superscape's business. In addition Peter Magowan is entitled to be reimbursed for all reasonable and properly incurred expenses in carrying out his duties pursuant to the appointment. Continuation of the appointment is subject to re-election at Superscape's annual general meetings.

(iv)
Michael Inglis' letter of appointment is for an initial period of three years commencing on 15 July 2006. The appointment is terminable by either party on three months' written notice. A fee of £22,000 per annum is payable to Mr Inglis pursuant to the letter of appointment on the basis that he is expected to devote two days per month to Superscape's business. In addition Mr Inglis is entitled to be reimbursed for all reasonable and properly incurred expenses in carrying out his duties pursuant to the appointment. Continuation of the appointment is subject to re-election at Superscape's annual general meetings.

(v)
Thomas Frangione's letter of appointment is for an initial period of three years commencing on 18 October 2006. The appointment is terminable by either party on three months' written notice. A fee of US$40,000 per annum is payable to Thomas Frangione pursuant to the letter of appointment on the basis that he is expected to devote two days per month to Superscape's business. In addition Thomas Frangione is entitled to be reimbursed for all reasonable and properly incurred expenses in carrying out his duties pursuant to the appointment. Continuation of the appointment is subject to re-election at Superscape's annual general meetings.

(g)
There are no provisions for compensation upon early termination of the letters of appointment for Larry A Quinn, David G Lee, Peter Magowan, Michael Inglis or Thomas Frangione. There are also no commission or profit-sharing arrangements.

10.   Bases of calculations and sources of information

(a)
The value attributed to the existing issued share capital of Superscape is based upon the entire issued number of Superscape Shares on the disclosure date (being the latest practicable date prior to the posting of this document).

(b)
Unless otherwise stated, the financial information concerning Superscape has been extracted from the Superscape Annual Report and Accounts 2007.

(c)
Unless otherwise stated, the financial information concerning Glu has been extracted, without material adjustment, from the audited consolidated financial statements of Glu for the year ended 31 December 2006.

(d)
Superscape Share prices have been derived from the Daily Official List and represent closing middle market prices on the relevant date. The premium to the average Closing Price for the one month ended 28 November 2007, being the last Business Day prior to the commencement of the Offer Period, is calculated using share price information from Datastream.

(e)
References to a percentage of Superscape Shares are based on the number of Superscape Shares in issue as set out in (a) above.

11.   Break fee letter

(a)
Superscape and Glu entered into a mutual break fee letter (with the consent of the Panel) dated 10 December 2007 pursuant to which Superscape agreed to pay to Glu a break fee of £179,997.50 (inclusive of any VAT unless recoverable) (the Break Fee), on the first to occur of any of the following events:

(i)
Superscape's Directors withdraw or modify their recommendation of the Offer in a manner adverse to Glu and thereafter the Offer lapses or is withdrawn in accordance with its terms; or

(ii)
before the Offer lapses or is withdrawn in accordance with its terms: (i) a Competing Offer is recommended by the Superscape Directors or (ii) a definitive agreement is executed with a third party (other than Glu or any of its Associates or any person acting in concert with Glu) which is consummated and results in the sale of all or substantially all of the assets of Superscape and as a result the Offer lapses or is withdrawn in accordance with its terms.

(b)
However, Superscape will not be liable to pay the Break Fee if, prior to the occurrence of any of the events set out in paragraph (a) above, either Glu is no longer willing or able to proceed with the Offer or the reverse break fee as set out in paragraph (d) below is payable.

(c)
For the purpose of this paragraph 11, Competing Offer means a takeover offer pursuant to section 974 of the Companies Act 2006 by or on behalf of a third party (other than Glu or any of its Associates or any person acting in concert with Glu) or a scheme of arrangement pursuant to section 425 of the Companies Act 1985 between Superscape and all or some of its members where the effect of such scheme is to vest the entire issued share capital of Superscape in a third party (other than Glu or any of its Associates or any person acting in concert with Glu).

(d)
Glu has also agreed to pay Superscape a reverse break fee of a sum equal to one per cent. of the Offer value if the Offer lapses or is withdrawn as a result of a failure to satisfy any of the conditions of the Offer which are substantially in the control of Glu or the shareholders of Glu.

(e)
Nothing in the break fee letter obliges Superscape to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

12.   Major shareholders

In so far as is known to Glu the persons included in the table below are interested directly or indirectly in 5 per cent. or more of the outstanding common stock of Glu.

Name:	Percentage of outstanding common stock
New Enterprise Associates	16.37%
Columbia Management Advisors, Inc.	8.29%
Globespan Capital Partners	6.48%
Stephens Investment Management LLC	5.96%

13.   Other information

(a)
Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Glu or any party acting in concert with Glu and any of the directors, recent directors, shareholders or recent shareholders of Superscape having any connection with or dependence upon the Offer.

(b)
Glu will finance the Offer from the Glu Group's existing cash resources. Glu does not intend that the payment of interest on, the repayment of or the security for, any current liability of Glu (contingent or otherwise) will depend to any significant extent on the business of Superscape.

(c)
No agreement, arrangement or understanding exists whereby any Superscape Shares acquired in pursuance of the Offer will be transferred to any other person, save that Glu reserves the right to transfer any Superscape Shares to any of its subsidiaries.

(d)
Close Brothers has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which they appear.

(e)
Lazard has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

(f)
Save as disclosed in this document, including in particular, the Superscape Interim Results 2007 and the Superscape Annual Report and Accounts 2007, there has been no known material change in the financial or trading position of Superscape since 31 January 2007, the date to which the latest audited accounts for Superscape were published.

(g)
Save as disclosed in this document, there has been no known material change in the financial or trading position of Glu since 31 December 2006, the date to which the latest audited accounts for Glu were published.

(h)
Except with the consent of the Panel, settlement of the consideration to which any Superscape Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Glu may otherwise be, or claim to be, entitled against such Superscape Shareholder.

14.   Financial and trading prospects

  The rules governing takeovers in the United Kingdom require Glu to include in the Offer Document a statement regarding its financial and trading prospects. On 1 November 2007, Glu provided the following business outlook for the calendar year ending 31 December 2008:

      "•  GAAP revenue is expected to be between $80 million and $85 million

  •
  GAAP net loss is expected to be between US$(1.2) million and US$(3.8) million, or between US$(0.04) to US$(0.13) per basic share; weighted average common shares outstanding for the calendar year 2008 are expected to be approximately 29.5 million basic and 32.0 million diluted.

  •
  Non GAAP net income is expected to be between US$3.7 million and US$6.3 million, or between US$0.12 and US$0.20 per diluted share, which excludes US$1.2 million for amortization of intangibles and approximately US$6.4 million of anticipated stock based compensation."

  Subsequent to providing this outlook, Glu completed the acquisition of Beijing Zhangzhong MIG Information Technology Co. Ltd. (MIG) on 20 December 2007. When Glu initially announced that it had agreed to acquire MIG on 29 November 2007, Glu stated that it expected the MIG acquisition to be accretive to 2008 non GAAP earnings; that Glu anticipated that the acquisition will be dilutive to 2008 GAAP earnings due to the impact of non cash amortization of intangibles and, potentially, transaction based compensation charges. The full impact of the MIG acquisition on Glu in 2008 is still being evaluated given purchase accounting rules and other deal charges, and the above outlook could change when such analysis has been completed. Subject to the foregoing, Glu reaffirms the above guidance for the financial year ending 31 December 2008.

  The above outlook constitutes a forward-looking statement. Actual results may be materially different than those forecast above and are affected by many factors, such as consumer demand for mobile entertainment; carriers' and distributors' marketing to consumers; carriers' maintaining their networks and provisioning systems to enable consumer purchases; the loss of key carrier customers; the impact of the acquisition of Superscape if the transactions contemplated by the Offer are consummated; risks relating to the integration of the business of MIG (and the business of Superscape if the Offer is consummated) including unforeseen operating difficulties and expenditures arising from such acquisitions; employee retention; development delays on Glu's products; competition in the industry; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in Glu's SEC filings. This list is not exhaustive of the factors that may affect the forward looking information. These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking information. Please refer to Glu's most recent Quarterly Report on Form 10-Q filed with the SEC for a list of the risk factors that may affect Glu's results and operations at www.glu.com or www.sec.gov.

  For the purposes of this paragraph 14, all references to GAAP are to US GAAP.

15.   Documents available for inspection

  Copies of the following documents will be available for inspection at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AO, United Kingdom, during usual business hours on any week day (Saturdays, Sundays and public holidays excepted) while the Offer remains open for acceptance:

  (a)
  the Certificate of Incorporation and Bylaws of Glu;

  (b)
  the Memorandum and Articles of Association of Superscape;

  (c)
  the published audited consolidated accounts of Glu for the last two financial years ended 31 December 2005 and 31 December 2006;

  (d)
  the published audited consolidated accounts of Superscape for the last two financial years ended 31 January 2006 and 31 January 2007 and the unaudited interim results for the six months ended 31 July 2007;

  (e)
  the service contracts and letters of appointment for the Superscape Directors referred to in paragraph 9 of this Appendix IV;

  (f)
  the written consents referred to in paragraph 13 of this Appendix IV;

  (g)
  the irrevocable undertakings and letter of intent to accept the Offer referred to in paragraph 6 of this Appendix IV;

  (h)
  the break fee letter referred to in paragraph 11 of this Appendix IV;

  (i)
  agreement between Glu and Maverick Acquisition Corp. relating to the acquisition of Beijing Zhangzhong MIG Information Technology Co. Ltd dated 28 November 2007;

  (j)
  agreement relating to Glu's acquisition of iFone Holdings Limited dated 29 March 2006;

  (k)
  the Form S-1 filed by Glu with the SEC on 19 March 2007;

  (l)
  the Form 10-Q filed by Glu with the SEC on 14 November 2007;

  (m)
  the Form 8-K filed by Glu with the SEC on 5 December 2007 and 20 December 2007; and

  (n)
  this document and the Form of Acceptance.

  25 January 2008

APPENDIX V

DEFINITIONS

Announcement	the announcement dated 23 January 2008 made by the Glu Directors and the Superscape Directors and whereby Glu announced its firm intention to make the Offer
Associates
in respect of the relevant entity, any parent undertaking or subsidiary undertaking of that entity (each as defined in section 1162 of the Companies Act 2006), or any subsidiary undertaking of any such parent undertaking
Australia	the Commonwealth of Australia, its states, territories and possessions
Board	the board of directors of Glu or Superscape (as the case may be)
Business Day	any day, other than a Saturday, Sunday or public or bank holiday, on which banks are generally open for business in the City of London
Canada	Canada, its provinces, territories and all areas subject to its jurisdiction and any political sub-division thereof
Capita Registrars	a trading name of Capita Registrars Limited
certificated or in certificated form	a Superscape Share which is not in uncertificated form
Close Brothers	Close Brothers Corporate Finance Limited
Closing Price	the closing middle market price of a Superscape Share on a particular day as derived from the Daily Official List
Code	the Code on Takeovers and Mergers
CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)
CREST Manual	the CREST manual issued by CREST dated May 1996
CREST member	a person who has been admitted by Euroclear as a system-member (as defined in the Regulations)
CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)
CREST payment	shall have the meaning given in the CREST Manual
CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor
CREST sponsored member	a CREST member admitted to CREST as a sponsored member
Daily Official List	the daily official list of the London Stock Exchange
Datastream	Thomson Datastream
Electronic Acceptance	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document
ESA instruction	an Escrow Agent Adjustment Input (AESN), transaction type "ESA" (as described in the CREST Manual)
Escrow Agent	Capita Registrars
Euroclear	Euroclear UK & Ireland Limited, the operator of CREST

Form of Acceptance	the form of acceptance and authority relating to the Offer which accompanies this document
Glu	Glu Mobile Inc.
Glu Directors	the directors of Glu
Glu Group	Glu and its subsidiary undertakings
Glu Shares	common stock of US$0.0001 par value per share in the capital of Glu
HMRC	HM Revenue & Customs
holding company, subsidiary, subsidiary undertaking, associated undertaking and undertaking	have the meanings given by the Companies Act 2006 and substantial interest means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking
IFRS	International Financial Reporting Standards
Japan	Japan, its cities and prefectures, territories and possessions
Lazard	Lazard Frères & Co. LLC and Lazard & Co., Limited
Listing Rules	the Listing Rules of the UK Listing Authority
London Stock Exchange	London Stock Exchange plc
member account ID	the identification code or number attached to any member account in CREST
Offer
the offer being made by Glu to acquire the entire issued and to be issued share capital of Superscape on the terms and subject to the conditions set out in this document and the Form of Acceptance (including where the context so requires, any subsequent revision, variation, extension or renewal of such offer)
Offer Period	the period which commenced on 29 November 2007, being the date of the announcement by Superscape that it was in preliminary discussions that may or may not lead to an offer being made for Superscape
Official List	the official list maintained by the UK Listing Authority
Panel	the Panel on Takeovers and Mergers
participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant
Pounds Sterling or £	UK pounds sterling (and references to "pence" shall be construed accordingly)
Receiving Agent	Capita Registrars
Regulations	Uncertificated Securities Regulations 2001, as amended
Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules from time to time
Russia	the Russian Federation
SEC	the United States Securities and Exchange Commission
Securities Act	United States Securities Act of 1933, as amended
Superscape	Superscape Group plc
Superscape Annual Report and Accounts 2007	the audited annual consolidated financial statements of the Superscape Group for the financial year ended 31 January 2007

Superscape Annual Report and Accounts 2005	the audited annual consolidated financial statements of the Superscape Group for the financial year ended 31 January 2005
Superscape Board or Superscape Directors	the directors of Superscape
Superscape Group	Superscape and its subsidiary undertakings
Superscape Interim Results 2007	the unaudited consolidated financial statements of the Superscape Group for the six month period ended 31 July 2007
Superscape Option Holders	the participants in the Superscape Share Option Schemes
Superscape Share Option Schemes	the Executive Share Option Scheme, the 1999 Performance Related Stock Incentive Plan and the US Stock Option Plan
Superscape Shareholders	the holders of Superscape Shares
Superscape Shares
the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Superscape and any further such shares which are unconditionally allotted or issued fully paid prior to the date that the Offer lapses or becomes wholly unconditional (or such earlier date as Glu may, with the Panel's consent and subject to the Code, decide)
TFE instruction	a transfer from escrow instruction (as described in the CREST Manual)
TTE instruction	a transfer to escrow instruction (as described in the CREST Manual)
UK Listing Authority	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000
uncertificated or in uncertificated form	a Superscape Share which is for the time being recorded on the register of members of Superscape as being held in uncertificated form
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland
United States or USA	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia and all other areas subject to its jurisdiction
US Dollar or US$	United States dollar (and references to "cent" shall be construed accordingly)
US GAAP	generally accepted accounting principles in the US
Wider Glu Group	Glu and its subsidiary undertakings, associated undertakings and any other undertakings in which Glu and such undertakings (aggregating their interest) have a substantial interest
Wider Superscape Group	Superscape and its subsidiary undertakings, associated undertakings and any other undertakings in which Superscape and such undertakings (aggregating their interests) have a substantial interest

QuickLinks

  Exhibit 2.01
CONTENTS
PART I LETTER FROM THE NON-EXECUTIVE CHAIRMAN OF SUPERSCAPE GROUP PLC
PART II LETTER FROM THE PRESIDENT AND CEO OF GLU MOBILE INC.
APPENDIX I CONDITIONS TO AND FURTHER TERMS OF THE OFFER PART A: CONDITIONS OF THE OFFER
PART B: FURTHER TERMS OF THE OFFER
PART C: FORM OF ACCEPTANCE
PART D: ELECTRONIC ACCEPTANCE
APPENDIX II FINANCIAL INFORMATION RELATING TO GLU
PART A: FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER, 31 2006
GLU MOBILE INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
GLU MOBILE INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
GLU MOBILE INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
PART B: FINANCIAL INFORMATION FOR THE QUARTERLY PERIOD ENDED 30 September 2007 GLU MOBILE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except per share data)
GLU MOBILE INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except per share data)
GLU MOBILE INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)
PART C: FINANCIAL INFORMATION FOR THE QUARTERLY PERIOD ENDED 30 SEPTEMBER 2007
  Item 1.01. Entry into a Material Definitive Agreement dated November 28, 2007.
  Item 2.01 Completion of Acquisition or Disposition of Assets dated December 20, 2007
APPENDIX III FINANCIAL INFORMATION RELATING TO SUPERSCAPE
PART A: SUPERSCAPE INTERIM RESULTS FOR THE SIX MONTHS ENDED 31 JULY 2007 AND 2006 CONSOLIDATED INCOME STATEMENT FOR THE SIX MONTHS ENDED 31 JULY 2007
SUPERSCAPE GROUP PLC CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENDITURE FOR THE SIX MONTHS ENDED 31 JULY 2007 AND 2006
SUPERSCAPE GROUP PLC CONSOLIDATED BALANCE SHEET AS AT 31 JULY 2007, 31 JANUARY 2007 AND 31 JULY 2006
SUPERSCAPE GROUP PLC CONSOLIDATED CASH FLOW STATEMENT FOR THE SIX MONTHS ENDED 31 JULY 2007 AND 31 JULY 2006
SUPERSCAPE GROUP PLC
SUPERSCAPE GROUP PLC PART B: SUPERSCAPE FINANCIAL INFORMATION FOR THE THREE YEARS ENDED 31 JANUARY 2007, 2006 AND 2005 CONSOLIDATED INCOME STATEMENT FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005
SUPERSCAPE GROUP PLC CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENDITURE FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005
SUPERSCAPE GROUP PLC CONSOLIDATED BALANCE SHEET AS AT 31 JANUARY 2007 and 2006
SUPERSCAPE GROUP PLC CONSOLIDATED CASH FLOW STATEMENT FOR THE YEARS ENDED 31 JANUARY 2007, 2006 and 2005
SUPERSCAPE GROUP PLC
SUPERSCAPE GROUP PLC
SUPERSCAPE GROUP PLC
SUPERSCAPE GROUP PLC
APPENDIX IV ADDITIONAL INFORMATION
APPENDIX V DEFINITIONS